UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

LINCOLN ELECTRIC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. (Lincoln), which will be held at 11:30 a.m., local time, on Thursday, April 26, 2012 at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio. A map showing the location of the Annual Meeting is printed on the outside back cover of the proxy statement.

Enclosed with this letter are the Annual Meeting notice, proxy statement, proxy card and an envelope in which to return the proxy card. Also enclosed is a copy of the Annual Report. The Annual Report and proxy statement contain important information about Lincoln, as well as our Board of Directors and executive officers. Please read these documents carefully.

If you are a registered holder of shares of Lincoln common stock or a participant in The Lincoln Electric Company Employee Savings Plan (401(k) plan), as a convenience to you and as a means of reducing costs, you may choose to vote your proxy electronically using the Internet or a touch-tone telephone instead of using the conventional method of completing and mailing the enclosed proxy card. Electronic proxy voting is permitted under Ohio law and our Amended and Restated Code of Regulations. You will find instructions on how to vote electronically in the proxy statement and on the proxy card. Having the freedom to vote by means of the Internet, telephone or mail does not limit your right to attend or vote in person at the Annual Meeting, if you prefer. If you plan to attend the Annual Meeting, please check the attendance box on the enclosed proxy card, or when prompted if you cast your vote over the Internet or by telephone.

We look forward to seeing you at the Annual Meeting.

Sincerely,

John M. Stropki, Jr.

Chairman, President and Chief Executive Officer

Lincoln Electric Holdings, Inc.

March 23, 2012

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. will be held at 11:30 a.m., local time, on Thursday, April 26, 2012, at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio. Shareholders will be asked to vote on the following proposals:

(1)	Election of four Directors, each to hold office until the 2015 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

(2)	Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2012;

(3)	To approve, on an advisory basis, the compensation of our named executive officers;

(4)	To re-approve the performance measures under our 2007 Management Incentive Compensation Plan (2007 MICP); and

(5)	Any other business properly brought before the meeting, or any postponement(s) or adjournment(s) of the meeting.

Shareholders of record as of the close of business on March 5, 2012, the record date, are entitled to vote at the Annual Meeting.

Frederick G. Stueber

Senior Vice President,

General Counsel and Secretary

March 23, 2012

Your Vote is Very Important – Please Vote Promptly

Whether or not you plan to attend the Annual Meeting, we recommend that you mark, date, sign and return promptly the enclosed proxy card in the envelope provided or you may vote your shares electronically either by telephone (1-800-690-6903) or over the Internet (www.proxyvote.com).

If your shares are not registered in your own name and you would like to attend the Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee or other nominee that holds the shares on your behalf.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2012.

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Annual Report, are available free of charge on the following website: www.lincolnelectric.com/proxymaterials.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2012

GENERAL INFORMATION

Who is soliciting proxies and why? Who is paying for the cost of this proxy solicitation?

The enclosed proxy is being solicited by our Board of Directors and we will pay the cost of the solicitation. Certain of our officers and other employees may also solicit proxies by telephone, letter or personal interview, but will not receive any additional compensation for these activities. In addition, we reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our common stock and obtaining their proxies. We will begin mailing this proxy statement on or about March 23, 2012.

If your shares are held in your name, in order to vote your shares you must either attend the Annual Meeting and vote in person or appoint a proxy to vote on your behalf. Because it would be highly unlikely that all shareholders would be able to attend the Annual Meeting, the Board recommends that you appoint a proxy to vote on your behalf, as indicated on the accompanying proxy card, or appoint your proxy electronically via telephone or the Internet.

How do we distribute materials to shareholders sharing the same address?

To reduce the expense of delivering duplicate voting materials to shareholders who share the same address, we have taken advantage of the “householding” rules enacted by the Securities and Exchange Commission (SEC). As long as we provide proper notice to such shareholders, these rules permit us to deliver only one set of voting materials to shareholders who share the same address, meaning only one copy of the Annual Report, proxy statement and any other shareholder communication will be sent to those households. Each shareholder will, however, receive a separate proxy card.

How do I obtain a separate set of communications to shareholders?

If you share an address with another shareholder and have received only one copy of the Annual Report, proxy statement or any other shareholder communication, you may request that we send a separate copy of these materials to you at no cost to you. For this meeting and for future Annual Meetings, you may request separate copies of these materials. You may also request that we send only one set of these materials to you if you are receiving multiple copies. You may make these requests by sending a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 St. Clair Avenue, Cleveland, Ohio 44117. You may also request separate copies of these materials for this meeting and for future Annual Meetings by calling Roy Morrow, our Director of Corporate Relations, at 216-383-4893.

Who may vote?

Record holders of shares of common stock of Lincoln Electric Holdings, Inc. as of the close of business on March 5, 2012, the record date, are entitled to vote at the Annual Meeting. On that date, 83,984,566 shares of our common stock were outstanding. Each share is entitled to one vote on each proposal brought before the meeting.

What is required for there to be a quorum at the Annual Meeting?

Holders of at least a majority of the shares of our common stock issued and outstanding on the record date (March 5, 2012) must be present, in person or by proxy, for there to be a quorum in order to conduct business at the meeting. Abstentions and broker non-votes (described below) will count for purposes of determining if there is a quorum.

What is the difference between holding shares as a shareholder of record and as a beneficial holder?

•

Shareholder of Record. If your shares are registered in your name with our transfer agent/registrar, Wells Fargo Bank, N.A., you are considered the shareholder of record and these proxy materials have been sent directly to you. You may vote in person at the meeting. You may also grant us your proxy to vote your shares by telephone, via the Internet or by mailing your signed proxy/voting instruction card in the postage-paid envelope provided. The card provides the voting instructions.

•

Beneficial Holder of Shares Held in “Street Name”. If your shares are held in a brokerage account, by a trustee, or by another nominee, then that other person/entity is considered the shareholder of record and the shares are considered held in “street name.” We sent these proxy materials to that other person/entity, and they have been forwarded to you with a voting instruction card. As the beneficial owner of the shares, you have the right to direct your broker, trustee or other nominee on how to vote and you are also invited to attend the meeting. However, if you are a beneficial holder, you are not the shareholder of record and you may not vote your street name shares in person at the meeting unless you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote them at the meeting. Please refer to the information your broker, trustee, or other nominee provided to see what voting options are available to you. If you have not heard from your broker or bank, please contact them as soon as possible.

What shares are included on the proxy card?

If you are both a registered shareholder of our common stock and a participant in The Lincoln Electric Company Employee Savings Plan (401(k) plan), you may have received one proxy card that shows all shares of our common stock registered in your name, including any dividend reinvestment plan shares, and all shares you have (based on the units credited to your account) under the 401(k) plan. Accordingly, your proxy card also serves as your voting directions to the 401(k) plan Trustee.

Please note, however, that unless the identical name(s) appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one proxy card and must vote each one separately. If your shares are held through a bank, broker, trustee or some other nominee, you will receive either a voting form or a proxy card from them, instructing you on how to vote your shares. This may also include instructions on telephone and electronic voting. If you are both a record holder of shares and a beneficial holder of additional shares, you will receive a proxy card(s) directly from us as well as a voting instruction card from your bank, broker or other nominee.

What is a broker non-vote and what effect does it have?

Brokers or other nominees who hold our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner. However, your broker or other nominee is not permitted to vote on your behalf on the election of directors (Proposal 1) and other non-routine matters (including Proposals 3 and 4) unless you provide specific voting instructions to them by completing and returning the voting instruction card sent to you or by following the instructions provided to you by your broker, trustee or nominee to vote your shares via telephone or the Internet.

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Therefore, if you hold your shares beneficially through a broker, trustee or other nominee, you must communicate your voting instructions to them to have your shares voted.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote (i.e., it will not be considered a vote “cast”) with respect to a particular proposal.

What proposals am I being asked to vote on and what vote is required to approve each proposal?

You are being asked to vote on four proposals on the proxy card:

•

Proposal 1 (Election of Directors) requests the election of four Directors. You can specify whether your shares should be voted for all, some or none of the nominees. Under Ohio law and our Articles of Incorporation, if a quorum is present, the Director nominees receiving the greatest number of votes will be elected (plurality). However, we have adopted a majority voting policy that is applicable in uncontested elections of Directors. This means that the plurality standard will determine whether a Director nominee is elected, but our majority voting policy will further require that the number of votes cast “for” a Director must exceed the number of votes “withheld” from that Director or the Director must submit his or her resignation. The Nominating and Corporate Governance Committee would then consider whether to accept or reject the resignation. Broker non-votes and abstentions will have no effect on the election of Directors and are not counted under our majority voting policy.

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Proposal 2 (Ratification of Independent Auditors) requests that shareholders ratify the appointment of Ernst & Young LLP as our independent auditors. You can specify whether you want to vote “for” or “against”, or abstain from voting for this proposal. Proposal 2 requires the affirmative vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter when a quorum is present. This means that the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. Votes on Proposal 2 that are marked “abstain” will have the same effect as votes “against” the proposal.

•

Proposal 3 (Advisory Vote on Executive Compensation) requests an advisory vote on our executive compensation. We make this request on an annual basis. You may vote “for” or “against’, or abstain from voting for this proposal. Although the vote is not binding on us, Proposal 3 requires the affirmative vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter when a quorum is present. This means that the number of votes cast “for” the proposal must exceed the number of votes “against” the proposal. Votes on Proposal 3 that are marked “abstain” will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the results of this proposal.

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Proposal 4 (Re-Approval of Performance Measures under our 2007 Management Incentive Compensation Plan (2007 MICP)) requests that the shareholders re-approve the performance measures under that plan. You may vote “for” or “against”, or abstain from voting for this proposal. Proposal 4 requires the affirmative vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter when a quorum is present. This means that the number of votes cast “for” the proposal must exceed the number of votes “against” the proposal. Votes on Proposal 4 that are marked “abstain” will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the results of this proposal.

The Board is asking for your vote on Proposal 3 pursuant to requirements under Section 14A of the Securities Exchange Act of 1934. Currently, advisory “Say on Pay” votes are scheduled to be held once every year, with the 2013 vote expected to occur at our 2013 Annual Meeting. The Directors do not know of any other matters that are to be presented at the meeting. If any other matters come before the meeting of which we failed to receive notice within the 30-day period from December 31, 2011 through January 30, 2012 (or that applicable laws otherwise would permit proxies to vote on a discretionary basis), it is intended that the persons authorized under solicited proxies will vote on the matters in accordance with their best judgment.

How do I vote?

Registered Holders

If your shares are registered in your name, you may vote in person or by proxy, in any ONE of the following ways.

•

Using a Toll-Free Telephone Number. After reading the proxy materials and with your proxy card in front of you, you may call the toll-free number 1-800-690-6903, using a touch-tone telephone. Have the information that is printed on your proxy card, in the box marked by the arrow available, and follow the instructions.

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Over the Internet. After reading the proxy materials and with your proxy card in front of you, you may use a computer to access the website www.proxyvote.com. Have the information that is printed on your proxy card, in the box marked by the arrow available, and follow the instructions.

•	By Mail. After reading the proxy materials, you may mark, sign and date your proxy card and return it in the enclosed prepaid and addressed envelope.

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In Person at the Meeting. If you plan to attend the Annual Meeting in person, you must provide proof of your ownership of our common stock and a form of personal identification for admission to the meeting. If you hold your shares in street name, and you also wish to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker. NOTE: Because 401(k) plan shares are held in a qualified plan, you are not able to vote 401(k) plan shares at the Annual Meeting.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Participants in the 401(k) Plan

If you participate in the 401(k) plan, the plan’s independent Trustee, Fidelity Management Trust Company, will vote your 401(k) plan shares according to your voting directions. You may give your voting directions to the plan Trustee in any ONE of the three ways set forth above under “Registered Holders.” If you do not return your proxy card or do not vote over the Internet or by telephone, the Trustee will not vote your plan shares. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Beneficial holders of shares held in “street-name”

If your shares are held by a bank, broker, trustee or some other nominee (in street-name), that entity will give you separate voting instructions. Brokers are not entitled to vote on the election of Directors, the advisory vote on executive compensation, or the re-approval of the performance measures under our 2007 MICP unless they receive voting instructions from the beneficial owner. Therefore, it is important that you instruct your bank, broker or nominee on how you want your shares voted.

What happens if I sign, date and return my proxy but do not specify how I want my shares voted on the proposals?

Registered Shareholders

If you sign, date and return your proxy card but do not specify how you want to vote your shares, your shares will be voted FOR the election of all the Director nominees, FOR the ratification of the appointment of our independent auditors, FOR the approval of the compensation of our named executive officers, and FOR the re-approval of the performance measures under our 2007 MICP.

“Street-Name” Shareholders

Your broker or nominee may vote your uninstructed shares only on those proposals on which it has discretion to vote. Your broker or nominee does not have discretion to vote your uninstructed shares on non-routine matters such as the election of Directors (Proposal 1), Proposal 3 (advisory vote on executive compensation) and Proposal 4 (re-approval of performance measures under the 2007 MICP). However, your broker or nominee does have discretion to vote your uninstructed shares on routine matters such as Proposal 2 (ratification of independent auditors).

May I revoke my proxy or change my vote?

Yes. You may change or revoke your proxy prior to the closing of the polls in any one of the following FOUR ways:

1.	by sending a written notice to our Corporate Secretary stating that you want to revoke your proxy;

2.	by submitting a properly completed and signed proxy card with a later date (which will automatically revoke the earlier proxy);

3.	by entering later-dated telephone or Internet voting instructions (which will automatically revoke the earlier proxy); or

4.

by voting in person at the Annual Meeting after requesting that the earlier proxy be revoked. NOTE: Because 401(k) plan shares are held in a qualified plan, you are not able to revoke or change your vote on 401(k) plan shares at the Annual Meeting.

If your shares are held by a bank, broker, trustee or some other nominee, you will have to check with your bank, broker, trustee or other nominee to determine how to change your vote. Also note that if you plan to attend the Annual Meeting, you will not be able to vote in person at the meeting any of your shares held by a nominee unless you have a valid proxy from the nominee. If you plan to attend the Annual Meeting, please check the attendance box on the enclosed proxy card or indicate so when prompted if you are voting by telephone or over the Internet.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate the votes. Broadridge will separately tabulate “for”, “against” and “withhold” votes, abstentions and broker non-votes. Broadridge will also act as our inspector of elections at the Annual Meeting. All properly signed proxy cards and all properly recorded Internet and telephone votes (including votes marked “abstain” and broker non-votes) will be counted to determine whether or not a quorum is present at the meeting.

May I receive future shareholder communications over the Internet?

If you are a registered shareholder, you may consent to receiving future shareholder communications (e.g., proxy materials, Annual Reports and interim communications) over the Internet instead of the mail. You give your consent by marking the appropriate box on your proxy card or following the prompts given you when you vote by telephone or over the Internet. If you choose electronic access, once there is sufficient interest in electronic delivery, we will discontinue mailing proxy statements and Annual Reports to you. However, you will still receive a proxy card, together with a formal notice of the meeting, in the mail.

Providing shareholder communications over the Internet will reduce our printing and postage costs and the number of paper documents that you would otherwise receive. If you give your consent, there is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

If your shares are held through a bank, broker, trustee or some other nominee, check the information provided by that entity for instructions on how to choose to access future shareholder communications over the Internet.

In addition, our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, Annual Report and this proxy statement are available free of charge on the following website: www.lincolnelectric.com/proxymaterials.

When are shareholder proposals due for the 2012 Annual Meeting?

In order for proposals to be considered for inclusion in next year’s proxy statement for the 2013 Annual Meeting, a shareholder proposal submitted under Rule 14a-8 of the Securities Exchange Act of 1934 must be received in writing by the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199 on or before November 23, 2012 and it must otherwise comply with Rule 14a-8. In addition, if shareholders want to present proposals at our 2013 Annual Meeting other than through the process set forth in Rule 14a-8, they must comply with the requirements set forth in our Amended and Restated Code of Regulations, which we refer to as our “Regulations.” Specifically, they must provide written notice containing certain information as described in our Regulations and such notice must be received no later than January 26, 2013 and no earlier than December 27, 2012. If notices delivered pursuant to the Regulations are not timely received, then we will not be required to present such proposals at the 2013 Annual Meeting. If the Board of Directors chooses to present any information submitted after the deadlines set forth in the Regulations at the 2013 Annual Meeting, then the persons named in proxies solicited by the Board for the 2013 Annual Meeting may exercise discretionary voting power with respect to such information.

May I submit a nomination for Director?

Our Amended and Restated Code of Regulations (Regulations) permit shareholders to nominate one or more persons for election as a Director but require that nominations be received in the Corporate Secretary’s Office at least 80 days before the date of the annual meeting at which the nomination is to be made, as long as we publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date. Alternatively, shareholder nominations for Director must be received in the Corporate Secretary’s Office no later than the close of business on the tenth day following the day on which we publicly announced the date of the annual meeting in those instances when we have not publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date. For complete details on the nomination process, contact our Corporate Secretary at the address below.

To nominate a candidate for election, you must send a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199. The notice must include certain information about you as a shareholder of Lincoln and about the person you intend to nominate, including a statement about the person’s willingness to serve, if elected. Specifically, each notice must include: (1) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated, (2) a representation that the shareholder is a holder of record of stock of Lincoln entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice, (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the shareholder, (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in the proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by our Board of Directors, and (5) the consent of each nominee to serve as a director of Lincoln if so elected.

For this year’s Annual Meeting, we had to receive nominations not later than the close of business on February 6, 2012 as we publicly announced the date of this year’s Annual Meeting on January 19, 2012, which is more than 90 days prior to this year’s Annual Meeting date. Accordingly, no additional nominations can be made for this year’s Annual Meeting.

How do I contact Lincoln?

For general information, shareholders may contact Lincoln at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Roy Morrow, Director, Corporate Relations

Throughout the year, you may visit our website at www.lincolnelectric.com for information about current developments at Lincoln.

How do I contact the Directors?

Shareholders may send communications to any or all of our Directors through the Corporate Secretary at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Corporate Secretary

The name of any specific intended Board recipient should be noted in the communication. The Corporate Secretary will forward such correspondence only to the intended recipients. Prior to forwarding any correspondence, the Corporate Secretary will review such correspondence and, in his discretion, not forward certain items if they are deemed of a frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere within Lincoln for review and possible response.

DIRECTORS

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our Regulations provide for three classes of Directors whose terms expire in different years. Ohio’s General Corporation Law provides that, unless another voting standard is stipulated in the Articles of Incorporation, if a quorum is present, the Director nominees receiving the greatest number of votes will be elected as Directors of Lincoln (plurality). In addition, we have adopted a majority voting policy with respect to uncontested elections of Directors. The majority voting policy is described in detail below under “Corporate Governance.” Accordingly, for the 2012 Annual Meeting, the plurality standard will determine whether a Director nominee is elected but, under our majority voting policy, if any Director fails to receive a majority of the votes cast in his or her favor, the Director will be required to submit his or her resignation to the Board promptly after the certification of the election results. The Nominating and Corporate Governance Committee of the Board would then consider each resignation and recommend to the Board whether to accept or reject it.

During 2012, the Board increased its size from 11 to 12 Directors and, on February 23, 2012, Mr. Curtis E. Espeland was elected by the Directors then in office to fill the vacancy created by the Board expansion. Mr. Espeland joined the class of Directors whose term ends at this year’s Annual Meeting. Mr. Espeland was recommended as a Director by a search consultant (James Drury Partners) not retained by the Board. Management then referred the matter to Mr. Adams, our Lead Director and Chair of the Nominating and Corporate Governance Committee, who, in conjunction with other members of the Board and the Committee, reviewed Mr. Espeland’s skills and qualifications against the criteria used to assess director candidates (as described in our Guidelines on Significant Corporate Governance Issues).

Each of our three classes of Directors currently has four Directors. Of our three Director classes, one class will hold office until 2012 Annual Meeting, one class will hold office until the 2013 Annual Meeting and one class will hold office until the 2014 Annual Meeting, in each case to serve until their successors are duly elected and qualified.

Election of Four Directors to Serve Until 2015

At the 2012 Annual Meeting, four Directors will be elected to serve for a three-year term until the 2015 Annual Meeting and until their successors are duly elected and qualified. Unless otherwise directed, shares represented by proxy will be voted FOR the following:

Class of 2015.    The class of Directors whose term ends in 2015 has been fixed at four. Harold L. Adams, Curtis E. Espeland, Robert J. Knoll and John M. Stropki, Jr. are standing for election. All of the nominees have been elected previously by the shareholders, except for Mr. Espeland who joined the Board in February 2012.

Each of the nominees has agreed to stand for election and has agreed, in accordance with our majority voting policy, to tender his resignation in the event that he fails to receive a majority of the votes cast in his favor. If any of the nominees is unable to stand for election, the Board may provide for a lesser number of nominees or designate a substitute. In the latter event, shares represented by proxies solicited by the Directors may be voted for the substitute. We have no reason to believe that any of the nominees will be unable to stand for election.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR HAROLD L. ADAMS, CURTIS E. ESPELAND, ROBERT J. KNOLL AND JOHN M. STROPKI, JR.

Annual Meeting Attendance

Directors are expected to attend each annual meeting. All of the Director nominees, as well as the continuing Directors, plan to attend this year’s Annual Meeting. At the 2011 Annual Meeting, all of our Directors serving on the Board at such time were in attendance.

DIRECTOR BIOGRAPHIES

The following table sets forth biographical information about the Director nominees and the Directors whose terms of office will continue after this Annual Meeting. Except as otherwise indicated, each of the Director nominees and continuing Directors has held the occupation listed below for more than five years.

None of the Director nominees or continuing Directors has any special arrangement or understanding with any other person pursuant to which the Director nominee or continuing Director was or is to be selected as a Director or nominee. There are no family relationships, as defined by SEC rules, among any of our Directors or executive officers. SEC rules define the term “family relationship” to mean any relationship by blood, marriage or adoption, not more remote than first cousin.

NOMINEES FOR ELECTION

Harold L. Adams

Age:	72

Term Expires/Service:	2012 – Standing for election at this Annual Meeting to serve until 2015; Director since 2002 and Lead Director since 2004.

Recent Business Experience:

Mr. Adams has been Chairman Emeritus of RTKL Associates Inc. (an architectural and engineering firm) since 2003, and is the former Chairman, President and Chief Executive Officer of RTKL, a position he held from 1967 to 2003.

Directorships:	Mr. Adams has been a member of the Board of Directors of Commercial Metals Company since 2004 and Legg Mason, Inc. since 1988.

Director Qualifications:

Mr. Adams served for 36 years as Chairman, President and Chief Executive Officer of an international architectural firm with 14 offices worldwide. Mr. Adams has also served as a leader on U.S. business advisory councils with Korea and China and the Services Policy Advisory Board to the U.S. Trade Negotiator, and is Chairman of the Governor’s International Advisory Council for the State of Maryland. In these roles, Mr. Adams worked in every major international market in a myriad of economic climates and cultures. He also supervised the Chief Financial Officer and accounting department, dealing with independent auditors on global financial issues. With years of experience serving on public company Boards and as an accomplished businessman, Mr. Adams is a key member of the Board and serves as its Lead Director. He also serves as the Chair of the Nominating and Corporate Governance Committee and as a member of the Compensation and Executive Development Committee.

Curtis E. Espeland

Age:	47

Term Expires/Service:	2012 – Standing for election at this Annual Meeting to serve until 2015; Director since February 23, 2012.

Recent Business Experience:

Mr. Espeland has been Senior Vice President and Chief Financial Officer of Eastman Chemical Company (a chemical, fiber and plastic manufacturer) since 2008. Prior to his service as Senior Vice President and Chief Financial Officer, Mr. Espeland was Vice President, Finance and Chief Accounting Officer of Eastman Chemical from 2005 to 2008.

Director Qualifications:

Mr. Espeland has extensive experience in corporate finance and accounting, having served in various finance and accounting roles, and ultimately as the Chief Financial Officer, at a large publicly-traded company (Eastman Chemical) for the past several years. Mr. Espeland also has significant experience in the areas of mergers and acquisitions, taxation and enterprise risk management. Mr. Espeland also served as an independent auditor at Arthur Andersen LLP having worked in both the United States and abroad (Europe and Australia). Mr. Espeland’s extensive accounting and finance experience qualifies him as a “financial expert.” In addition, Mr. Espeland’s international business experience is a valued asset for our global operations.

Robert J. Knoll

Age:	70

Term Expires/Service:	2012 – Standing for election at this Annual Meeting to serve until 2015; Director since 2003.

Recent Business Experience:

Mr. Knoll is a former Partner of Deloitte & Touche LLP (an accounting firm), a position he held from 1978 to his retirement in 2000. From 1995 to 1999, Mr. Knoll served as National Director of the firm’s Accounting and Auditing Professional Practice with oversight responsibility for the firm’s accounting and auditing consultation process, SEC practice and risk management process.

Director Qualifications:

Mr. Knoll brings a wealth of accounting and auditing experience, with 32 years as a certified public accountant and 22 years as a partner at Deloitte & Touche LLP. Mr. Knoll’s experience directing complex audit processes, and his understanding of the operations of international manufacturing companies similar to Lincoln, provides the Board with valuable expertise and qualifies Mr. Knoll as a “financial expert.” This experience also makes Mr. Knoll an important member of the Audit Committee (where he is Chair) and the Finance Committee.

John M. Stropki

Age:	61

Term Expires/Service:	2012 – Standing for election at this Annual Meeting to serve until 2015; Director since 1998.

Recent Business Experience:

Mr. Stropki is Chairman, President and Chief Executive Officer of Lincoln. Mr. Stropki was elected President and Chief Executive Officer in June 2004 and Chairman in October 2004. From 2003 to 2004, Mr. Stropki was Executive Vice President and Chief Operating Officer of Lincoln. From 1996 to 2003, Mr. Stropki was Executive Vice President of Lincoln and President, North America.

Directorships:	Mr. Stropki has been a member of the Board of Directors of The Sherwin-Williams Company since 2009.

Director Qualifications:

Mr. Stropki has over 37 years of experience with Lincoln, starting as a college intern, later joining Lincoln as a sales representative and then progressing through the ranks to run the North American business and take over as Chief Executive Officer during 2004. Mr. Stropki has extensive knowledge of Lincoln’s business, its longstanding management philosophies (including the incentive management system) and the demands and expectations of its customers, as well as the welding industry in general. Mr. Stropki is a leader and an active participant in several industry organizations.

CONTINUING DIRECTORS

Stephen G. Hanks

Age:	61

Term Expires/Service:	2013; Director since 2006.

Recent Business Experience:

Mr. Hanks is the former President of the Washington Division of URS Corporation (a design, engineering, construction and management solutions company), headquartered in San Francisco, California, a position he held from 2007 until his retirement in 2008. From 2000 to 2007, Mr. Hanks served as the President, and from 2001 to 2007, served as the Chief Executive Officer of Washington Group International, Inc. (a design, engineering, construction and management solutions company), which merged with URS Corporation in 2007. Mr. Hanks also formerly served as Washington Group International, Inc.’s Executive Vice President, Chief Legal Officer and Secretary.

Directorships:

Mr. Hanks was a member of the Board of Directors of URS Corporation from 2007 until his retirement in 2008. Mr. Hanks also served on the Board of Directors of Washington Group International, Inc. Mr. Hanks currently serves on the Board of Directors of McDermott International, Inc., a position he has held since 2009, and The Babcock & Wilcox Company, a position he has held since July 2010.

Director Qualifications:

Mr. Hanks’ executive leadership of a U.S. publicly-held company with international reach has provided him with extensive experience dealing with the issues that such companies confront. His diverse professional skill set, including finance and legal competencies (such as enterprise risk management, corporate compliance and legal strategy), make him a valuable member of the Board and the Committees upon which he serves. Mr. Hanks also has significant corporate governance experience having served as the Chief Executive Officer, Chief Financial Officer and Secretary of a publicly-traded company.

Kathryn Jo Lincoln

Age:	57

Term Expires/Service:	2013; Director since 1995.

Recent Business Experience:

Ms. Lincoln is Chair/Chief Investment Officer of the Lincoln Institute of Land Policy (a non-profit educational institution teaching land economics and taxation), a position she has held since 1996. Ms. Lincoln also served as President of the Lincoln Foundation, Inc. (a non-profit foundation that supported the foregoing Institute until the two entities merged in 2006) from 1999 through 2006.

Directorships:	Ms. Lincoln is an Advisory Board Member of the Johnson Bank, Arizona Region, a position she has held since 2006, before which she was a Board Member of Johnson Bank Arizona, N.A. beginning in 2001.

Director Qualifications:

Ms. Lincoln’s leadership experience with a non-profit education and research institution where she has played a crucial role in strategic planning and asset allocation, as well as her experience with the Chautauqua Institution and an international non-profit organization related to land use/policy, make Ms. Lincoln a valuable contributor to a well-rounded board. In addition, as a Lincoln family member and long-standing Director of Lincoln Electric, Ms. Lincoln has a keen sense of knowledge about Lincoln Electric and its founding principles.

William E. MacDonald, III

Age:	65

Term Expires/Service:	2013; Director since 2007.

Recent Business Experience:

Mr. MacDonald is the former Vice Chairman of National City Corporation (a diversified financial holding company), a position he held from 2001 until his retirement in 2006, where he was responsible for its seven-state regional and national corporate banking businesses, the Risk Management and Credit Administration unit, Capital Markets and the Private Client Group. Mr. MacDonald joined National City in 1968 and, during his tenure, held a number of key management positions, including Senior Executive Vice President of National City Corporation and President and Chief Executive Officer of National City’s Ohio bank.

Directorships:

Mr. MacDonald has been a member of the Board of Directors of American Greetings Corporation since 2007. In addition, Mr. MacDonald served on the Board of Directors of MTC Technologies, Inc. from 2002 to 2008 and The Lamson & Sessions Co. from 2006 to 2007 when, in each case, the boards were dismantled as a result of divestitures.

Director Qualifications:

Mr. MacDonald brings experience in leading a large corporate organization with over 35,000 employees and structuring complex financing solutions for large and middle-market businesses to the Board and its Compensation and Executive Development and Finance Committees. In addition to his expertise in economic issues, Mr. MacDonald appreciates the human resources and development challenges facing a global, publicly-traded company.

George H. Walls, Jr.

Age:	69

Term Expires/Service:	2013; Director since 2003.

Recent Business Experience:

General Walls is the former Chief Deputy Auditor of the State of North Carolina, a position he held from 2001 through 2004. General Walls retired from the U.S. Marine Corps in 1993 with the rank of Brigadier General, after nearly 29 years of distinguished service.

Directorships:

General Walls has served on the Board of Directors of The PNC Financial Services Group, Inc. since 2006. In addition, he was a member of the Board of Directors of Thomas Industries, Inc. from 2003 to 2005 when the board was dismantled as a result of a divestiture.

Director Qualifications:

General Walls brings to the Board substantial financial acumen and experience supervising the audits of various government entities, which serves him well as a member of the Audit Committee of the Board. General Walls also has significant experience in the leadership, management and ethics of large, complex organizations, aiding him in his services on the Nominating and Corporate Governance Committee of the Board. General Walls understands the welding industry and at one point in time had oversight responsibility for the Marine Corps welding school and development program.

David H. Gunning

Age:	69

Term Expires/Service:	2014; Director since 1987.

Recent Business Experience:

Mr. Gunning is the former Vice Chairman of Cliffs Natural Resources, Inc. (an iron ore and coal mining company formerly known as Cleveland-Cliffs Inc), a position he held from 2001 until his retirement in 2007. Prior to that, Mr. Gunning served as Chairman, President and Chief Executive Officer of Capital American Financial Corp. Mr. Gunning is also a lawyer and practiced law for many years as a corporate partner with Jones Day.

Directorships:

Mr. Gunning has served on the Board of Directors of Development Alternatives, Inc. since before 1993 and MFS Funds, Inc. since 2004. In addition, Mr. Gunning served on the Boards of Directors of Cliffs Natural Resources, Inc. from 2001 to 2007, Portman Mining Ltd. From 2005 to 2008 and Southwest Gas Corporation from 2000 to 2004.

Director Qualifications:

Mr. Gunning brings to the Board and its Finance Committee (where he is Chair) and the Nominating and Corporate Governance Committee chief executive officer and senior management experience (with public companies), public company board experience and corporate legal skills. Additionally, Mr. Gunning’s relatively long tenure as a Director provides the Board with a valuable perspective on Lincoln’s challenges within its industry.

G. Russell Lincoln

Age:	65

Term Expires/Service:	2014; Director since 1989.

Recent Business Experience:

Mr. Lincoln is President of N.A.S.T. Inc. (a personal investment firm), a position he has held since 1996. Prior to joining N.A.S.T. Inc., Mr. Lincoln served as the Chairman and Chief Executive Officer of Algan, Inc.

Director Qualifications:

As an entrepreneurial businessman with experience, including 25 years running a $50 million business, Mr. Lincoln understands business risk and the importance of hands-on management. Mr. Lincoln is the grandson of J. F. Lincoln, who pioneered the use of incentive management, and he appreciates our corporate culture. His leadership role and his investment experience serve Lincoln Electric well as a member of the Audit and Finance Committees of the Board.

Christopher L. Mapes

Age:	50

Term Expires/Service:	2014; Director since February 2010.

Recent Business Experience:

Mr. Mapes is Chief Operating Officer of Lincoln, a position he has held since September 2011. From 2004 to August 2011, Mr. Mapes served as the Executive Vice President of A. O. Smith Corporation (a global manufacturer with a water heating and water treatment technologies business and an electric motor and motor solutions business, both of which have residential, commercial, industrial and consumer applications) and the President of its Electrical Products unit. Prior to joining A.O. Smith, he was the President, Motor Sales and Marketing of Regal Beloit Corporation (a manufacturer of electrical and mechanical motion control products) from 2003 to 2004. From 1990 to 2003, Mr. Mapes was the President, Global OEM Business Group at Superior Essex, Inc. (a wire and cable manufacturer).

Director Qualifications:

As an experienced executive officer of Lincoln as well as other large, global public companies engaged in manufacturing operations, Mr. Mapes understands the manufacturing industry and the challenges of global growth. He is also familiar with the welding industry generally, given his service to Lincoln as Chief Operating Officer and that one of his former employers (Superior Essex) has been a supplier to Lincoln. In addition to his business management experience, Mr. Mapes has a law degree.

Hellene S. Runtagh

Age:	63

Term Expires/Service:	2014; Director since 2001.

Recent Business Experience:

Ms. Runtagh was President and Chief Executive Officer of the Berwind Group (a diversified pharmaceutical services, industrial manufacturing and real estate company) in 2001. From 1997 through 2001, Ms. Runtagh was Executive Vice President of Universal Studios (a media and entertainment company). Prior to joining Universal Studios, Ms. Runtagh spent 27 years at General Electric Company (a diversified industrial company) in a variety of leadership positions.

Directorships:

Ms. Runtagh has served as a Director on the Board of Directors of Harman International Industries, Inc. since 2008 and NeuStar, Inc. since 2006. In addition, Ms. Runtagh was a member of the Board of Directors of IKON Office Solutions Inc. from 2007 to 2008, Avaya Inc. from 2003 to 2007 and Covad Communications Group from 1999 to 2006.

Director Qualifications:

Ms. Runtagh has over 30 years of experience in management positions with global companies. Ms. Runtagh’s responsibilities in management have ranged from marketing and sales to finance, as well as engineering and manufacturing. Ms. Runtagh’s diverse management experience, including growing those businesses while maintaining high corporate governance standards, and her extensive experience as a director of public companies, make her well-positioned for her role as a Director, a member of the Audit Committee and Chair of the Compensation and Executive Development Committee of the Board.

DIRECTOR COMMITTEES AND MEETINGS

We have a separately-designated standing Audit Committee established in accordance with SEC rules. We also have standing Compensation and Executive Development, Nominating and Corporate Governance and Finance Committees. Information on each Committee is set forth below.

Audit Committee

Members:

Robert J. Knoll (Chair), Curtis E. Espeland (from February 23, 2012), Stephen G. Hanks, G. Russell Lincoln (from April 29, 2011), Hellene S. Runtagh and George H. Walls, Jr., each of whom meets the independence standards set forth in the NASDAQ listing standards, and each of whom the Board of Directors has determined to have the financial competency required by the listing standards. Kathryn Jo Lincoln and Christopher L. Mapes also served on this Committee for part of 2011 (through April 29, 2011 for Ms. Lincoln and through July 29, 2011 for Mr. Mapes). In addition, because of the professional training and past employment experience of Messrs. Espeland and Knoll as described above under the caption “Director Biographies,” the Board of Directors has determined that both are financially sophisticated Audit Committee Members under the NASDAQ listing standards and that both qualify as “audit committee financial experts” in accordance with SEC rules. Shareholders should understand that Messrs. Espeland’s and Knoll’s designations as “audit committee financial experts” is an SEC disclosure requirement and that it does not impose upon them any duties, obligations or liabilities that are greater than those generally imposed on them as members of the Audit Committee and the Board.

Number of 2011 Meetings:	Five

Principal Responsibilities:	• appoints and determines whether to retain or terminate the independent auditors

• approves all audit engagement fees, terms and services

• approves any non-audit engagements

• reviews and discusses the independent auditors’ quality control

• reviews and discusses the independence of the auditors, the audit plan, the conduct of the audit and the results of the audit

• reviews and discusses with management Lincoln’s financial statements and disclosures, its interim financial reports and its earnings press releases

• reviews with Lincoln’s General Counsel legal matters that might have a significant impact on our financial statements

• oversees compliance with our Code of Corporate Conduct and Ethics, including annual reports from compliance officers

• reviews with management the appointment, replacement, reassignment or dismissal of the Vice President, Internal Audit, the internal audit charter, internal audit plans and reports

• reviews with management the adequacy of internal control over financial reporting

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Compensation and Executive Development Committee

Members:

Hellene S. Runtagh (Chair), Harold L. Adams, Stephen G. Hanks, Kathryn Jo Lincoln (from April 29, 2011) and William E. MacDonald, III, each of whom meets the independence standards set forth in the NASDAQ listing standards and each of whom is deemed to be (1) an outside Director within the meaning of Section 162(m) of the U.S. Internal Revenue Code, and (2) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934. G. Russell Lincoln was also a member of this Committee for part of 2011 (through April 29, 2011).

Number of 2011 Meetings:	Eight

Principal Responsibilities:	• reviews and establishes total compensation of our Chief Executive Officer and other executive officers

• annually assesses the performance of our Chief Executive Officer and other executive officers

• monitors our key management resources, structure, succession planning, development and selection processes and the performance of key executives

• reviews and recommends to the Board, in conjunction with the Nominating and Corporate Governance Committee, the appointment and removal of our elected officers

• administers our employee stock and incentive plans and reviews and makes recommendations to the Board concerning all employee benefit plans

• reviews and recommends to the Board new or amended executive compensation plans

The Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority. Two exceptions to the foregoing are that the authority to delegate is not permitted with respect to awards under our 2006 Equity and Performance Incentive Plan to any executive officers or any person subject to Code Section 162(m) and the authority to delegate is limited by Section 162(m) under our 2007 MICP, a plan that relates to awards subject to Code Section 162(m). See the Compensation Discussion and Analysis section below for more information on the Committee’s role with respect to executive compensation.

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Nominating and Corporate Governance Committee

Members:

Harold L. Adams (Chair), Curtis E. Espeland (from February 23, 2012), David H. Gunning, Kathryn Jo Lincoln and George H. Walls, Jr., each of whom meets the independence standards set forth in the NASDAQ listing standards.

Number of 2011 Meetings:	Four

Principal Responsibilities:	• reviews external developments in corporate governance matters, and develops and recommends to the Board corporate governance principles for Lincoln

• identifies and evaluates Board member candidates

• reviews Director compensation, benefits and expense reimbursement programs

• reviews periodically the quality, sufficiency and currency of information furnished to the Board by Lincoln management

• reviews and recommends, in conjunction with the Compensation and Executive Development Committee, the appointment and removal of our elected officers

In evaluating Director candidates, including persons nominated by shareholders, the Committee expects that any candidate for election as a Director of Lincoln must have these minimum qualifications:

• demonstrated character, integrity and judgment

• high-level managerial experience or experience dealing with complex problems

• ability to work effectively with others

• sufficient time to devote to the affairs of Lincoln and these specific qualifications

• specialized experience and background that will add to the depth and breadth of the Board

• independence as defined by the NASDAQ listing standards

• financial literacy

In evaluating candidates to recommend to the Board of Directors, in addition to the minimum qualifications discussed above and as stated in our Guidelines on Significant Corporate Governance Issues, the Committee considers whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin.

The Committee’s process for identifying and evaluating nominees for Director includes annually preparing and discussing prospective Director specifications, which serve as the baseline to evaluate candidates. From time-to-time, we have retained an outside firm to help identify candidates, but no such firm was retained during 2011.

Shareholders may nominate one or more persons for election as Director of Lincoln. The process for doing so is set forth above under the caption “May I submit a nomination for Director?”

See the narrative following the Director compensation table below for specific information on the Committee’s involvement in determining Director compensation.

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Finance Committee

Members:	David H. Gunning (Chair), Robert J. Knoll, G. Russell Lincoln and William E. MacDonald, III. Christopher L. Mapes was also a member of this Committee for part of 2011 (through July 29, 2011).

Number of 2011 Meetings:	Five

Principal Responsibilities:	Considers and makes recommendations, as necessary, on matters related to the financial affairs and policies of Lincoln, including:

• financial performance, including comparing our financial performance to budgets and goals

• capital structure issues, including dividend and share repurchasing policies

• financial operations

• capital expenditures

• strategic planning and financial policy matters, including merger and acquisition activity

• pension plan funding and plan investment management performance

A copy of this Committee’s Charter (i) may be found on our website at www.lincolnelectric.com and (ii) will be made available upon request to our Corporate Secretary.

Board Meetings

Your Board held five meetings in 2011. Each of the Directors serving in 2011 attended at least 75% of the total number of full Board meetings, as well as meetings of committees on which he or she served, during 2011.

CORPORATE GOVERNANCE

Director Independence

Each of the non-employee Director nominees and continuing non-employee Directors meets the independence standards set forth in the NASDAQ listing standards, which are reflected in our Director Independence Standards (discussed below). The NASDAQ independence standards include a series of objective tests, such as that the Director is not an employee of Lincoln and has not engaged in various types of business dealings with Lincoln, to determine whether there are any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of the Director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Lincoln. The Board has adopted Director Independence Standards, which outline the independence standards set forth in the NASDAQ listing standards and outline specific relationships that are deemed to be categorically immaterial for purposes of director independence. The Director Independence Standards are available on our website at www.lincolnelectric.com.

During 2011, the independent Directors met in Executive Session, separate from the management Directors, in conjunction with each of the meetings of the Board. The Lead Director, discussed below, was the presiding Director of these sessions.

Lead Director

The Lead Director is appointed each year by the independent Directors at the organizational meeting of the Board following the Annual Meeting. The Lead Director serves as a liaison between the Chairman of the Board and the independent Directors, and presides over Executive Sessions attended only by independent Directors. The Lead Director consults with the Chairman on the format and adequacy of information the Directors receive and the effectiveness of the Board meeting process and has independent authority to review and approve Board meeting agendas and schedules, as well as the authority to request from our officers any company information deemed desirable by the independent Directors. The Lead Director may also speak on behalf of Lincoln, from time to time, as the Board may decide.

In April, Harold L. Adams was re-appointed as the Lead Director for 2011-2012, a position he has held since the position was created in December 2004. Mr. Adams has been a Director of Lincoln since 2002.

Board Leadership

Currently, our Chief Executive Officer also serves as the Chairman of the Board. The Board has no policy with respect to the separation of these offices. The Board of Directors believes that this matter is part of the succession planning process and that it is in our best interests for the Board of Directors to consider it each time that it elects the Chief Executive Officer. The Board of Directors recognizes that there may be circumstances in the future that would lead it to separate these offices, but it believes that there is no reason to do so at this time.

The Board believes having one individual serve as both Chief Executive Officer and Chairman of the Board is beneficial to us, as well as consistent with recent developments in corporate governance matters when coupled with a Lead Director. As both a Director and an officer, Mr. Stropki fulfills a valuable leadership role that the Board believes is beneficial. In the Board’s opinion, Mr. Stropki’s dual role enhances his ability to provide insight and direction on important strategic initiatives impacting us and our shareholders to both management and the independent Directors.

The Board also believes that Mr. Stropki’s dual role is consistent with good governance practices. The Board, through its Nominating and Corporate Governance Committee, regularly considers developments in key areas of corporate governance, including director independence. Particularly notable to this Committee have been statements by some governance commentators (such as the Conference Board and National Association of Corporate Directors) who have found no reason for a split between the positions of Chief Executive Officer and

Chairman when a counterbalance, such as a Lead Director, is present. As noted above, the Board officially designates a Lead Director. Our Lead Director performs several important functions, including the coordination of the activities of the independent directors, providing input on agendas for Board and committee meetings and facilitating communications between the Chairman and the other members of the Board. The Lead Director works with the Chairman and Chief Executive Officer and other Board members to provide strong, independent oversight of our management and affairs.

Risk Oversight and Assessment

In the ordinary course of business, we face various strategic, operating, compliance and financial risks. Our risk management processes seek to identify and address significant risks. The Board oversees this enterprise-wide approach, and the Lead Director promotes the Board’s engagement in enterprise risk management. Additionally, the Audit Committee reviews major financial risk exposure and the steps management has taken to monitor and control risk. Board oversight includes both leadership initiatives and structured follow up and review. In 2011, the Board integrated its enterprise risk management process with its strategic planning process, refining the distinction between strategic risks and operational risks. Regular review of both categories continue.

Compensation-Related Risks

We regularly assess risks related to our compensation and benefit programs, including our executive programs, and our Compensation and Executive Development Committee is actively involved in those assessments. In addition, management requested that its consultants, Towers Watson & Co., provide a risk assessment of our executive programs. As a result of all these efforts, we do not believe the risks arising from our executive compensation policies and practices are reasonably likely to have a material adverse effect on Lincoln.

Although we have a long history of pay-for-performance and incentive-based compensation, the programs contain many mitigating factors to ensure that our employees are not encouraged to take unnecessary risks. These factors include:

•	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and equity compensation;

•

Incentives focused primarily on the use of reportable and broad-based financial metrics (such as EBIT, net income growth and ROIC), including a mixture of consolidated and business-specific goals, with no one factor receiving an excessive weighting;

•	Caps on the maximum payout for cash incentives (currently 160% for the annual bonus and 200% for the cash long-term incentive program);

•	Stock ownership requirements for executives that encourage a longer-term view of performance;

•

Well-defined roles for oversight, review and approval of executive compensation, including the Compensation and Executive Development and Finance Committees of the Board and a broad-based group of functions within the organization (including Human Resources, Finance, Audit and Legal); and

•	A clawback policy that applies to all incentive compensation for officers from 2011 forward.

Guidelines on Significant Corporate Governance Issues

The Board has adopted Guidelines on Significant Corporate Governance Issues, which we refer to as our “Governance Guidelines,” to assure good business practices, transparency in financial reporting and the highest level of professional and personal conduct. These guidelines address current developments in the area of corporate governance, including developments in federal securities law, developments related to the Sarbanes-Oxley Act of 2002 and changes in the NASDAQ listing standards. The Governance Guidelines also provide for the annual appointment of our Lead Director and contain our majority voting policy with respect to uncontested elections of Directors as discussed below. In addition, the Governance Guidelines specify through an express confidentiality provision that, unless otherwise authorized by the Board, Directors are not to discuss confidential corporate business with third parties, and instead are to refer all inquiries concerning confidential corporate business to the Chief Executive Officer or the Chief Financial Officer.

Majority Voting Policy

Consistent with the current trend of companies adopting majority voting standards in connection with uncontested elections of Directors, our Governance Guidelines include a majority voting policy. The Board has the exclusive power and authority to administer the policy, as well as to repeal the policy, in whole or in part, or to adopt a new policy as it deems appropriate.

Under the policy, in uncontested elections of Directors, any Director who fails to receive a majority of the votes cast in his or her favor would be required to submit his or her resignation to the Board promptly after the certification of the election results. The Nominating and Corporate Governance Committee would then consider each resignation and recommend to the Board whether to accept or reject it. The Committee, in making its determination, may consider any factors or other information that it deems appropriate, including, the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the tendering Director and his or her contributions to the Board and Lincoln, and the results of the most recent evaluation of the tendering Director’s performance by the Committee and other members of the Board. Any Director who tenders his or her resignation under the policy shall not participate in the Committee’s recommendation or Board action regarding whether to accept or reject the tendered resignation. If a Director’s tendered resignation is rejected by the Board, the Director will continue to serve for the remainder of his or her term and until a successor is duly elected. If a Director’s tendered resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

You can access our Guidelines on Significant Corporate Governance Issues on our website at www.lincolnelectric.com.

Code of Corporate Conduct and Ethics

The Board also has adopted a Code of Corporate Conduct and Ethics to govern our Directors, officers and employees, including the principal executive officers and senior financial officers. We have satisfied, and in the future intend to satisfy, the disclosure requirements of Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, any provision of our Code of Corporate Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and relates to any element of the code of ethics definition as set forth in Item 406(b) of Regulation S-K of the Securities Exchange Act of 1934 by posting such information on our website. You can access the Code of Corporate Conduct and Ethics, and any such amendments or waivers thereto (to date, there have been no such amendments or waivers), on our website at www.lincolnelectric.com.

DIRECTOR COMPENSATION

The following table details the cash retainers and fees, as well as stock-based compensation in the form of shares of restricted stock, received by our non-employee Directors during 2011. Mr. Espeland was not a Director during 2011.

Director	Fees Earned or Paid in Cash		Stock Awards[1]	All Other Compensation	Total
Harold L. Adams	$102,500		$89,977	$—	$192,477
David H. Gunning	87,500		89,977	—	177,477
Stephen G. Hanks	80,000		89,977	—	169,977
Robert J. Knoll	92,500		89,977	—	182,477
G. Russell Lincoln	80,000		89,977	—	169,977
Kathryn Jo Lincoln	80,000		89,977	—	169,977
William E. MacDonald, III	80,000		89,977	—	169,977
Christopher L. Mapes[2]	60,000		—	—	60,000
Hellene S. Runtagh	90,000		89,977	—	179,977
George H. Walls, Jr.	80,000	[3]	89,977	500[3]	170,477

[1]

On November 2, 2011, 2,531 shares of restricted stock were granted to each non-employee Director under our 2006 Stock Plan for Non-Employee Directors. Mr. Mapes was no longer a non-employee Director on November 2, 2011 (having been appointed as our Chief Operating Officer on September 1, 2011) and, accordingly, he was not eligible to receive the restricted stock. The Stock Awards column represents the grant date fair value under Accounting Standards Codification (ASC) Topic No. 718 based on a closing price of $35.55 per share on November 2, 2011. See the discussion below entitled “2006 Stock Plan for Non-Employee Directors” for additional information regarding the plan. Assumptions used in the calculation of these amounts are included in footnote (8) to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 24, 2012.

As of December 31, 2011, the aggregate number of shares of restricted stock held by each non-employee Director was 7,269 shares. Mr. Espeland was not a member of the Board during 2011.

As of December 31, 2011, the aggregate number of unexercised stock options held by each current non-employee Director was as follows: Mr. Adams (31,000); Mr. Gunning (11,000); Mr. Hanks (12,000); Mr. Knoll (0); Mr. Lincoln (19,000); Ms. Lincoln (7,000); Ms. Runtagh (19,000); and General Walls (13,000). All of the outstanding stock options were exercisable as of December 31, 2011. No additional stock options have been granted to the non-employee Directors since 2006. Accordingly, Messrs. McDonald and Mapes never received stock option awards as they were elected to the Board after 2006. The amounts reflect Lincoln’s two-for-one stock split effective May 31, 2011.

[2]

Mr. Mapes served as a non-employee Director until his appointment as Chief Operating Officer, effective September 1, 2011. Amounts listed for Mr. Mapes reflect only his compensation earned as a non-employee Director and do not reflect compensation earned as an executive officer (that information is provided in the Compensation Discussion and Analysis section below).

[3]	All of General Walls’ board fees were deferred under our Non-Employee Directors’ Deferred Compensation Plan, which is detailed in the narrative below.

The amount shown in the “All Other Compensation” column represents the difference between $3,152, the actual earnings credited to General Walls’ deferred compensation account under our Non-Employee Directors’ Deferred Compensation Plan, which is based on the rate of return for Moody’s Corporate Bond Average Index in accordance with the plan, and $2,652, the hypothetical market-rate return specified by SEC rules for proxy statement disclosure purposes, which is based on 120% of the applicable federal long-term rate, compounded monthly for 2011.

General

Based upon the recommendations of the Nominating and Corporate Governance Committee, the Board determines our non-employee Director compensation. The Committee periodically reviews the status of Board compensation in relation to other comparable companies, trends in Board compensation and other factors it deems appropriate. The objectives of our non-employee Director compensation programs are to attract highly-qualified and diverse individuals to serve on our Board and to align their interests with those of our shareholders. An employee of Lincoln who also serves as a Director does not receive any additional compensation for serving as a Director, or as a member or chair of a Board committee. Messrs. Stropki and Mapes are employee Directors and, accordingly, do not receive compensation for their services as Directors.

The Committee also administers our Director equity incentive plans, including approval of grants of equity-based awards (currently, restricted stock), and makes recommendations to the Board with respect to equity-based plans for Directors. The Committee does not generally delegate any of its authority to other persons, although it has the power to do so.

Director Compensation Package for 2011

All non-employee Directors receive cash retainers and an annual stock-based award for serving on our Board. Stock-based compensation is provided under our 2006 Stock Plan for Non-Employee Directors. Based on the review and recommendation of Hay Group, Inc., we revised our Director compensation package for 2011 to increase both the stock-based awards and retainer as both were below market. Hay Group, Inc. is an independent compensation consultant that provides no services to Lincoln or its management. As a result of this review, separate Committee meeting fees (for a certain number of standard meetings each year) were also eliminated in order to simplify the Board compensation structure and to align with current trends. The new fees were effective as of January 1, 2011 (except for the increase in the annual restricted stock award, which was effective as of December 2, 2010 at the time the new compensation package was approved). The details of our non-employee Director compensation program are provided below.

1.

We no longer have separate meeting fees, except that if there are more than 8 full Board or Committee meetings in any given year, Directors will receive $1,500 for each full Board meeting in excess of 8 meetings and Committee members will receive $1,000 for each Committee meeting in excess of 8 meetings.

2.

Beginning in 2010, the restricted stock agreements contain pro-rata vesting of the award upon retirement, as opposed to full vesting as was the case for prior awards. Accordingly, if a Director retires before the restricted stock award vests in full (3 years from the date of the grant), the Director will receive unrestricted shares equal to a portion of the original award calculated based on the Director’s length of service during the 3-year term.

3.

The initial award will be pro-rated based on the Director’s length of service during the twelve-month period preceding the next regularly-scheduled annual equity grant (which normally occurs in the fourth quarter each year).

Other Arrangements

We reimburse Directors for reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings, or when traveling in connection with the performance of their services for Lincoln. With respect to the use of private aircraft, we will reimburse the Director for the cost of a first-class ticket (which amount is increased proportionately should other Directors or executives travel on the same flight).

Continuing Education

Directors are reimbursed ($5,000 is used as a guideline) for continuing education expenses (inclusive of travel expenses) for programs each Director may elect. More than a majority of our Directors are certified by the Corporate Directors Institute of the National Association of Corporate Directors (NACD), which offers continuing education programs for both new and experienced directors.

Stock Ownership Guidelines

In keeping with the philosophy that Directors’ interests should be aligned with creating and sustaining shareholder value and as part of its continued focus on best practices with respect to corporate governance, all of our non-employee Directors must adhere to certain stock ownership guidelines, which we have had in place since 2006. During 2011, we increased our stock ownership guidelines for the Board, as well for our officers (as described in the Compensation Discussion and Analysis section below). The Nominating and Corporate Governance Committee worked in conjunction with the Compensation and Executive Development Committee in setting the revised guidelines. Under the revised guidelines, which went into effect as of January 1, 2012, all non-employee Directors are required to accumulate over time a certain number of our common shares equal in value to at least four times the Board’s current annual cash retainer of $80,000 (or $320,000). Non-employee Directors have five years to satisfy the stock ownership guidelines, which can be satisfied by holding either (1) shares aggregating the specified dollar amount or (2) 8,179 shares, as set forth below in the table.

Retainer Multiple	Number of Shares
4 x annual retainer ($320,000)	8,179**
* Directors have five years to satisfy the guidelines ** Represents shares equal to $320,000 based on the closing price of $39.12 per share on December 30, 2011

The Committee will review the guidelines every two and a half years to ensure that the components and values are appropriate.

Restricted stock awards count towards the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) do not. As of December 31, 2011, all of our non-employee Directors on the Board at such time had satisfied the new stock ownership guidelines.

2006 Stock Plan for Non-Employee Directors

The 2006 Stock Plan for Non-Employee Directors is the vehicle for the annual and initial grants of stock-based awards as discussed above. During 2011, non-employee Directors received an annual award of shares of restricted stock valued at approximately $90,000. In addition, upon initial election to the Board, non-employee Directors receive an award of restricted stock valued at approximately $90,000, which is pro-rated based on the length of service during the twelve-month period preceding the next regularly-scheduled annual equity grant (which normally occurs in the fourth quarter each year). Mr. Espeland received such an award of restricted stock (which was pro-rated) upon his election to the Board in February 2012.

Recipients of shares of restricted stock have all of the rights of a shareholder with respect to the restricted stock, including the right to vote the shares. Under the terms of the awards, shares of restricted stock vest in full three years after the date of grant with accelerated vesting upon a change in control of Lincoln or upon the death or disability of the Director, as well as upon retirement for awards granted prior to December 2010. Starting with the December 2010 award, the restricted stock awards provide for accelerated vesting of a pro-rata portion of the award upon retirement based on the Director’s length of service during the 3-year term. During the period in which the shares remain forfeitable, dividends are paid to the Directors in cash.

No stock options have been granted under the plan since 2006 as the Committee has opted to award restricted stock instead of stock options. With respect to prior awards of stock options, an option becomes exercisable after the optionee has continuously served as a Director for one year from the date of grant, with accelerated vesting upon a change in control of Lincoln or upon the death, disability or retirement of the Director. Once the Director has vested in his or her options, the option may be exercised in whole or in part with respect to 100% of the underlying common shares. Options granted under the plan have a 10-year term.

Non-Employee Directors’ Deferred Compensation Plan

Adopted in 1995, this plan allows the non-employee Directors to defer payment of all or a portion of their annual cash compensation. This plan allows each participating non-employee Director to:

•	elect to defer a specified dollar amount or a percentage of his or her cash compensation;

•	have the deferred amount credited to the Director’s account and deemed invested in one or more of the options available under the plan; and

•

elect to begin payment of the deferred amounts as of the earlier of termination of services as a Director, death or a date not less than one full calendar year after the year the fees are initially deferred.

The investment elections available under the plan are the same as those available to executives under our Top Hat Plan, which is discussed below in the narrative of the Nonqualified Deferred Compensation Table following the Compensation Discussion and Analysis section. One Director, General Walls, elected to defer Board fees under the plan during 2011 as detailed above in the Director Compensation Table.

Directors’ Charitable Award Program

This program was terminated in 2003, other than for Directors already vested. Upon the death of a vested non-employee Director, we will donate an aggregate of $500,000 (in 10 annual installments) to one or more charitable organizations recommended by the vested Director and approved by Lincoln. This program is funded through insurance policies on the lives of the vested Directors. No premiums were paid during 2011 as the policies were fully-funded as of the end of 2005.

All charitable deductions and the cash surrender value of the policies accrue solely to Lincoln; the vested Directors derive no financial benefit. The current non-employee Directors who are vested in the program are David H. Gunning, G. Russell Lincoln and Kathryn Jo Lincoln.

RELATED PARTY TRANSACTIONS

Any related party transactions concerning Lincoln and any of its directors or officers (or any of their immediate family members, defined as children, stepchildren, parents, stepparents, spouses, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and any other persons sharing a household (other than a tenant or employee)), including those that are reportable under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, are to be disclosed to and approved by the Chief Compliance Officer, Director of Compliance and the Audit Committee of the Board. We define “related party transactions” generally as transactions in which the self-interest of the employee, officer or director may be at odds or conflict with the interests of Lincoln, such as doing business with entities that are or may be controlled or significantly influenced by such persons or their immediate family members. It is our policy to avoid related party transactions; related party transactions involving our officers are generally prohibited. Our related party transaction policies can be found in our Code of Corporate Conduct and Ethics, as well as the Audit Committee Charter, both of which are available on our website.

In February 2012, the Audit Committee considered and approved a related party transaction involving P&R Specialty, Inc., a supplier to Lincoln. Greg D. Blankenship, the brother of George D. Blankenship, is the sole stockholder and President of P&R Specialty, Inc. During 2011, we purchased approximately $3.5 million worth of products from P&R Specialty in ordinary course of business transactions. George D. Blankenship has no ownership interest in or any involvement with P&R Specialty. We believe that the transactions with P&R Specialty were, and are, on terms no less favorable to us than those that could have been obtained from unaffiliated parties.

AUDIT

AUDIT COMMITTEE REPORT

The Audit Committee consists solely of independent Directors within the meaning of the NASDAQ listing standards. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Committee has received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence.

The Committee discussed with our internal and independent auditors the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC. The Committee and the Board have also recommended the selection of our independent auditors for the year ending December 31, 2012 and the ratification thereof by the shareholders.

By the Audit Committee:

/s/ Robert J. Knoll, Chair

Stephen G. Hanks

G. Russell Lincoln

Hellene S. Runtagh

George H. Walls, Jr.

RATIFICATION OF INDEPENDENT AUDITORS

(PROPOSAL 2)

A proposal will be presented at the Annual Meeting to ratify the appointment of the firm of Ernst & Young LLP as our independent auditors to examine our books of account and other records and our internal control over financial reporting for the fiscal year ending December 31, 2012.

Fees for professional services provided by Ernst & Young LLP as our independent auditors in each of the last two fiscal years, in each of the following categories are:

	2010	2011
Audit Fees	$2,613,000	$3,019,000
Audit-Related Fees	156,000	427,000
Tax Fees	185,000	175,000
All Other Fees	-	-
	$2,954,000	$3,621,000

Audit Fees include fees associated with the annual integrated audit of the financial statements and internal control over financial reporting in 2011 and 2010, the reviews of our quarterly reports on Form 10-Q, statutory audits required for our international subsidiaries and services provided in connection with regulatory filings with the Securities and Exchange Commission. Audit-Related Fees for 2011 and 2010 primarily relate to audit services associated with acquisitions and audits of employee benefit plans. Tax Fees include tax compliance and tax advisory services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services performed by our independent auditors, including the scope of and fees for such services. Requests for audit services, as defined in the policy, must be approved prior to the performance of such services. Generally, requests for audit-related services, tax services and permitted non-audit services, each as defined in the policy, must be presented for approval prior to the performance of such services, to the extent known at that time. The Committee has resolved that three specific categories of services, namely tax advisory services, international tax compliance services and audit-related services related to employee benefit plans, are permissible without itemized pre-approval in an amount not to exceed $50,000 for each of the foregoing services. Itemized detail of all such services performed is subsequently provided to the Committee. In addition, our independent auditors are prohibited from providing certain services described in the policy as prohibited services. All of the fees included in Audit-Related Fees, Tax Fees and All Other Fees shown above were pre-approved by the Audit Committee (or included in the $50,000 limit for certain services as detailed above).

Generally, requests for independent auditor services are submitted to the Audit Committee by our Senior Vice President, Chief Financial Officer and Treasurer (or other member of our senior financial management) and our independent auditors for consideration at the Audit Committee’s regularly scheduled meetings. Requests for additional services in the categories mentioned above may be approved at subsequent Audit Committee meetings to the extent that none of such services is performed prior to its approval (unless such services are included in the categories of services that fall within the $50,000 limit as detailed above). The Chairman of the Audit Committee is also delegated the authority to approve independent auditor services requests under certain dollar thresholds provided that the pre-approval is reported at the next meeting of the Audit Committee. All requests for independent auditor services must include a description of the services to be provided and the fees for such services.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate shareholder questions. Although ratification of the appointment of the independent auditors is not required by law, the Audit Committee and the Board of Directors believe that shareholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee or the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as our independent auditors would be considered by the Board of Directors in determining whether or not to continue the engagement of Ernst & Young LLP. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of independent auditors, whether or not our shareholders ratify the appointment.

Majority Vote Needed

Ratification requires the affirmative vote of the majority of the shares of Lincoln common stock present or represented and entitled to vote on the matter at the Annual Meeting. Unless otherwise directed, shares represented by proxy will be voted FOR ratification of the appointment of Ernst & Young LLP.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following describes and analyzes our executive compensation programs and, specifically, how they apply to our “named executive officers.”1

2011 Named Executive Officers

Name	Title
John M. Stropki	Chairman, President and Chief Executive Officer
Christopher L. Mapes	Chief Operating Officer
Vincent K. Petrella	Senior Vice President, Chief Financial Officer and Treasurer
Frederick G. Stueber	Senior Vice President, General Counsel and Secretary
David M. LeBlanc	Senior Vice President; President, Lincoln Electric International
George D. Blankenship	Senior Vice President; President, Lincoln Electric North America

This discussion and analysis contains statements regarding future performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements for other contexts.

Effective May 31, 2011, our common shares were split two-for-one paid in the form of a 100% stock dividend. Accordingly, share prices and numbers of all shares and share units and other equity-based amounts used in this Compensation Discussion and Analysis have been adjusted from previous proxy statements to reflect the stock split.

Introduction

At the 2011 Annual Meeting, shareholders approved the compensation we pay to our named executive officers with approximately 98% of the shareholders supporting the “say-on-pay” proposal. The Compensation and Executive Development Committee believes that the shareholder vote confirms the company’s philosophy and objectives relative to our executive compensation program.

Our approach to executive compensation is generally the same as our approach to employee-wide compensation, with a strong belief in pay-for-performance and a long-standing commitment to incentive-based compensation. For example, virtually all domestic welding business employees (including factory and non-factory employees) participate in a bonus program designed to reward both company financial performance and individual contributions. The bonus has been paid every year since the 1930s. In 2011, this broad-based bonus pool was $84.3 million, the average bonus paid was 63.75% of an employee’s base pay and the average total cash compensation received (base and bonus) was $78,325. This was a 24.2% increase from the bonus multiplier in 2010, after a 46% increase in the financial metric used for that program.

To maintain our performance-driven culture, we:
• Expect our executives to deliver above-market financial results (and assess those results on a current and historical basis);
• Provide systems that tie executive compensation to superior financial performance (and regularly verify that this pay-for-performance approach is operating as intended);

[1]

Although he did not meet the definition of “named executive officer” as of December 31, 2011, we include discussion and analysis of George D. Blankenship’s compensation in this section and include Mr. Blankenship in general references to “named executive officers.”

•	Take action when needed to address specific business challenges; and

•	Maintain good governance practices in the design and operation of our executive compensation programs, including consideration of the risks associated with those practices.

Recent Above-Market Financial Results

We have a long track record of delivering increased value to our shareholders and we have typically delivered above-market performance, across various financial metrics over many cycles. Since the global recession, Lincoln has rebounded across most of the financial components we monitor for purposes of executive compensation.

In assessing our financial results for compensation purposes, we compare our results to a peer group of companies (described below), to the S&P 400 MidCap Index (in which we participate), to a subset that includes the manufacturing companies in the S&P 400 MidCap Index (to obtain a more targeted understanding of performance) and, for certain metrics, to the S&P Composite 500 Stock Index (to obtain a broader understanding of performance). Within these groups, we consider various types of widely-reported financial metrics, each of which is related to our executive compensation programs in some way. These include earnings before interest and taxes (EBIT) growth, adjusted net income growth, return on invested capital (ROIC), and 1-year, 3-year and 5-year total shareholder return (TSR). Some of these financial metrics directly impact our executive compensation programs, while others are the closest approximation to the metrics that we use in our programs. We believe that the recent intense period of global economic pressure impacted different companies in our comparator groups in different ways and at different points in the cycle. Therefore, we have relied both on current and historical financial comparisons to assess our financial results and to determine pay-for-performance during 2011 (as explained below).

The following tables illustrate Lincoln’s financial results for the most recent reporting periods and for the four prior reporting periods. They compare those results to our peer group, S&P 400 Midcap companies, S&P 400 Midcap manufacturing companies and, for TSR, S&P 500 companies. The percentile rankings show the position of Lincoln’s financial results compared to the particular group, with a 50th percentile ranking indicating median (or market) performance. Percentiles below 50 indicate below-market performance, while percentiles above 50 indicate above-market performance. Information is based on the most recently available public information (as accumulated by an independent third party), as of January 2012 when the analysis was performed.

September	September	September	September	September	September	September
Trailing 12 months (for Lincoln ending):	September 2007	September 2008	September 2009	September 2010	September 2011	Calendar 2011
Lincoln’s Adjusted EBIT Growth	22%	24%	(59%)	34%	48%	57%
Percentile Rank to the:
Peer Group	74th	70th	17th	50th	69th	Not Available
S&P Midcap 400	64th	68th	16th	72nd	82nd
S&P Midcap 400 Manufacturing	58th	64th	21st	65th	77th

Trailing 12 months (for Lincoln ending):	September 2007	September 2008	September 2009	September 2010	September 2011	Calendar 2011
Lincoln’s Net Income Growth	34%	18%	(82%)	159%	78%	67%
Percentile Rank to the:
Peer Group	84th	56th	4th	94th	76th	Not Available
S&P Midcap 400	75th	68th	26th	93rd	86th
S&P Midcap 400 Manufacturing	69th	64th	27th	94th	82nd

Most recently reported calendar year	2007	2008	2009	2010	Trailing 12-months (for Lincoln ending Sept. 2011)	2011
Lincoln’s ROIC	17%	20%	4%	11%	16%	18%
Percentile Rank to the:
Peer Group	66th	68th	15th	46th	64th	Not Available
S&P Midcap 400	85th	93rd	43rd	69th	86th
S&P Midcap 400 Manufacturing	83rd	91st	40th	63rd	82nd

Most recently reported calendar year	2007	2008	2009	2010	2011	Trailing 12-months
Lincoln’s 1-Year TSR	19%	(27%)	8%	25%	22%	26%
Percentile Rank to the:
Peer Group	56th	78th	2nd	9th	100th	98th
S&P Midcap 400	72nd	59th	23rd	52nd	85th	86th
S&P Midcap 400 Manufacturing	63rd	74th	13th	42nd	89th	85th
S&P 500	63rd	65th	18th	58th	82nd	86th

Most recently reported calendar year	2005-2007	2006-2008	2007-2009	2008-2010	2009-2011	Trailing 36-months
Lincoln’s 3-Year TSR[1]	29%	10%	(2%)	(1%)	18%	30%
Percentile Rank to the:
Peer Group	80th	96th	37th	10th	21st	30th
S&P Midcap 400	85th	90th	53rd	34th	47th	58th
S&P Midcap 400 Manufacturing	81st	90th	53rd	30th	37th	45th
S&P 500	84th	91st	47th	42nd	51st	66th

Most recently reported calendar year	2003-2007	2004-2008	2005-2009	2006-2010	2007-2011	Trailing 60-months
Lincoln’s 5-Year TSR[1]	28%	18%	11%	13%	7%	8%
Percentile Rank to the:
Peer Group	70th	95th	86th	56th	53rd	52nd
S&P Midcap 400	76th	93rd	80th	76th	70th	70th
S&P Midcap 400 Manufacturing	73rd	92nd	76th	64th	65th	64th
S&P 500	75th	91st	79th	78th	69th	72nd

[1]	Compounded annual growth rate.

Pay for Performance

In designing our executive compensation programs, a core philosophy is that our executives should be rewarded when they deliver long-term financial results for the benefit of our shareholders. Therefore, we provide systems that tie executive compensation to superior financial performance. While we have typically delivered above-market financial performance (as described above), our executive compensation has generally been below the competitive market (as described below) – this means we have delivered financial results that are superior to the executive compensation we have paid out.

To assess pay-for-performance, we evaluate the relationship between “total direct realizable pay” for the named executive officers and our financial performance. This allows us to understand the degree of alignment between total compensation delivered for the prior three fiscal years and our financial performance, both relative to peers. Because we believe the global recession impacted different companies in our peer group at different points in the cycle, we have relied both on current and historical comparisons to assess pay-for-performance for 2011. Mr. Mapes is not yet included in this comparison as he joined the company after the applicable periods used in the analysis. This analysis is performed by management’s compensation consultant, Towers Watson & Co., with review and comment provided to the Compensation and Executive Development Committee (the “Committee”) by its independent consultant, Hay Group, Inc.

“Financial performance” is a composite of reported EBIT growth, adjusted net income growth and TSR (the “composite”). To better understand a key financial metric, however, we also consider “financial performance” by exclusively looking at total shareholder return. “Total direct realizable pay” is the sum of the following components (using comparable components from the peer group):

•	Base pay for the applicable three-year period;

•	Actual annual bonus paid during the three-year period;

•	The value of any in-the-money stock options granted over the relevant three-year period (for Lincoln, this is based on the closing price of Lincoln common stock as of the most recent fiscal year-end);

•

The value of restricted shares and restricted stock units (which were awarded in place of restricted stock in 2011) granted over the three-year period (for Lincoln, this is based on the closing price of Lincoln common stock as of the most recent fiscal year-end); and

•

The value of long-term performance units/shares over the relevant three-year period (for Lincoln, this includes payments under our cash long-term incentive program (Cash LTIP) during the three-year cycle and pro-rata amounts, at target, for awards that are mid-cycle).

The analysis reveals that financial performance and executive compensation were aligned for 2011 (in reviewing the 2008 to 2010 period, the most recent period available). As the charts below demonstrate, our financial performance results were below market between 2008 and 2010, with our overall financial performance at the 9th percentile and our total shareholder return at the 15th percentile. However, total direct realizable compensation was also substantially below market at the 9th percentile for the named executive officers. We believe these charts demonstrate a very appropriate relationship between our compensation programs and company financial performance, with below market financial results directly resulting in below market executive compensation.

Lincoln Electric Pay for Performance Composite Financial Comparison	Lincoln Electric Pay for Performance 3-Year TSR Comparison

Composite Financial Performance (Percentile to Peer Group)	3-Year Total Shareholder Return (Percentile to Peer Group)

Information is based on the most recently available data as of October 2011 when the analysis was performed.

2011 Executive Compensation Actions

During 2011, financial results were stronger than those delivered during 2010, but we continued to address our compensation programs with some caution due to our uncertainty regarding the stability of the global economy. Key 2011 actions and results include:

•	Base pay increases for executives for 2011 that were modest, with an average increase of 4%;

•	Annual bonuses for executives that were, on average, 25% above target amounts as result of the strong financial results delivered for 2011;

•

An increase in the weighting for the average operating working capital to sales (AOWC/Sales) financial metric in our annual bonus (MIP) to 25% (up from 20%) to reflect our commitment to improving cash flow;

•

Cash LTIP payments made to the executives for the 2009 to 2011 cycle that were 43.8% above target amounts, after two cycles for which no Cash LTIP payments were made; but no accelerated vesting of restricted stock granted at the end of 2008 (which was precipitated on achievement of both financial targets under the 2009 to 2011 Cash LTIP);

•

Restricted stock units awarded to non-U.S.-payrolled employees in place of stock options that had been the form of award in prior years, which results in better tax treatment for the company; none of the named executive officers are in this category;

•

Restricted stock units awarded to our executives, including the named executive officers, in place of restricted stock that had been the form of the award in prior years, which may result in better tax treatment to the company;

•	An ability to defer restricted stock units was added to our non-qualified deferred compensation plan (Top Hat Plan), but only upon vesting of those units;

•

New, more rigorous stock ownership guidelines that are consistent with good corporate governance practices and better align our executives’ interests with those of our shareholders, with a similar increase in the guidelines for the Board of Directors;

•

The onboarding of a senior executive from outside the company for relatively modest recruitment enticements, including in connection with the appointment of Mr. Mapes as Chief Operating Officer during 2011, the award of incentive targets that only relate to future service with us (awards were pro-rated based on his hire date of September 1, 2011) and the provision for a special executive retention and retirement replacement award of restricted stock units valued at approximately $1,650,000 that was designed to incorporate only service at the company (and not to incorporate any prior company service). Mr. Mapes will not participate in our Supplemental Executive Retirement Plan (SERP) or Retirement Annuity Program (RAP, or pension plan). No new participants have been added to the SERP since 2005 and no new participants have been added to the RAP since 2006.

Good Governance Practices

In addition to our emphasis on above-market financial performance and pay-for-performance, we design our executive compensation programs to be current with best practices and good corporate governance. We also consider the risks associated with any particular program, design or compensation decision. We believe these assessments result in sustained, long-term shareholder value. Some of those governance practices are described in the Compensation-Related Risks section above. Other such practices include:

•	Annual reviews of market competitiveness and the relationship of compensation to financial performance;

•	Independent compensation consultants and legal advisors, retained directly by the Committee, to provide input and recommendations on our executive compensation programs;

•	No multi-year guarantees for compensation increases, including base pay, and no guaranteed bonuses;

•

Beginning with 2011 awards (granted at the end of 2010), the elimination of full vesting of equity awards upon retirement (vesting was changed to pro-rata) – this change also applied to Board equity awards;

•	No repricing or replacement of underwater stock options without prior shareholder approval;

•	No dividend or dividend equivalents paid while executive restricted stock or restricted stock units are unvested;

•	No equity awards and other long-term incentive compensation included in the pension calculation of our SERP;

•	No new participants added to our SERP since 2005 and no new participants added to our RAP since 2006;

•

No new grants of prior (or additional) years of service under our SERP (Mr. Stueber is the only current executive who has received a grant of prior service, which was awarded to him over sixteen years ago);

•

Change in control arrangements that do not provide for tax gross-ups, no longer provide for additional retirement service in the SERP, are limited to three times base pay and bonus (for the Chief Executive Officer, with other executives receiving payments of only two or one times base pay and bonus) and mainly provide for payments only upon a double (not single) trigger;

•

No tax gross-up payments or tax reimbursements on compensation and benefits, other than tax equalization benefits that are available to all employees who are on international assignment and modest gross-up payments on employee relocation benefits (and which are a standard component of a U.S. company’s expatriate program and/or relocation benefits);

•

Modest perquisites, consisting of financial planning (for which imputed income is charged), an annual physical examination and reimbursement of club dues (for which, if not used exclusively for business purposes, imputed income is charged);

•	A broad clawback policy that applies to all officer incentives, beginning with 2011 awards (awarded at the end of 2010);

•

Effective January 1, 2012, stock ownership requirements for our officers that increased to five (CEO), three (executive officers) and two (other officers) times base pay (from three, one and one-half times base pay, respectively), and comparable increases for our Board of Directors; the guidelines will be reviewed mid-cycle to ensure they are appropriate; and

•	The prohibition on hedging activities, such as cashless collars, forward sales, equity swaps and other similar arrangements.

Our Compensation Philosophy

Core Principles

Our executive compensation programs consist of four main components: base pay, annual bonus, long-term incentives and benefits/perquisites, all of which are discussed in more detail below. Base pay is targeted at the 45th percentile of the competitive market (below market), while target total cash compensation (which includes an annual bonus that incorporates aggressive financial targets) is set at the 65th percentile of the market (above market). Long-term incentive compensation is set at the 50th percentile (at market), and is divided equally among three programs: stock options, restricted stock units and a cash long-term incentive program. Although not targeted to a specific competitive level, we believe our benefits, taken as a whole, are at the market median and our executive perquisites are below the market median.

We place the greatest emphasis on programs that reward financial and individual performance while striking a balance between different programs that reward both short-term and long-term financial performance. We believe that this structure is the most effective way to attract, motivate and retain exceptional employees. We use a variety of financial metrics in the operation of our programs (namely earnings before interest, taxes and bonus (EBITB), adjusted net income growth, average operating working capital to sales (AOWC/Sales), return on invested capital (ROIC) and share price appreciation) and we use a mixture of consolidated and business-specific financial goals, with no one factor receiving an excessive weighting.

We use base pay and benefits to deliver a level of predictable compensation since our compensation programs are heavily weighted toward variable compensation. Therefore, fixed components, such as base pay, are generally set below the competitive market for each position, while incentive-based compensation, such as annual bonuses, are set above the competitive market and require above market financial performance. However, because annual bonuses reward short-term operating performance and are paid in cash, our long-term incentive compensation programs are weighted more heavily toward rewards for share price appreciation. In addition, individual performance plays a key role in determining the amount of compensation delivered to an individual in many of our programs, with our philosophy being that the best performers should receive the greatest rewards.

The following is a summary of our executive compensation and how each component fits within our core principles:

The Roles of the Committee, External Advisors and Management

The Committee, which consists solely of non-employee Directors, has primary responsibility for reviewing, establishing and monitoring all elements of our executive compensation programs. The Committee is advised by independent executive compensation consultants and legal counsel. Management provides recommendations and analysis to the Committee, and is supported in those efforts by its own executive compensation consultant.

The Committee

To set the levels of compensation for executive management, the Committee conducts an annual review of competitive market compensation, executive compensation trends, business needs, individual performance and our financial performance to peers. Based on these factors and, with input from its executive compensation consultant, Hay Group, the Committee approves the design of our executive compensation programs.

The Committee regularly involves the full Board in its responsibilities. It establishes and then conducts a full Board review, in executive session, of the annual performance for the Chief Executive Officer and relies on their input when establishing annual compensation amounts for the Chief Executive Officer. In addition, the Committee, with Board involvement, establishes procedures and conducts succession planning for the Chief Executive Officer and other executive management positions.

Chief Executive Officer and Management

Our management (particularly the Chief Executive Officer, the Chief Financial Officer and the Senior Vice President, Human Resources and Compliance) provides recommendations to the Committee relative to the philosophies underlying our compensation programs, components of these programs and levels of compensation. Specifically, the Chief Executive Officer recommends the compensation for the other executive management positions and provides the Committee with assessments of their individual performance, both of which are subject to Committee review. Relative to compensation setting, the Committee reviews the Chief Executive Officer’s recommendations and discusses them with their executive compensation consultant to ensure the compensation recommendations are in line with the executive compensation program’s stated philosophies and are reasonable when compared to our competitive market. Relative to individual performance assessments, which are based on achievement of various financial and leadership objectives set by the Chief Executive Officer, the Committee reviews specific performance components and makes suggestions for modifications where warranted.

External Advisors

The Committee receives assistance and advice from its independent executive compensation consultants at Hay Group. Hay Group has been retained by the Committee since the end of 2009 to serve as its sole compensation consultant. Hay Group advises on matters including competitive compensation analysis, executive compensation trends and plan design, peer group company configuration, competitive financial performance and financial target setting. The Committee, however, is not bound by the input, advice or recommendations of its consultant. While some of the analysis and data collection may be prepared initially by management (or its consultant), all work is reviewed by Hay Group, who discuss their findings directly with the Committee.

Hay Group reports directly to the Chairperson of the Committee and meets with the Committee in executive session without the participation of management.

In addition, since 2010, the Committee has retained the services of independent legal counsel to provide input on various matters. During 2011, this advice included review and drafting of the compensation package for Mr. Mapes upon his appointment as Chief Operating Officer.

Towers Watson & Co. provides executive compensation and other services directly to management. For executive compensation, Towers Watson performs the data analysis on competitive compensation, competitive financial performance and financial target setting. That analysis is provided to the Committee’s consultant to allow them to comment upon the findings and any recommendations being made by management. Towers Watson does not provide services related to director compensation.

Our Methodologies

Selection of Compensation Elements

As part of its annual review, the Committee evaluates whether changes in the philosophy or structure are warranted in light of emerging trends, business needs and/or financial performance. The Committee then uses competitive market data, performance assessments and management recommendations to set the pay components along the targets described above (for example, 45th percentile for base pay). Actual pay for the executive management will generally fall within a range of these targets (plus or minus 20%). Absent significant increases due to promotion, increases for break-through individual performance or significant changes in the competitive market data, pay increases are generally in line with national trends.

Market Comparison Data

We collect competitive market compensation data from multiple, nationally-published surveys, from proxy data for a peer group of companies and from proxy data for companies in the S&P Midcap 400 Index. All competitive market compensation data is statistically determined (through regression analysis) to approximate our revenue size. Survey data is also aged to approximate more current data. Beginning with 2011 executive compensation (set at the end of 2010), we have blended the survey and proxy data for the named executive officers to obtain a more uniform view of competitive compensation.

Peer Group

We use a peer group of companies that consists of 30 publicly-traded industrial corporations that are headquartered in the United States, that serve a number of different market segments and that have significant foreign operations. These are companies for which Lincoln competes for talent and for shareholder investment.

In addition, we only select companies with solid historical financial results and we remove companies from the peer group when their financial performance falls below an acceptable level.

For 2011, our peer group was comprised of the following companies (and was unchanged from 2010):

AGCO Corp	Deere & Co	IDEX Corp.	Parker-Hannifin Corp
Ametek Inc	Donaldson Co	Illinois Tool Works	Regal Beloit Corporation
Carlisle Companies Inc.	Dover Corp	ITT Corp	Rockwell Automation
Caterpillar Inc	Dresser-Rand Group Inc.	Kennametal Inc	Roper Industries
CLARCOR Inc	Eaton Corp	Nordson Corporation	SPX Corp
Cooper Industries	Emerson Electric	Paccar Inc	Thomas & Betts
Crane Company	Flowserve Corporation	Pall Corp	The Toro Company
Cummins Inc	Graco Inc

Compensation Structure

Business Needs.    The Committee’s compensation consultants assist in presenting information about emerging trends in executive compensation, along with Committee members’ own reading and study. These trends are considered in light of our compensation philosophies and looking at various business needs. Business needs evaluated can include: talent attraction or retention strategies, growth expectations, strategic programs, cost-containment initiatives, management development needs and our company culture. No single factor guides whether changes will be made. Instead, the Committee uses a holistic approach, considering various factors.

Individual Performance.    Individual past performance is a significant factor in determining annual changes (up or down) to pay components. In addition, the annual bonus includes an individual performance component in determining the percentage of target to be paid (described below). Individual performance is measured against how well an executive achieves objectives established for him or her at the beginning of the year.

Historically, performance ratings for the annual bonus have ranged from .80 to 1.15, with ratings capped at 1.15. Beginning in 2009, the Committee approved modifications to the bonus matrix to provide for a broader range of performance ratings, up to a maximum of 1.30 and using a different scale. It maintained the top payout percentage (that had applied to the old 1.15 rating) – thus, the change did not result in higher bonus amounts. For 2010 and 2011 (using the new scale), the performance ratings have ranged from .80 to 1.30.

Pay-for-Performance Review.    In determining whether changes will be made to the existing philosophy or structure and before setting compensation levels for the upcoming year, the Committee conducts its annual assessment of Lincoln’s financial performance and its review of pay-for-performance (both of which are described above). These reviews are used to evaluate whether executive pay levels are properly aligned with our financial performance.

In setting 2011 compensation (which was done in the fourth quarter of 2010), the Committee reviewed the composite financial performance for Lincoln (which included EBIT growth, adjusted net income growth and 3-year TSR) versus those same metrics for the peer group companies, and it compared the level of total direct realizable pay for our named executive officers versus similar individuals in the peer group companies. The period used for this analysis was 2008 to 2010, the most recent full fiscal years available. The Committee also reviewed reported EBIT growth, adjusted net income growth, ROIC and 1-year and 3-year TSR for Lincoln, the peer group and companies in the S&P Midcap 400 Index. These metrics are similar to the financial components used by the Committee in determining our incentive compensation, but they are not all identical. Given the unavailability of certain metrics that we use in our programs, we have selected publicly-available financial metrics that are a close approximation to the ones we use.

Overall, the Committee noted that in both longer historical periods and the most recently completed fiscal year, pay levels were generally lower than the financial performance delivered. Taken as a whole, the Committee used this information to conclude that no significant changes were needed to our overall executive compensation philosophies for 2011, other than the movement to restricted stock units (RSUs) as opposed to restricted stock.

Timing of Compensation Determinations and Payouts

Base pay levels, annual bonus targets and long-term incentive awards (which include all stock options, restricted stock and a cash long-term incentive plan target) are set at the end of the prior year at a regularly-scheduled Committee meeting. Payout amounts for the annual bonus and the cash long-term incentive plan are determined after year-end, at the first available Committee meeting of the following year, once final financial results are available.

Elements of Executive Compensation

Each compensation component for our named executive officers is described below, with specific actions noted that were taken during 2011. For 2011 compensation amounts, please refer to the Summary Compensation Table and other accompanying tables below.

Base Pay

Base compensation is provided to our executives to compensate them for their time and proficiency in their positions, as well as the value of their job relative to other positions at Lincoln. Base salaries are set based on the executive’s experience, expertise, level of responsibility, leadership qualities, individual accomplishments and other factors. That being said, we aim to set base salaries at approximately the 45th percentile of the market (slightly below market) in keeping with our philosophy that greater emphasis should be placed on variable compensation.

2011 Base Pay

Base salaries have remained relatively flat for the past several years. For 2011, although base pay was increased in light of improving financial conditions and to address market competitiveness, base salaries for the named executive officers remained below the 45th percentile, with an average increase of 6% (this excludes Mr. Mapes who was not an officer until 2011).

2012 Base Pay

In late 2011, in light of continued improving financial conditions, the Committee increased the base pay for each named executive officer for 2012. The average increase was 4% and resulted in base pay, on average, that was still slightly below the 45th percentile.

Annual Bonus (MIP) and Total
Cash Compensation

The Management Incentive Plan
(MIP) provides named executive
officers with an opportunity to
receive an annual cash bonus. We
believe that, given base pay is
below market, annual cash bonus
opportunities should be above
average to balance some of the
risk associated with greater
variable compensation. Therefore,
we target total cash compensation
(base and bonus target) at the 65th
percentile of the market. We
believe, however, that payments of

above-average bonuses should only be made where the individual’s performance, that of the entire company and that of his or her particular business unit warrant it. As a result, financial goals are also set above market. For
2011, 33 individuals participated in the MIP worldwide. No new individuals were added to the MIP for 2012.

MIP Matrix

The percentage of target bonus actually paid is based upon a matrix that takes into account financial performance and an executive’s individual performance. If either of these factors is not met, the percentage of target bonus paid is reduced, with the potential that no bonus will be paid. If either of these factors exceeds expectations, the percentage paid can be above the target amount, but only up to a maximum of 160% of target. For 2011, the MIP matrix remained unchanged from 2010, as follows:

2011 MIP Matrix Financial Performance

Individual Performance Rating	50%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%
	Percentage Payout
130	0	60%	80%	100%	115%	120%	125%	135%	140%	150%	160%
120	0	45%	70%	90%	110%	115%	120%	130%	135%	145%	150%
110	0	30%	55%	80%	105%	110%	115%	125%	130%	135%	140%
100	0	15%	40%	65%	95%	100%	110%	120%	125%	130%	135%
95	0	0	25%	45%	75%	90%	100%	110%	115%	120%	125%
90	0	0	0	25%	40%	70%	85%	90%	100%	105%	110%
85	0	0	0	0	25%	40%	65%	70%	80%	90%	95%
80	0	0	0	0	0	25%	40%	50%	60%	70%	80%
75	0	0	0	0	0	0	25%	30%	40%	50%	60%
70	0	0	0	0	0	0	5%	10%	25%	30%	40%
65	0	0	0	0	0	0	0	0	0	0	0

The 2012 MIP matrix will be the same as presented above.

Occasionally, the Committee approves MIP payments outside of the strict application of this matrix, either through positive or negative discretion. Adjustments were made for two individuals for 2011, including for Mr. Blankenship as detailed below.

MIP Financial Metrics

A portion of the MIP financial component is based upon achievement of company consolidated financial results and another portion may be attributable to regional/business unit financial results, depending upon the individual’s span of responsibility. The following is a summary of the financial components used for 2011 for the named executive officers:

2011 MIP – Financial Metrics Used
	Consolidated Results	Business Unit Results
John M. Stropki - Corporate role	100%	-
Christopher L. Mapes - Corporate role	100%	-
Vincent K. Petrella - Corporate role	100%	-
Frederick G. Stueber - Corporate role	100%	-
David M. LeBlanc- Business unit leader	50%	50% International
George D. Blankenship - Business unit leader	50%	50% North America

By varying the financial metrics used based upon areas of responsibility, it is possible that certain participants will receive a higher percentage of target bonus while others will receive a lower percentage of target where the business unit performance for one participant is better than the business unit performance for the other. This is a key component of our pay-for-performance and incentive-based philosophies. For 2011, consolidated and most business units’ results were above budgets. 2011 MIP payouts ranged from 34% below to 52% above bonus targets, with an average payout of 25% above the target amounts.

EBITB.    For 2011, one MIP financial metric used was achievement of earnings before interest, taxes and the broad-based bonus referred to above (EBITB) as compared to budget. This metric accounted for 80% of the MIP financial component prior to 2011. For 2011 and 2012, this metric accounts for 75% of the MIP financial component as additional weighting is shifted to the average operating working capital to sales component discussed below. EBITB to budget has been used as the financial metric for the MIP since its inception in 1997 because it is an important indicator of profitability. Budgets for the consolidated company and the various business units are set aggressively (based on the local and global economic climate), at the beginning of the year, are reviewed by the Finance Committee of the Board and are approved by the full Board. The following is a summary of historical results:

Historical EBITB to Budget[1]

	Consolidated Results	Business Unit Results
Average	101%	96%
Highest Level	141%[2]	162%[2]
Lowest Level	67%	4%

1 Since the inception of the MIP in 1997.

2 Capped, at the time, at 120%.

When performance goals are set, we believe that there is an equal probability of achieving EBITB to budget in any year, although the cyclical nature of our business may increase the probability in some years and decrease it in others. In calculating EBITB for 2011, adjustments were made for rationalization charges, certain asset impairment charges, the gains and losses on certain transactions including the disposals of certain assets and the results of businesses acquired during the year. For 2011, the consolidated EBITB budget was set at $319.4 million and actual performance, as adjusted, measured at budgeted exchange rates, was $408.2 million.

AOWC/Sales.    Since 2007, a second MIP financial metric, namely the achievement of budget for average operating working capital (AOWC) as compared to sales (AOWC/Sales), has been used as a reflection of our commitment to improving cash flow. This metric accounted for 20% of the MIP financial component prior to 2011. For 2011, AOWC/Sales accounted for 25% of the MIP financial component. The same 25% weighting will apply for 2012. The following is a summary of historical results:

Historical AOWC/Sales to Budget[1]

	Consolidated Results	Business Unit Results
Average	99%	90%
Highest Level	104%	113%
Lowest Level	88%	54%

1 For the 5-year period ending 2011.

Like EBITB, we believe that there is an equal probability of achieving AOWC/Sales in any given year, although the cyclical nature of our business may increase the probability in some years and decrease it in others. For 2011, the consolidated AOWC/Sales budget was set at 28.0% and actual performance, excluding businesses acquired during the year, was 26.9%.

2011 MIP and Total Cash Compensation

The 2011 MIP bonus targets for the named executive officers were established according to the principles discussed above. For 2011, target bonuses increased for the named executive officers by 4.7% (this excludes Mr. Mapes who was not an officer until 2011). The 2011 MIP targets for the named executive officers placed their total cash compensation (base and bonus targets), on average, at the broad-based survey group 65th percentile.

For 2011, actual MIP payments for the named executive officers (as reported in the Summary Compensation Table) were above the amounts paid to them in 2010 and above their 2011 target amounts. On average, 2011 MIP payments for the named executive officers were 8% higher than the 2010 MIP payments and 33% above their 2011 target amounts. These bonus payments resulted in total cash compensation (base and actual MIP (bonus)) for the group that was, on average, above the 65th percentile of the survey group.

The Committee approved a 2011 MIP payment for Mr. Blankenship that was above the strict application of the MIP matrix, through positive discretion. This was due to his individual contributions to our strong financial results, both at the consolidated and North American levels, which could not be otherwise isolated through the specific formula of the MIP matrix.

In approving the 2011 MIP payments, the Committee assessed our EBIT growth for the most recent trailing twelve-month period and the four prior periods (EBIT growth being the closest publicly-available financial comparison for our EBITB to budget metric). The Committee also evaluated our ROIC for the most recent fiscal year (2011) and the four prior fiscal years (ROIC being the closest publicly-available financial comparison for our AOWC/Sales metric), all as reported above. The Committee noted that our financial performance compared to our peer group and companies in the S&P Midcap 400 Index was mixed during these periods, with some components and periods being substantially above those groups (above the 75th percentile) and other components and other periods (namely 2009 and parts of 2010) being considerably below those groups (below the 25th percentile). However, the Committee noted that, on balance, our long-term financial performance was substantially better than our comparator groups and, therefore, warranted the improvement in 2011 MIP payouts over 2010.

2012 MIP and Total Cash Compensation

MIP targets for the named executive officers for 2012, established at the end of 2011, are set forth in the Grants of Plan-Based Awards Table below. The 2012 bonus targets reflect an increase from the 2011 amounts (on average, 9%). The Committee established these bonus targets, in consultation with Hay Group, based on our compensation philosophies, as well as competitive data. The 2012 MIP targets place total compensation (base and target bonus) for the group, on average, at slightly below the survey group 65th percentile.

Long-Term Incentives

We believe that long-term incentive opportunities should be provided to focus rewards on factors that deliver long-term sustainability for us and should be established at the median (or 50th percentile) of the market. We have targeted the median of the market, in keeping with our pay-for-performance philosophy, because we believe that superior long-term financial growth itself should be the main driver of above-market long-term incentive compensation. We also believe that different financial metrics help drive long-term performance. Therefore, we have established a structure for long-term incentives that combines several different long-term metrics, with the greatest emphasis placed on share appreciation and non-cash awards.

Our long-term incentive program is made up of three components: stock options, restricted stock units (before 2011, restricted stock) and a cash long-term incentive program. The value of each is weighted equally. This provides an even balance with respect to the different attributes and timing associated with each type of award. Annual awards of all three components are made on a selective basis to those individuals who have been designated as officers. The stock option and restricted stock awards for 2011 and stock option and restricted stock unit awards for 2012 were made under the 2006 Equity and Performance Incentive Plan. For 2011 awards (made at the end of 2010, except that with respect to Mr. Mapes who received a pro-rata award upon his appointment as Chief Operating Officer in September 2011), 17 individuals were eligible to receive all three components and, for 2012 awards (made at the end of 2011), 17 individuals were eligible to receive all three components, including, for both years, all of the named executive officers.

Equity Incentives

Stock Options.    Recognizing that equity awards are a valuable compensation tool, we extend stock options to senior managers and also make available certain one-time option grants to significant contributors, regardless of their position within Lincoln. The Committee has also set aside a small pool of stock options that may be awarded each quarter, at regularly-scheduled meetings, to non-executive employees who demonstrate break-through performance. Approximately 59% of the stock options covered by the awards made during 2011 were made to employees other than our named executive officers, with a total of 312 employees (in addition to our named executive officers) receiving options. Recipients of stock options for 2012 (made in late 2011) were all U.S.-payrolled employees. Previously, under our program, stock options were awarded to employees worldwide regardless of location. During 2011, the Committee determined that restricted stock units (RSUs) would replace stock option awards for non-U.S-payrolled employees in order to provide Lincoln with the ability to deduct the compensation for tax purposes (as stock option compensation outside of the U.S. is not deductible). Stock options for the named executive officers vest ratably over a three-year period.

Restricted Stock Units (Replaced Restricted Stock).    All MIP participants (including the named executive officers) now receive an annual restricted stock unit (RSU) award. During 2011, the Committee decided to award

RSUs as opposed to restricted stock to our officers (in addition to non-U.S.-payrolled employees as described above). Restricted stock awards for MIP participants can provide for the deferral of taxability to after actual retirement for the recipient, which could further minimize Lincoln’s corporate tax deductibility exposure (under Section 162(m) of the U.S. Internal Revenue Code, as discussed further in the Deductibility of Compensation section below). Thirty-three employees received restricted stock grants for 2011 and 161 employees (in addition to our named executive officers) received RSU grants for 2012. The restricted stock and RSU awards for the named executive officers vest after five years of service. However, vesting may be accelerated (to three years) if the company meets or exceeds the financial targets under the Cash LTIP for the applicable period (if the payout percentage relative to each financial metric is 100% or higher). The vesting schedule for restricted stock and RSU awards, as well as other components of the program, is explained in more detail below in the footnotes to the Grants of Plan-Based Awards table.

Valuation of Equity Awards.    Stock option and restricted stock/RSU awards are based on assumed values. These assumed values consider an historical average of the stock price and are calculated approximately one month before the actual award. This allows us to recommend specific share awards at the time of grant, which is required under the terms of our 2006 Equity and Performance Incentive Plan. These valuations are different from the values shown in the Summary Compensation Table, which are calculated based on a grant date fair value (not an historical average). To reduce the likelihood of discrepancies, during 2010, the Committee modified its approach for determining the historical average for future awards. The Committee now uses a Black-Scholes and per-share calculation performed not more than one week prior to the grant date and based on no more than a 30-day average share price. These modifications to the valuation methodology resulted in a closer correlation in the assumed values of the equity awards and the accounting values disclosed on the Summary Compensation Table.

Normal Cycle and Out-of-Cycle Equity Awards.    The Committee has sole discretion in awarding stock options and restricted stock/RSU awards and does not delegate its authority to management, nor does management select or influence the award dates. The date used for awards is the date of a regularly-scheduled Committee meeting which is fixed well in advance and generally occurs at the same time each year.

Occasionally, the Committee may approve limited, out-of-cycle special awards for specific business purposes or in connection with employee promotions or the hiring of new employees. During 2011, Mr. Mapes received an out-of-cycle award in connection with his employment commencement with the company. There are no other currently outstanding special one-time grants of equity compensation for the named executive officers other than a special award of 60,000 stock options granted to Mr. Stropki in 2004 upon his appointment as Chief Executive Officer, special grants made to Messrs. LeBlanc and Blankenship during 2009 in connection with their promotions, an award of approximately $200,000 worth of restricted stock to Mr. Stropki in 2010 as consideration for his agreement to modify his 2007-2009 restricted stock agreements and an award of 66,604 RSUs and 38,153 stock options made to Mr. Mapes in connection with his employment commencement and appointment as Chief Operating Officer (mentioned above).

Cash Incentives

A cash long-term incentive plan, or Cash LTIP, was introduced in 1997 for officers. The plan is designed to offer reward opportunities leveraged to the long-term performance of Lincoln and to provide line-of-sight for plan participants by tying rewards to operating performance. Target amounts are set each year at the beginning of a three-year performance cycle. Because awards are made each year and because each award relates to a three-year performance cycle, three different programs will be running at any point in time. The percentage of the target amount actually paid at the end of the applicable three-year cycle will be based upon achievement of three-year company performance against pre-established performance thresholds. Each plan has six to seven performance thresholds with percentage payouts attributable to those thresholds ranging from 0% to 200% of target. The Committee retains discretion to modify payments to any participant, to modify targets and/or to modify the performance thresholds (up or down).

Performance Measures.    Since its inception, the Cash LTIP has used a performance measure of growth in adjusted net income over the three-year cycle. Beginning in 2009, the Committee added a second metric of ROIC and gave these two financial metrics a 50/50 weighting. The adjusted net income metric is an absolute metric. For the 2009 to 2011 performance cycle, the adjusted net income target was $117,040,000. The ROIC metric for the 2009 to 2011 performance cycle is a relative value that is derived based on our performance as compared to our proxy peer group (as opposed to an absolute value).

From time to time, the Committee has considered and approved certain limited adjustments to reported net income (both positive and negative) in determining achievement of the performance measure against the thresholds. Each adjustment is reviewed in detail before it is made. The types of adjustments the Committee has considered include: rationalization charges, certain asset impairment charges and the gains and losses on certain transactions including the disposals of certain assets. To the extent an adjustment relates to restructuring or rationalization charges that are intended to improve organizational efficiency, a corresponding charge (equal to the adjustment) is amortized against future years adjusted net income until that adjustment is fully offset against the intended savings (generally this amortization occurs over a three-year period).

Recognizing that 2009 financial performance anomalies were expected to impact long-term incentives for the next few years and considering various methods to incent and retain key management during challenging economic times, in early 2009, the Committee agreed to fix the beginning financial threshold for adjusted net income growth for the 2009 to 2011 cycle at the company’s 2009 budget amount (as opposed to year end 2008). This is the only Cash LTIP cycle for which this type of modification has been made.

Performance Thresholds.    In setting the performance thresholds for a new three-year period, the factors that the Committee may consider include, but are not limited to, internal, external and macro-economic factors. Performance thresholds are set aggressively (based on the economic climate). For 2011, because the performance thresholds were exceeded (based on the revised beginning financial target for adjusted net income growth), payouts were made at 143.8% of target for 18 eligible officers (including the named executive officers). Payments under the plan have only been made in seven out of the twelve completed three-year cycles. The following is a summary of all prior twelve full cycles and the most recently completed cycle (2009 to 2011):

	2009 Cash LTIP (2009 to 2011 Cycle)
	% of Target Paid after 3-Year Cycle	Growth in Net Income over 3-Year Cycle	3-Year Average ROIC
	0%	Less than 10%	Less than 40th
Threshold	25%	10%	40th Percentile
	50%	20%	50th Percentile
Target	100%	30%	60th Percentile
	150%	40%	75th Percentile
Maximum	200%	50%	90th Percentile

Payment History	Actual 2009 - 2011 Cash LTIP Payment Made = 143.8%[2]

*	The 2009-2011 adjusted net income growth target was $117,040,000

	Summary for All Prior 3-Year Cycles				Ranges for All Prior 3-Year Cycles
	Average Growth in Net Income over 3-Year Cycle	Average % of Target Paid after 3-Year Cycle	ROIC over 3-Year Cycle	Average % of Target Paid after 3-Year Cycle	Range of Growth in Net Income Thresholds for the Prior Cycles			Range of ROIC Thresholds for the Prior Cycles[1]
Threshold	Less than 7%	0%	Less than 40th	0%	Less than 0%	to	Less than 15%	Less than 40%
	8%	39%	40th Percentile	25%	0%	to	15%	40th Percentile
	13%	65%	50th Peracentile	50%	3%	to	21%	50th Percentile
Target	19%	100%	60th Percentile	100%	6%	to	30%	60th Percentile
	23%	124%	75th Percentile	150%	9%	to	45%	75th Percesntile
Maximum	33%	156%	90th Percentile	200%	15%	to	60%	90th Percentile

Payment History	Average % of Net Income Target Paid in all Prior Cycles = 70.8%[2]		Average % of ROIC Target Paid in all Prior Cycles[1] = 43.8%[2]		Range of Prior Cash LTIP Net Income Component = 0% to 140% of Target [2]			Range of Prior Cash LTIP ROIC Component = 43.8% of Target[2]

[1]	As the ROIC component was first used in the 2009-2011 Cash LTIP cycle, there has only been one prior cycle of data for analysis.
[2]	Calculated using the 50-50 Net Income to ROIC weighting.

Comparing the historical performance thresholds to past net income performance, we believe that there is a 50% to 55% probability of achieving the adjusted net income growth thresholds for a 100% payout when initially determining the target growth for any cycle.

Beginning with the 2009 to 2011 plan cycle, ROIC is used but is measured based on our performance compared to our peer group. In other words, this metric is based on a relative value (to the peer group), instead of an absolute target (as is the case with the growth in adjusted net income).

Timing for Setting Performance Measure and Performance Thresholds.    Although Cash LTIP target amounts are set at the end of the prior year, the performance measure and the performance thresholds are generally set at the beginning of the first fiscal year. This timing allows the Committee to see our final financial results for the prior year and allows for more current macro-economic projections to be used.

2011 Long-Term Incentives

In evaluating 2011 long-term incentive compensation (at the end of 2010), the Committee reviewed 2009 and 2010 pay levels versus the competitive targets. Overall, the Committee concluded that long-term incentives for the named executive officers were generally below our 50th percentile target when compared to both survey and proxy data. Therefore, each named executive officer received a slight increase in the value of their 2011 stock option, restricted stock and Cash LTIP target awards (amounts for each are reported in the Summary Compensation Table and Grants of Plan-Based Awards Table). All of these awards are subject to our Recovery of Funds Policy, which is discussed below. The total value of the three awards placed the named executive officers’ long-term incentive compensation, on average, at the survey, peer group and S&P Midcap 400 50th percentile. Named executive officers (except for Mr. Mapes who was not an officer until 2011) received, on average, a 5% increase in the assumed value of their 2011 long-term incentive awards over 2010 levels. Notwithstanding the financial improvement experienced in most of our business units for 2010, the increases were modest based on the Committee’s understanding of trends in long-term incentive compensation.

Restricted Stock.    Prior to 2011, our officers (including the named executive officers who were officers at the time) received annual awards of restricted stock. Accordingly, each of the named executive officers holds a certain amount of Lincoln restricted stock, with Mr. Mapes holding restricted stock in connection with prior awards as a non-employee director. As detailed above, during 2011, we replaced the use of restricted stock awards with restricted stock units (RSUs), which may result in better tax treatment to the company.

Vesting of Annual Restricted Stock Awards.    The 2007 restricted stock awards, granted at the end of 2006, vested during 2011 in accordance with the normal five-year vesting schedule. The 2009 restricted stock awards, granted at the end of 2008, would have been entitled to accelerated vesting for 2011 if both financial performance targets for the 2009 to 2011 Cash LTIP had been met. Since the ROIC target was not met, those awards did not receive accelerated vesting and they will vest normally after five years.

Vesting of One-Time Special Restricted Stock Award.    Recognizing that 2009 financial performance anomalies were expected to impact long-term incentives for the next few years and considering various methods to incent and retain key management during challenging economic times, in late 2009, the Committee approved a special, one-time award of restricted stock for executive management (including the named executive officers who were also officers at the time). The terms of this award were similar to the regular restricted stock awards, but with the potential for accelerated vesting after only one year. The special restricted stock award would vest if the adjusted net income budget for 2010 was exceeded by 10% or more, which was achieved. Therefore, the stock vested on February 23, 2011. See the Option Exercises and Stock Vested Table below for additional information with respect to restricted stock that vested during 2011.

Restricted Stock Units (RSUs).    Commencing in 2011, we replaced restricted stock awards with RSU awards. The RSU awards are generally subject to the same terms and vesting requirements as our restricted stock awards. The value of the 2011 RSU awards to our named executive officers was calculated using the same methodology as previously used for our restricted stock awards.

Cash LTIP.    Payouts were made for the 2009 to 2011 Cash LTIP. The current plan cycle contains two metrics, each with 50% weighting. Lincoln’s adjusted net income growth over the three-year period was 74.47% (based on the revised beginning point) and was above the 50% performance level, which generated a 200% payout for this metric (with a 50% weighting). Lincoln’s three-year average return on invested capital (ROIC) as compared to its peer group was at the 56.7th percentile, which generated an 87.6% payout for this metric (with a 50% weighting). With both metrics combined (with 50/50 weighting for each), the payout for the 2009 to 2011 Cash LTIP was at 143.8% of the target amounts. 2011 was the first year in which the two financial metrics were applied.

2012 Long-Term Incentives

In setting 2012 compensation, at the end of 2011, the Committee reviewed 2010 and 2011 pay levels versus the competitive targets. Overall, the Committee concluded that long-term incentives for the named executive officers were generally below our 50th percentile target when compared to both survey and proxy data. Therefore, each named executive officer received an increase in the value of their 2012 stock option, restricted stock unit and Cash LTIP target awards (amounts for each are reported in the Summary Compensation Table and Grants of Plan-Based Awards Table). Named executive officers received, on average, a 13% increase in the assumed value of their 2012 long-term incentive awards over 2011 levels. Notwithstanding the financial improvement experienced in most of Lincoln’s business units for 2011, the increases were modest based on the Committee’s understanding of trends in long-term incentive compensation.

Other Arrangements, Policies or Practices

Overview of Benefits

We intend to provide a competitive group of benefits for all of our employees targeted at the 50th percentile of the market. Some aspects of our benefit programs are considered non-traditional due to their relationship with our pay-for-performance and incentive-based philosophies. For example, the premiums for Lincoln-provided medical coverage are 100% paid by employees, including the named executive officers, on a pre-tax basis. Premiums for dental coverage, which is a voluntary benefit, are also 100% paid by employees. Life insurance coverage paid fully by Lincoln is set at $10,000 per employee, including the named executive officers, although employees may purchase additional insurance at their own cost. The named executive officers participate in this same cost-sharing approach.

We attempt to balance our various non-traditional programs (such as those with a significant portion of the cost borne by the employee), with more traditional programs. As a result, we place the greatest emphasis with our benefit programs on the delivery of retirement benefits to our employees. This allows us to reward long-term service with us which, we believe, is not addressed in our other compensation and benefit programs. The value of our retirement benefits are intended to deliver a retirement benefits package that is, when viewed in isolation, above the market median. Because some of our other benefits might be viewed as less than competitive and because our retirement benefits are above the competitive market, we believe that our overall benefit structure is at the 50th percentile of the market.

We also provide accidental death and dismemberment benefits to officers, due to the significant amount of travel required in their jobs. Under this program, the premiums of which are paid by Lincoln, a participant’s beneficiary would receive a payment of five times annual total cash compensation up to a maximum of $3,000,000 for executive officers and $2,000,000 for other officers upon an officer’s accidental death. The policy also provides dismemberment benefits of up to 100% of the death benefit in the event an officer is permanently and totally disabled as a result of an accident, and it provides for medical evacuation coverage as a result of an accident.

Retirement Programs

Retirement benefits are provided to our named executive officers through the following programs:

•

The Lincoln Electric Company Retirement Annuity Program, or RAP, has been in effect since 1936 and applies to all eligible domestic welding business employees hired before 2006. Effective January 1, 2006, new employees are no longer eligible to participate in the RAP but became eligible for FSP Plus benefits described below. The retirement benefits under the RAP for the named executive officers are estimated in the Pension Benefits Table below. Mr. Mapes is not a participant in our RAP but will become a participant in the FSP Plus benefits once he meets the eligibility requirements.

•

The Supplemental Executive Retirement Plan, or SERP, has been in effect since 1994 but has been closed to new participants since 2005. The purpose of the SERP is, in part, to make up for limitations imposed by the U.S. Internal Revenue Code on payments under tax-qualified retirement plans, and, primarily, to provide an aggregate competitive retirement benefit for SERP participants in line with our overall 50th percentile objective. Participation in the SERP is limited to individuals approved by the Committee. As of

December 31, 2011, there were 9 active participants in the SERP, with no new participants added since 2005. Compensation covered by the SERP is the same as shown in the salary and bonus columns of the Summary Compensation Table below. Certain terms of the SERP may be modified as to individual participants, upon action by the Committee. Except with respect to the increase of Mr. Stropki’s annual SERP benefit limit (in 2004) and the award of additional prior service to Mr. Stueber (in 1995), as described below, there have been no modifications to the terms of the SERP for to the named executive officers. As there have been no new participants added to the SERP since 2005, Mr. Mapes will not participate in our SERP.

•

A qualified 401(k) savings plan, formally known as The Lincoln Electric Company Employee Savings 401(k) Plan, was established in 1994 and applies to all eligible domestic welding business employees. For 2011, all of the named executive officers deferred amounts under the 401(k) plan, other than Mr. Mapes who was not yet eligible to participate. Historically, we have matched participant contributions (other than catch-up contributions) at 35% up to the first 6% of pay (base and bonus) contributed.

We also provide additional 401(k) plan contributions under a program we refer to as the Financial Security Plan (FSP) for those participants, including the named executive officers, who made an election to adopt this program in 1997 (in which case they receive an annual FSP contribution of 2% of base pay) or who made an election to adopt a revised program in 2006, which we refer to as the FSP Plus program, in which case they receive an annual FSP Plus contribution as follows:

After service of...	Lincoln will contribute...
1 year	4% of base pay
5 years	5% of base pay
10 years	6% of base pay
15 years	7% of base pay
20 years	8% of base pay
25 years	10% of base pay

In exchange for the FSP or FSP Plus benefits, participants elected to forfeit certain future benefits under the RAP.

•

A supplemental deferred compensation plan, or Top Hat Plan, is designed to allow participants to defer their current income on a pre-tax basis and to receive a tax-deferred return on those deferrals. There are no company contributions or match. Participation in the Top Hat Plan is limited to individuals approved by the Committee. As of December 31, 2011, there were 10 active participants in the Top Hat Plan.

More information on these programs can be found below in the Retirement and Other Post-Employment Benefits section.

Perquisites

We offer limited perquisites. Occasionally, we will provide perquisites to officers or MIP participants to meet specific business needs. For example, because we believe in the importance of maintaining the health of all of our employees, including the named executive officers, we pay for an annual physical for MIP participants who are age 45 or older and for certain participants below that age on an ad hoc basis. We also make available financial planning services to certain officers. However, the cost of these financial planning services is included in the income of the participants. The physical and financial planning programs are optional programs. To assist us in conducting business meetings and/or entertainment, we pay the cost of certain club dues for some officers. Although these officers may derive some personal benefit from their use, club memberships are used extensively for business purposes, all personal expenses are borne entirely by the executive and the club dues are included in the income of the participants. Initiation fees for club memberships are paid by the executive.

Change in Control Arrangements

We entered into severance agreements in 1998 with certain officers, including Messrs. Stropki and Stueber, designed generally to assure continued management in the event of a change in control of Lincoln. In July 2009, we entered into new severance agreements with our officers, including the named executive officers. We entered into a comparable agreement with Mr. Mapes upon his appointment as Chief Operating Officer in 2011. With respect to Messrs. Stropki and Stueber, the new agreements supersede their old agreements. For Messrs. Stropki and Stueber, under the new agreements, the severance benefit became fixed (as opposed to calculated as the greater of one year or the remainder of the severance period of three years), additional age and service credit for the SERP for the remainder of the three-year protection period was eliminated, outplacement services were capped and excise tax gross-ups were eliminated. For Mr. Stueber, under the new agreements, the protection period following a change in control was reduced to two years.

These new severance arrangements are operative only if a change in control occurs and payments are only made if the officer’s employment is terminated (or if the officer terminates employment due to certain adverse employment changes). These change in control agreements provide our named executive officers with the potential for continued employment following a change in control, which help retain these executives and provide for management continuity in the event of an actual or threatened change in control of Lincoln and also help ensure that our executives’ interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. For a more detailed discussion of these change in control agreements, see Termination and Change in Control Arrangements below. Outside of these change in control agreements, we do not maintain written employment or other severance agreements.

Recovery of Funds Policy

We have adopted a Recovery of Funds Policy (clawback policy) consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank). Our policy is more extensive than what Dodd-Frank requires and is applicable to all of our officers (currently, 17 individuals), including our named executive officers. The policy will apply in the event that there is an accounting restatement involving our financial statements due to material noncompliance with the financial reporting requirements under the U.S. federal securities laws. The policy applies to both current and former officers and covers incentive compensation received by the officers in the 3-year period prior to the restatement. Awards of incentive compensation would include MIP payments, stock option awards, restricted stock awards, restricted stock unit awards and Cash LTIP awards beginning in 2011, unless Dodd-Frank regulations (which are forthcoming) provide otherwise. Under the policy, in the event of an accounting restatement of our financial statements, the Committee would review all incentive compensation received during the 3-year covered period and would seek recovery of the amount of incentive compensation paid in excess of what would have been paid if the accounts had been properly stated. We believe that this policy is in the best interests of Lincoln and its shareholders.

Anti-Hedging Policy

Consistent with our philosophy to encourage long-term investment in our common stock, our directors and executive officers are prohibited from engaging in any speculative or hedging transactions involving our common stock, including buying or selling puts or calls, short sales or margin purchases.

Share Ownership

As with the Directors, in keeping with our philosophy that officers should maintain an equity interest in Lincoln and based on our view that such ownership is a component of good corporate governance, we initially adopted stock ownership guidelines for officers in 2006 and increased the guidelines effective January 1, 2012. The revised guidelines were proposed based on a review of our peer group and corporate governance best practices. Under the current guidelines, officers of Lincoln are required to own and hold a certain number of our common shares, currently at the levels set forth in the table below:

Executive Group	Ownership Guideline
Chief Executive Officer	5 times base salary
Management Committee Members[1]	3 times base salary
Other Officers	2 times base salary

1 Includes Messrs. Mapes, Petrella, Stueber, LeBlanc and Blankenship, as well as three other officers of Lincoln.

Officers have five years to satisfy the stock ownership guidelines, which can be satisfied either by holding (1) shares aggregating the dollar amount specified above (valued at the then current stock price), or (2) that number of shares needed to satisfy the ownership guidelines tied to the base salaries in effect on January 1, 2012 divided by the closing price of a common share on December 30, 2011 ($39.12). Restricted stock and restricted stock unit awards will count towards the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) will not. As of December 31, 2011, most of our officers met the stock ownership requirements even with the updated guidelines. The Committee intends to review the guidelines after two and a half years (half-way through the five-year cycle) to ensure that they remain at appropriate levels.

Deductibility of Compensation

Our general philosophy is to qualify future compensation for tax deductibility under Section 162(m) of the U.S. Internal Revenue Code, wherever appropriate, recognizing that, under certain circumstances, the limitations may be exceeded. Qualification is sought to the extent practicable and only to the extent that it is consistent with our overall compensation objectives.

Our 2007 Management Incentive Compensation Plan (2007 MICP), allows the following components of executive compensation to be excluded in determining deductibility under Section 162(m): annual bonus (MIP) and Cash LTIP. Exclusion of those amounts under Section 162(m) means that they are fully deductible, regardless of amount, assuming they are otherwise considered reasonable compensation and are within the limits of the plan. Payments of base pay and restricted stock (as currently structured) would not be excludable and, thus, the payment of those amounts in excess of $1 million in a calendar year would, generally, be non-deductible.

In order to maintain qualification under Section 162(m), we must seek shareholder approval of the performance measures under the 2007 MICP every five years. We are seeking re-approval of the performance measures under the 2007 MICP this year under Proposal 4. No changes have been made to those performance measures since the 2007 MICP was originally approved by shareholders.

In addition, our current equity compensation plan for employees, the 2006 Equity and Performance Incentive Plan, as amended (EPI Plan), contains performance measures that were approved by our shareholders in 2011, which provides us with flexibility to grant performance-based equity awards under the plan that are fully deductible under Section 162(m).

All of the compensation paid to the named executive officers during 2011 was tax deductible by Lincoln for federal income tax purposes, except for a portion of the compensation paid to Messrs. Stropki and LeBlanc.

2011 SUMMARY COMPENSATION TABLE

The narrative, table and footnotes below describe the total compensation paid to our Chief Executive Officer and Chief Financial Officer, as well as the three next highest paid executive officers and Mr. Blankenship – the “named executive officers.” The components of compensation reported in this table are described below. For information on the role of each component within the total compensation package, see the summary below and refer to the descriptions under the Compensation Discussion and Analysis section above.

Summary of 2011 Compensation Elements

The base and annual bonus target amounts shown below were set for 2011 at the end of 2010. The actual bonus paid was based on 2011 financial and personal performance and was determined in February 2012 (after full year financial results were available). Stock options, restricted stock awards (pre-2011) and restricted stock unit awards (2011) reported below were made in the fourth quarter of 2011 and are evaluated as 2012 awards, since they relate to performance in 2012 and beyond. Any Cash LTIP payments reported below would have been set at the end of 2008, would have related to 2009 to 2011 financial performance and would have been approved in March 2012 (after full year financial results were available). Please note that no Cash LTIP payments were made for 2010 or 2009. Given the different timing for setting and measuring our compensation components, the competitive market data, compensation trends, business needs, individual performance, individual role and Lincoln financial performance to peers evaluated by the Committee to set the long-term incentive amounts reported in the footnotes to the Summary Compensation Table and the Grants of Plan-Based Awards Table will be different from those same components used to evaluate and set the base and bonus amounts reported in the Summary Compensation Table.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)[2]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]		Change in Pension and Nonqualified Deferred Compensation Earnings ($)[6]		All Other Compensation ($)[7]	Total ($)
John M. Stropki	2011	$828,000	$877,730	$935,023	$2,514,766	[1]	$965,281	[6]	$27,738	$6,148,538
Chairman, President and Chief Executive Officer	2010	783,333	956,889	814,220	1,493,968		890,627		28,171	4,967,208
	2009	736,667	1,434,766	797,581	858,144		760,993		16,633	4,604,784
Christopher L. Mapes[8]	2011	170,000	2,526,855	758,805	253,311		-		3,038	3,712,009
Chief Operating Officer
Vincent K. Petrella	2011	395,000	219,344	233,695	783,061	[5]	551,566	[6]	33,320	2,215,986
Senior Vice President, Chief Financial Officer and Treasurer	2010	367,188	196,658	213,920	496,211		274,055		30,787	1,578,819
	2009	345,313	394,271	219,468	285,026		151,924		23,347	1,419,349
Frederick G. Stueber	2011	375,000	164,952	175,787	627,305		1,236,865	[6]	23,068	2,602,977
Senior Vice President, General Counsel and Secretary	2010	357,396	155,949	169,254	413,509		756,586		20,588	1,873,282
	2009	336,104	316,260	175,542	221,464		400,470		13,454	1,463,294
David M. LeBlanc	2011	340,000	175,617	186,956	589,357		364,907		520,984	2,177,821
Senior Vice President; President, Lincoln Electric International	2010	308,438	142,170	154,431	384,899		100,444		406,596	1,496,978
	2009	269,938	310,687	174,640	138,000		62,200		531,184	1,486,649
George D. Blankenship	2011	325,000	157,842	168,260	575,822		666,795		32,683	1,926,402
Senior Vice President; President, Lincoln Electric North America	2010	293,750	126,513	137,606	326,597		263,445		30,808	1,178,719
	2009	265,333	277,360	156,497	214,527		108,477		23,320	1,045,514

*	Salary amounts for 2009 and 2010 reflect base pay reductions in effect at the time.

[1]

Of the amounts shown that relate to our MIP, $622,221 was deferred for 2011 in March 2012 under our Top Hat Plan. See the narrative following the Nonqualified Deferred Compensation Table below for additional information on this plan.

[2]

On November 2, 2011, the named executive officers received awards of restricted stock units. Awards listed for 2010 and 2009 represent restricted stock awards. See the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End Tables below for additional information on these awards.

The amounts reported reflect the grant date fair value under FASB ASC Topic 718 for the restricted stock and restricted stock unit awards. Assumptions used in the calculation of these amounts are included in footnote (8) to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 24, 2012. These amounts differ slightly from the assumed value used by the Committee at the time of the award as discussed in the Compensation Discussion and Analysis section above.

[3]

On November 2, 2011, the named executive officers received grants of stock options. See the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End Tables below for additional information on these grants.

The amounts reported reflect the grant date fair value under FASB ASC Topic 718 for the stock option grants. Assumptions used in the calculation of these amounts are included in footnote (8) to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 24, 2012. These amounts differ slightly from the assumed value used by the Committee at the time of the award as discussed in the Compensation Discussion and Analysis section above.

[4]

The amounts shown for 2011 represent payments under our MIP as follows: Mr. Stropki ($1,555,553), Mr. Mapes ($207,771), Mr. Petrella ($518,451), Mr. Stueber ($415,904), Mr. LeBlanc ($403,961) and Mr. Blankenship ($410,000). The amounts shown also include payments under our Cash LTIP as follows: Mr. Stropki ($959,213), Mr. Mapes ($45,540), Mr. Petrella ($264,610), Mr. Stueber ($211,401), Mr. LeBlanc ($185,396) and Mr. Blankenship ($165,822). For a description of our MIP and Cash LTIP, see the Compensation Discussion and Analysis section above.

[5]	Of the amount shown that relates to our MIP, $100,000 was deferred for 2011 in March 2012 under our Top Hat Plan.

[6]

The amounts shown for 2011 represent the increase in actuarial value of our two defined benefit plans, the RAP and the SERP, as compared to 2010, and the difference in earnings under the Moody’s Corporate Bond Index fund in our Top Hat Plan for 2011 and a hypothetical rate. Mr. Mapes does not participate in our RAP or SERP.

2011 Increase in Pension Value
Name	RAP	SERP	Difference in 2011 Earnings Credited in the Top Hat	Moody’s Corporate Bond Index Earnings	Hypothetical Market Rate*
John M. Stropki	$331,885	$590,750	$42,646	$269,724	$227,078
Christopher L. Mapes	N/A	N/A	-	-	-
Vincent K. Petrella	200,390	350,821	355	1,927	1,572
Frederick G. Stueber	232,118	1,001,455	3,292	20,834	17,542
David M. LeBlanc	181,024	183,883	-	-	-
George D. Blankenship	168,467	498,328	-	-	-

*	This rate is specified by the SEC rules for proxy disclosure purposes and is based on 120% of the applicable federal long-term rate, compounded monthly for 2011.

[7]	The amounts shown for 2011 are comprised of the following:

2011 All Other Compensation
			Perquisites Less Than $25,000				Standard Expatriate Benefits
Name	Company 401(k) & FSP Contributions	Life and AD&D Premiums	Financial Planning	Physical Examination	Club Dues	Standard Expatriate Benefits	Cost of Living Adjustment	Housing Rent and Utilities[3]	Dependent Schooling	Tax Payments[4]
John M. Stropki	$5,145	$3,038	X	X	X
Christopher L. Mapes[1]	0	3,038
Vincent K. Petrella	10,045	3,038	X	X	X
Frederick G. Stueber	10,045	3,038	X	X
David M. LeBlanc[2]	10,045	3,038	X			Foreign Service Premium, Automobile Lease, Home Leave Airfare	39,033	50,065	57,213	266,156
George D. Blankenship	29,645	3,038

[1]	Mr. Mapes was not eligible to participate in the 401(k) or FSP during 2011.

[2]

The expatriate benefits shown relate to Mr. LeBlanc’s current international assignment and are provided to all U.S. employees who take an international assignment. Amounts are converted to U.S. dollars on a monthly basis based on a month-end conversion price, in local currency, as reported by

Bloomberg. The conversion price for RMB was between ¥ 0.151630 to ¥ 0.157264 to $1.00 during 2011.

[3]	The amount shown is net of the hypothetical cost of U.S. housing deducted from Mr. LeBlanc’s compensation.

[4]	The amount shown includes the cost of foreign and U.S. taxes, tax services and a U.S. FICA/Medicare gross up (of $10,155) less the hypothetical cost of U.S. taxes (paid by Mr. LeBlanc).

[8]

The amounts shown for Mr. Mapes reflect base salary earned from September 1, 2011, the date of his appointment as Chief Operating Officer, as well as restricted stock unit and stock option awards granted on the date of his appointment and on November 2, 2011. See the Grants of Plan-Based Awards Table and narrative following the Summary Compensation Table below for additional information on these awards. The amount reflected for Mr. Mapes in the “Non-Equity Incentive Plan Compensation” column represents pro-rated payment amounts for 2011 under the MIP and Cash LTIP. Mr. Mapes is not a participant in our pension plan (RAP) or SERP.

The narrative below describes the material terms of each named executive officer’s employment agreement or arrangement with us to the extent it is not otherwise discussed above in the Compensation Discussion and Analysis section and/or in the Summary Compensation Table.

Additional Employment Terms for the Chief Executive Officer

In September 2010, in consideration of Chief Executive Officer retention concerns and for tax efficiency for Lincoln, Mr. Stropki agreed to modify his restricted stock agreements for the years 2007, 2008 and 2009 to increase the age of retirement for accelerated vesting of the awards, which vest in full on retirement, from age 60 to age 62. In exchange for Mr. Stropki’s agreement of these modifications, we awarded Mr. Stropki 7,272 shares of restricted stock, valued at approximately $200,000. The award vests after five years (there is no accelerated vesting for achievement of performance targets). The awards provide for accelerated vesting upon a change in control in the event that Mr. Stropki is terminated or in the event any successor to Lincoln does not honor the terms of the award, or in the event of death, disability or retirement at age 62 or later.

Mr. Stropki was elected President and Chief Executive Officer of Lincoln effective June 3, 2004. In connection with his election, Mr. Stropki and Lincoln entered into a letter agreement modifying the terms of his retirement benefits. Under the terms of the letter agreement, Mr. Stropki will continue to participate in the SERP under the same terms and conditions that existed prior to his appointment as Chief Executive Officer, except that his annual benefit limit under the SERP was increased from the standard $300,000 to $500,000. For a general discussion of the SERP, see the Compensation Discussion and Analysis above and the Pension Benefits Table below.

For 2011, Mr. Stropki’s salary and bonus accounted for 44% of his total compensation, based on the value of his 2011 base salary, 2011 actual MIP (or bonus) paid in March 2012 and assumes one-third of his actual Cash LTIP payment for the 2009 to 2011 performance cycle.

Additional Employment Terms for the Other Named Executive Officers

Mr. Mapes joined the company as an employee and was appointed Chief Operating Officer effective September 1, 2011. In connection with his appointment, Mr. Mapes received an award of 66,604 restricted stock units (RSUs) and 38,153 stock options, as well as a pro-rated target award for the 2011 annual bonus (MIP) and pro-rated target awards for the 2009-2011, 2010-2012 and 2011-2013 Cash LTIP cycles (which represent all open cycles under the Cash LTIP at the time of his appointment) – the 2011 Grants of Plan-Based Awards Table contains additional information on these awards.

A portion of the restricted stock units awarded to Mr. Mapes (52,498 RSUs) represent a special executive retention and retirement replacement award valued at $1,650,000. As previously noted, Mr. Mapes will not be a participant in either our pension plan (RAP) or SERP. The value of the award was intended to provide a comparable, competitive retention and retirement benefit for a senior level executive of a manufacturing company but was delivered in a form (namely restricted stock units) that require strong financial performance

(share price appreciation) to deliver the intended value. This differs from the RAP and SERP which require only continuous service. The special retirement replacement award vests at a rate of 20% in each of the next five years. It is not eligible for accelerated vesting upon achievement of company performance objectives. Once vested, Mr. Mapes will defer these restricted stock units under out Top Hat Plan until his retirement from the company.

The remainder of the RSU award and the stock options provided to Mr. Mapes are subject to our ordinary terms as described in the 2011 Grants of Plan-Based Awards Table below. Mr. Mapes will be eligible to elect to defer all or a portion of his RSU award under our 2005 Deferred Compensation Plan for Executives (Top Hat Plan) as the plan was amended during 2011 to permit deferral of RSUs. See the discussion below under the 2011 Nonqualified Deferred Compensation section for information on the recent Top Hat Plan amendment. Mr. Mapes also entered into a standard change in control agreement. The terms of our change in control agreements are described below under the Termination and Change in Control Arrangements section.

Mr. Stueber entered into an agreement in February 1995 when he was originally hired by the company, which was modified in May 1998. The agreement contains many terms no longer in effect. The agreement grants credited service for purposes of the SERP of 22 years as of his date of hire, assuming a normal retirement age of 60 and service of 45 years at age 65.

Mr. LeBlanc is an U.S. employee, working overseas. As such, he receives certain expatriate benefits under our overseas assignment policy. However, the benefits provided to Mr. LeBlanc are on the same terms as those provided to all other U.S. expatriates. In addition, the Committee increased the target award for Mr. LeBlanc under our cash long-term incentive plan as part of his promotion in 2009. The increase applies only to the 2009 to 2011 performance cycle, which paid out in early 2012.

Like Mr. LeBlanc, the Committee increased the target award for Mr. Blankenship under our cash long-term incentive plan as part of his promotion in 2009. The increase applies only to the 2009 to 2011 performance cycle, which paid out in early 2012.

For 2011, Mr. Mapes’ salary and bonus accounted for 11% of his total compensation, Mr. Petrella’s salary and bonus accounted for 45% of his total compensation, Mr. Stueber’s salary and bonus accounted for 33% of his total compensation, Mr. LeBlanc’s salary and bonus accounted for 37% of his total compensation and Mr. Blankenship’s salary and bonus accounted for 41% of his total compensation. The above percentages were based, in each case, on the value of the executive’s 2011 base salary, 2011 actual MIP (or bonus) paid in March 2012 and assumes one-third of the executive’s actual Cash LTIP payment for the 2009 to 2011 performance cycle.

2011 GRANTS OF PLAN-BASED AWARDS

The following table provides information relating to plan-based awards granted in 2011 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Stock Awards; Number of Shares of Stock or Units (#)[3]	All Other Option Awards: Number of Securities Underlying Options (#)[4]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[5]
		Threshold ($)	Target ($)		Maximum ($)
John M.	11/02/11	$0	$1,280,000	[1]	$2,048,000	[1]
Stropki	11/02/11	0	834,000	[2]	1,668,000	[2]
	11/02/11						24,690			877,730
	11/02/11							77,020	35.55	935,023
Christopher L.	09/01/11	0	95,000	[1]	152,000	[1]
Mapes	09/01/11	0	443,334	[2]	886,668	[2]
	09/01/11						66,604			2,201,928
	09/01/11							38,153	33.06	412,815
	11/02/11	0	550,000	[1]	880,000	[1]
	11/02/11	0	309,000	[2]	618,000	[2]
	11/02/11						9,140			324,927
	11/02/11							28,500	35.55	345,990
Vincent K.	11/02/11	0	400,000	[1]	640,000	[1]
Petrella	11/02/11	0	209,000	[2]	418,000	[2]
	11/02/11						6,170			219,344
	11/02/11							19,250	35.55	233,695
Frederick G.	11/02/11	0	320,000	[1]	512,000	[1]
Stueber	11/02/11	0	157,000	[2]	314,000	[2]
	11/02/11						4,640			164,952
	11/02/11							14,480	35.55	175,787
David M.	11/02/11	0	370,000	[1]	592,000	[1]
LeBlanc	11/02/11	0	167,000	[2]	334,000	[2]
	11/02/11						4,940			175,617
	11/02/11							15,400	35.55	186,956
George D.	11/02/11	0	320,000	[1]	512,000	[1]
Blankenship	11/02/11	0	150,000	[2]	300,000	[2]
	11/02/11						4,440			157,842
	11/02/11							13,860	35.55	168,260

[1]

The performance-based amounts shown represent the range of cash payouts for 2012 (set in 2011) under our MIP. The September 2011 amounts shown for Mr. Mapes represent a pro-rated range of cash payouts for the 2011 MIP in accordance with his employment with the company and appointment as Chief Operating Officer. Under the MIP, payments are based on the achievement of company financial performance and the executive’s individual performance. Target awards are set by the Compensation and Executive Development Committee of the Board in the fourth quarter of the year preceding the bonus year (except for Mr. Mapes’ September 2011 award). Actual payment amounts are determined by the Committee in the first quarter of the year following the bonus year. For additional information regarding the MIP, see the Compensation Discussion and Analysis section above.

[2]

The performance-based amounts shown represent the range of cash payouts for the 2012 to 2014 cycle (set in 2011) under our Cash LTIP plan. The September 2011 amounts for Mr. Mapes represent the aggregate of the pro-rated range of awards under the three Cash LTIP cycles that were open as of the date of his employment with the company and appointment as Chief Operating Officer. For the 2009 to 2011 cycle, his pro-rated target award is $31,667 (with a maximum of $63,334), for the 2010 to 2012 cycle, his pro-rated target award is $126,667 (with a maximum of $253,334) and for the 2011 to 2013 cycle, his pro-rated target award is $285,000 (with a maximum of $570,000). Under the plan, payments are based on achievement of company financial goals over a three-year cycle. Target awards are set by the Committee in the fourth quarter of the year preceding the three-year cycle (except for Mr. Mapes’ September 2011 award). Actual payment amounts are determined by the Committee in the first quarter of the year following the three-year cycle.

[3]

The amounts shown in this column represent restricted stock unit awards made under our 2006 Equity and Performance Incentive Plan on November 2, 2011, as well as on September 1, 2011 for Mr. Mapes in connection with his employment with the company and appointment as Chief Operating Officer. As detailed in the Compensation Discussion and Analysis section above, restricted stock unit awards replaced restricted stock awards commencing in 2011. With respect to the awards made on November 2, 2011, the restricted stock units vest upon the earlier of (1) the recipient remaining in continuous employment for five years (to November 2, 2016), or (2) a determination by the Committee that the financial targets for our cash long-term incentive plan (discussed above) are met (3 years) (2012-2014 cycle), with accelerated vesting upon a change in control in the event the employee is terminated or in the event any successor to Lincoln does not honor the terms of the award or in the event of death or disability. Upon retirement, a pro-rata portion of the award will vest. With respect to Mr. Mapes’ award on September 1, 2011, 52,498 shares, representing the portion of the award attributable to the executive retention and retirement replacement award, vest 20% each year over five years (there is no accelerated vesting for achievement of performance objectives) and provide for accelerated vesting upon a change in control in the event Mr. Mapes is terminated or in the event any successor to Lincoln does not honor the terms of the award, or in the event of his death or disability. Upon retirement, a pro-rata portion of the award will vest. The remainder of Mr. Mapes’ September 1, 2011 RSU award is subject to the ordinary terms of our restricted stock unit awards (awards vest over five years, with accelerated vesting in three years upon achievement of the applicable Cash LTIP performance targets).

Upon vesting, the restricted stock units are paid out solely in Lincoln common stock (there is no cash option). Dividend equivalents are sequestered by us until the shares underlying the restricted stock units are distributed, at which time such dividend equivalents are paid in additional common shares. The dividend rate for dividend equivalents paid on the restricted stock units to the named executive officers is the same as for all other shareholders (in other words, it is not preferential). Recipients of restricted stock units who participate in our MIP bonus program (which includes all of the named executive officers) are eligible to elect to defer all or a portion of their restricted stock units under our Top Hat Plan. Our Top Hat Plan was amended during 2011 to allow for the deferral of restricted stock units under the plan – see the 2011 Nonqualified Deferred Compensation section below for a description of this plan and the recent plan amendments.

[4]

The amounts shown in this column represent stock option grants made under our 2006 Equity and Performance Incentive Plan on November 2, 2011, as well as on September 1, 2011 for Mr. Mapes in connection with his employment with the company and appointment as Chief Operating Officer. The stock options were granted at the closing price of our common shares on the date of the grant. All stock options are non-qualified for tax purposes. We value stock options using the Black-Scholes valuation method. The stock options vest over a three-year period (in equal annual increments), with accelerated vesting upon death or disability or a change in control in the event the employee is terminated or if the plan is not assumed upon the change in control. A pro-rata portion of the award vests upon retirement (full accelerated vesting on retirement is applicable for stock options granted prior to December 1, 2010). Three-year vesting applies to stock option awards given to senior managers and officers. Options awarded to non-management employees vest after two years, with accelerated vesting upon death or disability. All options have 10-year terms.

[5]

The amounts shown represent the full value of the restricted stock unit awards and the stock option grants calculated in accordance with FASB ASC Topic 718 as of the date of the grant. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise. The actual amount realized upon vesting of restricted stock units will depend upon the market price of our common shares at the time of vesting. There is no assurance that the hypothetical full values of the awards reflected in this table will actually be realized.

HOLDINGS OF EQUITY-RELATED INTERESTS

The following provides information relating to exercisable and unexercisable stock options, restricted stock and restricted stock units (RSUs) at December 31, 2011 for our named executive officers.

Outstanding Equity Awards at December 31, 2011

All amounts shown below reflect Lincoln’s two-for-one stock split effective May 31, 2011.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]
John M. Stropki	20-Nov-02	64,000		$11.730	20-Nov-12
	08-Oct-03	100,000		11.950	08-Oct-13
	03-Jun-04	60,000		15.950	03-Jun-14
	30-Nov-04	180,000		17.715	30-Nov-14
	30-Nov-05	99,200		19.965	30-Nov-15
	29-Nov-06	59,600		30.255	29-Nov-16
	28-Nov-07	80,180		34.255	28-Nov-17	15,720	$614,966
	03-Dec-08	82,720		21.985	03-Dec-18	35,080	$1,372,330
	01-Dec-09	66,093	33,047	26.355	01-Dec-19	27,220	$1,064,846
	21-Sep-10					7,272	$284,481
	01-Dec-10	27,100	54,200	31.315	01-Dec-20	23,920	$935,750
	02-Nov-11		77,020	35.550	02-Nov-21	24,690	$965,873
Christopher L. Mapes	10-Feb-10					1,452	$56,802
	02-Dec-10					2,842	$111,179
	01-Sep-11		38,153	$33.060	01-Sep-21	66,604	$2,605,548
	02-Nov-11		28,500	$35.550	02-Nov-21	9,140	$357,557
Vincent K. Petrella	08-Oct-03	15,000		$11.950	08-Oct-13
	30-Nov-04	50,000		$17.715	30-Nov-14
	30-Nov-05	28,800		$19.965	30-Nov-15
	29-Nov-06	17,300		$30.255	29-Nov-16
	28-Nov-07	24,300		$34.255	28-Nov-17	4,760	$186,211
	03-Dec-08	22,740		$21.985	03-Dec-18	9,640	$377,117
	01-Dec-09	18,186	9,094	$26.355	01-Dec-19	7,480	$292,618
	01-Dec-10	7,120	14,240	$31.315	01-Dec-20	6,280	$245,674
	02-Nov-11		19,250	$35.550	02-Nov-21	6,170	$241,370
Frederick G. Stueber	30-Nov-04	4,000		$17.715	30-Nov-14
	30-Nov-05	26,000		$19.965	30-Nov-15
	29-Nov-06	16,220		$30.255	29-Nov-16
	28-Nov-07	20,660		$34.255	28-Nov-17	4,040	$158,045
	03-Dec-08	18,200		$21.985	03-Dec-18	7,720	$302,006
	01-Dec-09	14,546	7,274	$26.355	01-Dec-19	6,000	$234,720
	01-Dec-10	5,633	11,267	$31.315	01-Dec-20	4,980	$194,818
	02-Nov-11		14,480	$35.550	02-Nov-21	4,640	$181,517
David M. LeBlanc	30-Nov-05	14,400		$19.965	30-Nov-15
	29-Nov-06	8,860		$30.255	29-Nov-16
	28-Nov-07	12,640		$34.255	28-Nov-17	2,480	$97,018
	03-Dec-08	13,860		$21.985	03-Dec-18	5,880	$230,026
	31-Jul-09	1,760	880	$21.190	31-Jul-19	1,130	$44,206
	01-Dec-09	13,186	6,594	$26.355	01-Dec-19	5,440	$212,813
	01-Dec-10	5,140	10,280	$31.315	01-Dec-20	4,540	$177,605
	02-Nov-11		15,400	$35.550	02-Nov-21	4,940	$193,253

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]
George D. Blankenship	30-Nov-05	14,800		$19.965	30-Nov-15
	29-Nov-06	8,860		$30.255	29-Nov-16
	28-Nov-07	11,420		$34.255	28-Nov-17	2,240	$87,629
	03-Dec-08	12,400		$21.985	03-Dec-18	5,260	$205,771
	31-Jul-09	1,600	800	$21.190	31-Jul-19	1,000	$39,120
	01-Dec-09	11,800	5,900	$26.355	01-Dec-19	4,860	$190,123
	01-Dec-10	4,580	9,160	$31.315	01-Dec-20	4,040	$158,045
	02-Nov-11		13,860	$35.550	02-Nov-21	4,440	$173,693

[1]	Stock options vest in three equal annual installments, commencing on the first anniversary of the date of the grant.

[2]

The amounts shown in this column for years prior to 2011 represent restricted stock awards made pursuant to our 2006 Equity and Performance Incentive Plan, except with respect to Mr. Mapes. For Mr. Mapes, the amounts shown in this column for years prior to 2011 represent restricted stock awards made pursuant to our 2006 Stock Plan for Non-Employee Directors, as Mr. Mapes was a non-employee director at that time. The pre-2011 restricted stock awards for Mr. Mapes vest in full three years from the date of the grant as described in the Director Compensation section above.

For 2011, amounts shown in this column represent restricted stock unit awards made pursuant to our 2006 Equity and Performance Incentive Plan. The restricted stock and restricted stock unit awards granted under our 2006 Equity and Performance Incentive Plan vest in full five years from the date of grant, but are subject to accelerated vesting in three years if the targets are met for the applicable Cash LTIP cycle. For more information on our restricted stock and restricted stock unit awards under this plan, see the discussion provided in the Grants of Plan-Based Award Table.

[3]	Based on the closing price of our common stock on December 30, 2011 of $39.12.

2011 Option Exercises and Stock Vested

The following table provides information for restricted stock that vested and stock options that were exercised by the named executive officers during 2011. All amounts shown below reflect Lincoln’s two-for-one stock split effective May 31, 2011.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
John M. Stropki	32,800	$894,456[1]	44,183[2]	$1,568,272
Christopher L. Mapes	-	-	-	-
Vincent K. Petrella	5,000	$140,250[3]	12,393[4]	$440,258
Frederick G. Stueber	30,000	$619,458[5]	10,581[6]	$376,810
David M. LeBlanc	-	-	7,996[7]	$282,596
George D. Blankenship	30,000[8]	$613,599[8]	7,404[9]	$262,095

The amounts shown above in the “Stock Awards” column represent two restricted stock awards that vested during 2011. On February 23, 2011, the special, one-time restricted stock awards granted during 2009 vested as the adjusted net income budget for 2010 exceeded 10%. On November 2, 2011, the annual restricted stock awards granted during 2006 vested in accordance with the normal five-year vesting schedule. Mr. Mapes was not an executive officer until September 1, 2011 and, accordingly, he did not hold the restricted stock that vested during 2011.

[1]	Based on actual market price per share of $39.00 less the exercise price of $11.73 per share.

[2]

Total also includes 1,663 additional shares attributable to dividends earned on the restricted stock. Mr. Stropki remitted 9,112 of shares to the company in satisfaction of his tax withholding obligations.

[3]	Based on actual market price per share of $40.00 less the exercise price of $11.95 per share.

[4]

Total also includes 473 additional shares attributable to dividends earned on the restricted stock. Mr. Petrella remitted 4,117 shares of shares to the company in satisfaction of his tax withholding obligations.

[5]	Based on actual market prices per share (which ranged between $37.055 and $40.04 per share) less the exercise price of $17.715.

[6]

Total also includes 421 additional shares attributable to dividends earned on the restricted stock. Mr. Stueber remitted 3,972 of shares to the company in satisfaction of his tax withholding obligations.

[7]

Total also includes 276 additional shares attributable to dividends earned on the restricted stock. Mr. LeBlanc remitted 2,382 of shares to the company in satisfaction of his tax withholding obligations.

[8]

Although 30,000 shares were acquired on exercise, Mr. Blankenship sold 19,991 shares. Based on the actual market prices per share (which ranged between $38.00 and $38.49 per share) less the exercise price of $17.715.

[9]

Total also includes 264 additional shares attributable to dividends earned on the restricted stock. Mr. Blankenship remitted 2,493 of shares to the company in satisfaction of his tax withholding obligations.

    RETIREMENT AND OTHER POST-EMPLOYMENT BENEFITS

2011 Pension Benefits

Retirement Annuity Program (RAP)

Under the RAP, each eligible employee accumulates 2.5% of each year’s base compensation in the form of an annuity payable at normal retirement age (age 60 or five years of employment, if later). Participants may also retire early and receive a benefit as early as age 55, but that benefit is reduced to reflect the early payments. For example, a participant commencing his or her RAP benefit at age 55 will receive a benefit equal to 63.82% of his or her normal retirement benefit. In addition to the 2.5% accumulation each year, we have granted, on a number of occasions, additional prospective past service benefits to all participants. The program also provides accumulated benefits to eligible spouses of deceased employees or former employees. Benefits under the program are in addition to those payable under Social Security. The RAP was modified in 1997 and again in 2006 to provide one-time elections to all employees at those times. During 2010, the RAP was further amended to incorporate certain technical amendments.

•

The 2006 election provided a one-time choice for existing employees (hired before January 1, 2006), between maintaining the current program or opting into an alternative program in which the prospective annual earned annuity in the RAP is reduced to 1.25% of each year’s base compensation and the employee is entitled to an enhanced Lincoln contribution in the qualified 401(k) plan, based on service. The enhanced defined contribution program is known as the FSP Plus program.

•

All eligible employees hired after January 1, 2006 participate in the FSP Plus program (and do not participate in any RAP benefits). Accordingly, Mr. Mapes, who joined the company and was appointed Chief Operating Officer during 2011, does not participate in the RAP.

•

The 1997 election provided a one-time choice to existing employees (hired before November 1, 1997), between maintaining a feature in the RAP known as the Age 60 Feature (or Ramp) or eliminating that feature prospectively in lieu of receipt of employer-provided benefits in our 401(k) plan (referred to as FSP benefits). Under the Ramp feature, if a participant, including a named executive officer, works past normal retirement age (60), he or she may be eligible for certain enhanced benefits to be paid in one of two ways at his/her election: (1) retirement benefits would commence at age 60 while the participant continued to work, or (2) retirement benefits would be delayed until actual retirement with the participant receiving higher payments. Under the Ramp, a participant must start his or her retirement benefits at age 65, even if he/she continues to work for us. Mr. Stropki, who turned 60 during 2010, is not currently receiving any retirement benefits under the Ramp.

Supplemental Executive Retirement Plan (SERP)

Although no new participants have been added to the SERP since 2005, we have a two-tier benefit structure applicable to new participants in the SERP (which was put in place in 2005). Under the two-tier benefit structure, future participants, if any, designated as “Management Committee and Regional President Participants” are entitled to a retirement benefit as follows:

to a maximum of 60%
Management Committee/ Regional Presidents	=	[	(1.333%	x	years of service	x	final average pay	)	-	applicable offsets	]	x	participation factor

All future participants designated as “Other Participants” are entitled to a retirement benefit as follows:

to a maximum of 50%
Other Participants	=	[	(1.111%	x	years of service	x	final average pay	)	-	applicable offsets	]	x	participation factor

Currently, two participants (who are not named executive officers) are eligible for benefits under the “Management Committee and Regional Presidents” benefit structure, while there are no current participants under the “Other Participants” category.

Generally, benefits under the SERP for current participants, including each named executive officer (other than Mr. Mapes), are determined as follows:

to a maximum of 65%
Current Participants	=	[	(1.445%	x	years of service	x	final average pay	)	-	applicable offsets	]	x	participation factor

For purposes of the SERP:

•

Years of service includes all service with Lincoln (and, for Mr. Stueber, includes service with previous employers) but excludes service after age 65. Credited service for SERP purposes, as of December 31, 2011, is provided below. Mr. Stueber was awarded prior years of service under the SERP for service with his previous employer. In 2001, however, we eliminated the practice of granting extra years of credited service under the SERP and we do not intend to grant extra years service credit in the future.

•	Final average pay is the average base and bonus compensation for the three highest years in the seven-year period preceding retirement.

•

Benefits payable under the SERP are reduced by applicable offsets that include: the maximum Social Security benefit payable in the year of retirement, the single life benefit payable under the RAP, the lifetime benefit equivalence of any account balance attributable to employer matching contributions, Employee Stock Ownership Plan contributions and/or FSP contributions under the 401(k) plan, and other employer-paid qualified plan benefits paid by previous employers (but only if prior years of service are awarded). Benefits under the SERP are also reduced if the covered employee has participated in the SERP for fewer than eight years at the time of retirement.

•

Unless a different factor is set by the Committee, participants are credited with only 20% of the net amount of the benefit otherwise payable under the SERP when they first become participants, and in each of the next eight years, an additional 10% of the net amount of the benefit will become payable upon retirement. As of December 31, 2011, all of the named executive officers who participate in the SERP had 100% participation factors. Mr. Mapes does not participate in the SERP. Unless modified (as was the case for Mr. Stropki as noted above), the maximum net benefit payable under the SERP is $300,000 per year.

•	No new participants have been added to the SERP since 2005. Accordingly, Mr. Mapes, who joined the company and was appointed Chief Operating Officer during 2011, does not participate in the SERP.

•

SERP benefits vest at the plan’s normal retirement age of 60. Other than Mr. Stropki, none of the named executive officers who participate in the SERP is currently vested in the SERP. Benefits may become vested as early as age 55, but only if such vesting is approved by the Committee. If benefits are paid before age 60, they are reduced for early commencement. The SERP also provides accumulated benefits to eligible spouses of deceased employees or former employees.

•

Effective December 31, 2008, the SERP was amended and restated to bring the plan into compliance with Section 409A of the U.S. Internal Revenue Code, as well as to further specify the form of payment for any separation of service from Lincoln (even if before age 55), provided that the participant is vested under the SERP, where previously the SERP only accommodated distributions on or after age 55 and upon death.

The following provides information relating to potential payments and benefits under our RAP and SERP for the named executive officers who participate in those programs. As noted above, Mr. Mapes is not a participant in the RAP or the SERP.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)		Payments During the Last Fiscal Year ($)
John M. Stropki	RAP	39[1]	$1,661,032	[3]	-
	SERP	39[2]	$7,159,900	[4]	-
Christopher L. Mapes	RAP	N/A	N/A		N/A
	SERP	N/A	N/A		N/A
Vincent K. Petrella	RAP	16[1]	$707,158	[3]	-
	SERP	16[2]	$729,032	[4]	-
Frederick G. Stueber	RAP	16[1]	$1,048,823	[3]	-
	SERP	38[2]	$4,094,244	[4]	-
David M. LeBlanc	RAP	17[1]	$569,668	[3]	-
	SERP	17[2]	$183,883	[4]	-
George D. Blankenship	RAP	26[1]	$640,762	[3]	-
	SERP	26[2]	$787,731	[4]	-

[1]

Under the RAP, credited years of service are the same as actual years of service, both of which are calculated from the date of hire with Lincoln. Accordingly, there is no benefit increase for credited years of service under the plan. All of the named executive officers, other than Mr. Stropki, are currently under normal retirement age.

[2]

Under the SERP, credited years of service versus actual years of service are the same for Messrs. Stropki, Petrella, LeBlanc and Blankenship, all of which are calculated from their dates of hire with Lincoln. Credited years of service versus actual years of service vary for Mr. Stueber as follows: (actual: 16) (credited: 38). When he joined Lincoln over 16 years ago, Mr. Stueber was granted additional years of service under the SERP for service with his prior employer. As a result, benefits earned at his prior employer, if any, will serve as an offset against his SERP benefits. There are no prior employer offsets for Mr. Stueber. The aggregate benefit increase under the SERP for enhanced credited years of service for Mr. Stueber is $3,221,347.

[3]

This represents the actuarial present value of accrued benefits in the RAP for the named executive officers who participate at December 31, 2011. However, this is an estimated full value number that is discounted to a current date. In addition, because the RAP does not provide for lump-sum payments, the amounts listed will not be paid in the form expressed here. The above actuarial present values were determined using a 4.18% discount rate, RP-2000 with Blue Collar adjustment mortality assumption (projected 20 years using Scale AA), age 60 commencement and no decrements for death or termination prior to age 60.

All of the named executive officers who participate are currently vested in their RAP benefits because they each have at least five years of service with Lincoln.

Name	When Eligible for a Full, Unreduced Benefit under the RAP	Accrued Annual Benefit Payable under the RAP at Age 60 (as of December 31, 2011)
John M. Stropki	November 2010	$121,330
Christopher L. Mapes	N/A	N/A
Vincent K. Petrella	2020	71,677
Frederick G. Stueber	2013	79,813
David M. LeBlanc	2024	68,952
George D. Blankenship	2022	69,297

Vested participants who are below normal retirement age (60) may receive an earlier reduced benefit after he or she reaches age 55.

[4]

This represents the actuarial present value of accrued benefits in the SERP for the named executive officers who participate at December 31, 2011. However, this is an estimated full value number that is discounted to a current date. The above actuarial present values were determined using a 4.18% discount rate, IRS Notice 2008-85, assumed commencement of SERP benefits at age 60 and no decrements for death or termination prior to age 60.

Name	When Eligible for a Full, Unreduced Benefit under the SERP	Accrued Annual Benefit Payable under the SERP at Age 60 (as of December 31, 2011)
John M. Stropki	November 2010	$500,000
Christopher L. Mapes	N/A	N/A
Vincent K. Petrella	2020	70,786
Frederick G. Stueber	2013	298,460
David M. LeBlanc	2024	21,321
George D. Blankenship	2022	81,609

The SERP benefit for Mr. Stropki is scheduled to be paid in a lump sum after his actual retirement, based on elections required under the U.S. Internal Revenue Code Section 409A.

Benefits may become vested earlier, but this earlier vesting would require approval of the Committee. In addition, benefits paid early would be reduced to account for the early payment.

2011 Nonqualified Deferred Compensation

2005 Deferred Compensation Plan (Top Hat Plan)

Our plan is designed to be a “top-hat” plan that complies with Section 409A of the U.S. Internal Revenue Code. Accordingly, the plan was amended and restated as of December 31, 2008 to bring it into compliance with Section 409A. Participation is limited to management and highly compensated employees, approved by the Committee, who have elected to make the maximum elective contributions permitted under the terms of our 401(k) plan for the applicable deferral period/year ($16,500 for 2011).

The plan was further amended and restated as of August 1, 2011 to allow participants to defer all or a portion of the common shares underlying restricted stock unit (RSU) awards upon vesting, as well as any gain or income that otherwise would have been recognized upon or after vesting of the restricted stock units. The plan now also includes a recovery of funds provision consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

A participant may elect to defer a specified dollar amount or percentage of his or her compensation, provided the amount cannot exceed the sum of eighty percent (80%) of base salary, bonus and/or Cash LTIP for deferral period. A participant may elect to defer a specified percentage of RSUs, provided the amount cannot exceed one hundred percent (100%) of his or her RSUs for the deferral period.

Deferrals are credited to participant accounts based on their elections and accounts are credited with earnings based on the investment elections made by the participant. There are currently 23 investment options, 22 of which mirror the third-party managed investment funds available under our 401(k) plan and one, Moody’s Corporate Bond Average Index, which preserves an investment option previously available under our old deferred compensation plan. RSU deferrals are invested solely in a Lincoln Stock fund, with no other plan deferrals eligible for investment into that fund. All of the third-party managed investment options track precisely with the returns reported by the investment managers for the funds to which they are associated. The Moody’s Corporate Bond Average Index is derived from pricing data for approximately 100 corporate bonds in the U.S. market, each with current outstandings of over $100 million.

Non-qualified deferred compensation plan distributions are permitted only in the event of separation from service, disability, death, a change in control of the employer or an unforeseeable emergency. Distributions also can be made at a specified time or under a fixed schedule, as stated in the plan at the time of the deferral.

Amounts deferred under the plan are distributed when a participant terminates employment with us or elects to receive an in-service distribution, which is available to assist participants in meeting shorter-term financial needs. In-service distributions are payable in a lump-sum payment on a date that is at least one calendar year after the date of the applicable deferral period/plan year. Distributions following death or retirement may be made by payment in five, ten or fifteen annual installments or by payment of a single lump-sum, except that accounts valued at less than $35,000 are distributed in a single lump-sum payment. The retirement distribution is available for participants starting at age 60 (or age 55 if the participant has 25 years of service). The plan administrator, in its sole discretion, may also allow for financial hardship distributions in certain circumstances. Loans are not permitted under the plan.

2011 Deferred Compensation Plan Table

The following table provides deferred compensation information for 2011 for the named executive officers.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
John M. Stropki	$410,000	-	$269,724[1]	-	$5,571,317[2]
Christopher L. Mapes	-	-	-	-	-
Vincent K. Petrella	100,000	-	2,216[3]	-	102,216
Frederick G. Stueber	50,000[4]	-	20,834[5]	-	423,972[6]
David M. LeBlanc	-	-	-	-	-
George D. Blankenship	-	-	-	-	-

[1]

Of the amount reported, $42,646 is included as compensation for 2011 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above and is described in its footnotes.

[2]

The portions of the amount reported that relate to deferral contributions in prior years have all been reported in the Summary Compensation Table in those previous years to the extent Mr. Stropki was a named executive officer for those years.

[3]

Of the amount reported, $355 is included as compensation for 2011 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above and is described in its footnotes.

[4]

The amount reported represents contributions made during 2011 from the 2010 MIP (bonus) amount, which bonus was paid in March 2011 and reflected as part of “Non-Equity Incentive Plan Compensation” in last year’s proxy statement.

[5]

Of the amount reported, $3,292 is included as compensation for 2011 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above and is described in its footnotes.

[6]

The portions of the amount reported that relate to deferral contributions in prior years have all been reported in the Summary Compensation Table in those previous years to the extent Mr. Stueber was a named executive officer for those years.

TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

The Termination and Change in Control Table below reflects the estimated additional amounts of compensation each named executive officer would receive in the event of a termination of employment. Termination events include: a voluntary termination by the executive; normal retirement of the executive (defined as termination at age 60 or later); an involuntary, not-for-cause termination by Lincoln; a for-cause termination by Lincoln; a termination upon a change in control; and a termination due to death or disability. In addition, estimated additional compensation amounts are shown in the event of a change in control without termination of employment. The amounts shown assume that each event occurred on December 30, 2011, the last business day of the calendar year.

Termination of Employment

No written agreements exist that provide additional payments to a named executive officer in the event he voluntarily terminates his employment with Lincoln or Lincoln terminates his employment (whether for cause or not). We do not have employment agreements or severance agreements, except for our change in control agreements described below. Pursuant to our standard employment policies, however, upon termination of employment, a named executive officer would be entitled to receive the following:

•	Earned but unpaid base pay, up to the date of termination;

•	Earned and unused vacation, up to the date of termination;

•	Vested amounts held in his account under our 401(k) plan;

•	Amounts held in his account under our Top Hat Plan (based on the executive’s election);

•	Deferred vested benefits under our RAP (pension plan) – payments for which could begin at normal retirement age (60) or as early as age 55 (but at a reduced amount); and

•	Continuing medical and/or dental coverage under COBRA, for which the executive would pay 102% of the applicable premium.

In addition, the named executive officer generally would be entitled to exercise any vested stock options for a period of three months after termination (after which time the options would expire). However, vested options would be cancelled if the executive’s employment were terminated for cause or if the executive engaged in competitive conduct within six months of his termination. Annual bonuses, cash long-term incentives, unvested stock options, restricted stock and restricted stock units would be forfeited.

Normal Retirement

In addition to the entitlements described above, upon termination after normal retirement age (age 60), a named executive officer would be entitled to receive the following:

•	A pro-rata portion of the annual bonus (MIP), based on his period of employment during the calendar year, subject to achievement of the applicable personal and financial goals;

•

Pro-rata portions of each cash long-term incentive plan (Cash LTIP), based on his periods of employment during each of the open three-year cycles and upon completion of each cycle, subject to achievement of the applicable financial goals;

•

Vesting of any unvested stock options and restricted stock awards for awards made prior to December 1, 2010; for awards made on or after December 1, 2010, the named executive officer would be entitled to pro-rata vesting of any unvested stock options, restricted stock or restricted stock unit awards;

•	Normal vesting of benefits under the SERP (nonqualified pension plan), provided the executive is a participant;

•	Continuing medical and/or dental coverage as a retiree, with 100% of the premium paid by the executive; and

•	Financial planning services for the year of retirement and for one calendar year thereafter.

For awards made prior to December 1, 2010, the named executive officer would be entitled to exercise his stock options for a period of three years after retirement (after which time the options would expire). For awards made on or after December 1, 2010, the named executive officer would be entitled to exercise his vested stock options for the remaining period of the original 10-year term.

Change in Control

During 2009, we entered into new severance agreements with our named executive officers and we entered into a comparable agreement with Mr. Mapes upon his commencement of employment with the company and appointment as Chief Operating Officer in 2011. Prior to 2009, two named executive officers, Messrs. Stropki and Stueber, had prior existing change in control agreements, which were superseded by the new agreements. The new agreements modified their benefits as follows: the protection period following a change in control was reduced to two years from three years for Mr. Stueber, the severance benefit was fixed (as opposed to calculated as the greater of one year or the remainder of the severance period of three years), additional age and service credit for the SERP and the remainder of the three-year protection period was eliminated, outplacement services were capped and excise tax gross-ups were eliminated.

Pursuant to these agreements, in the event of a “change in control” and if the named executive officer’s employment with Lincoln is terminated without “cause” (as defined in the severance agreement) or the named executive officer terminates employment with Lincoln for “good reason” (as defined in the severance agreement) during the two-year period following the change in control, Lincoln will make severance payments and provide certain benefits as follows:

•

For the Chief Executive Officer, a lump-sum payment equal to three (3) times the sum of (i) base pay as described in the severance agreement, and (ii) bonus as described in the severance agreement. For the other named executive officers, the lump-sum payment is equal to two (2) times base pay and bonus as described above.

•	Upon a change in control (single trigger), a pro-rata bonus (MIP) payment equal to the greater of the actual or target amount.

•	Upon a change in control (single trigger), a pro-rata portion of Cash LTIP awards granted prior to the change in control, in amounts equal to the greater of target or actual performance.

•	Continuation of medical insurance and life insurance for a period of three (3) years following the named executive officer’s termination date.

•	Immediate vesting under the SERP. There is no age or service credit under the severance agreements.

•	Outplacement services for a period of two (2) years capped at $100,000 for Mr. Stropki and $50,000 for the other named executive officers.

•

Under the severance agreements, there is no payment, net of taxes, to compensate for the excise tax imposed on these and other payments if they are determined to be excess parachute payments under the U.S. Internal Revenue Code (in other words, excise tax gross-up). Instead, the named executive officers have their severance payments reduced to the 280G (excess parachute payment) safe harbor limit.

Notwithstanding the foregoing, if the underlying transaction that triggered the change in control is abandoned, the Board may nullify the effect of the change in control and reinstate the agreements without prejudice to any action that may have been taken prior to the nullification.

During the period ending on the later of (1) one year following the termination date or (2) the end of the severance period (as described below), if the executive has received or is receiving severance compensation, the executive may not engage in a business enterprise in substantial and direct competition with Lincoln or one of our subsidiaries without our consent, which consent shall not be unreasonably withheld. The severance period commences on the date of the first occurrence of a change in control and ends on the earliest of (a) the third anniversary of the change in control, (b) the executive’s death, or (c) the executive’s sixty-fifth birthday.

In addition to these severance agreements, our outstanding stock option and restricted stock agreements provide for automatic vesting upon a change in control of Lincoln. However, beginning with 2007 awards (made in the fourth quarter of 2006), accelerated vesting for stock option and restricted stock awards upon a change in control also require a termination of employment in connection with the change in control (double-trigger). The same double-trigger applies for the 2011 restricted stock unit awards. In addition, amounts held in executives’ accounts under our Top Hat Plan will be paid out automatically upon a change in control (regardless of whether employment is terminated).

The following events would constitute a change in control:

•	any individual, entity or group is or becomes the beneficial owner of 30% or more of the combined voting power of the then-outstanding voting stock of Lincoln;

•	a majority of the Board of Directors ceases to be comprised of incumbent directors;

•

certain reorganizations, mergers or consolidations, or the sale or other disposition of all or substantially all of the assets of Lincoln or the acquisition of the stock or assets of another corporation, or other transactions are consummated; or

•	there is a complete liquidation or dissolution of Lincoln.

Death or Disability

In addition to the entitlements described above under the heading of “Termination of Employment,” upon death or termination due to disability, a named executive officer (or his beneficiary) would be entitled to receive the following:

•	A pro-rata portion of the annual bonus (MIP), based on the executive’s period of employment during the calendar year subject to achievement of the applicable personal and financial goals;

•

Pro-rata portions of each Cash LTIP, based on the executive’s periods of employment during each of the open three-year cycles and upon completion of each cycle, subject to achievement of the applicable financial goals;

•	Vesting of any unvested stock options, restricted stock awards and restricted stock unit awards;

•	Vesting of accrued benefits under the SERP (nonqualified pension plan) if the named executive officer participates and if the Committee so provides; and

•	Continuing medical and/or dental coverage as a retiree, with 100% of the premium paid by the executive (or his surviving dependents).

The named executive officer (or his estate) would be entitled to exercise his stock options for a period of three years after termination (after which time the options would expire).

Termination and Change in Control Table

The following table sets forth estimates of the potential incremental payments to each of our named executive officers upon the specified termination events and upon a change in control without termination of employment, assuming that each such event took place on the last business day of 2011. The table does not quantify benefits under plans that are generally available to salaried employees and do not discriminate in favor of named executive officers, including the Retirement Annuity Program, the 401(k) plan, the health care plan and the life insurance plan. The 2011 Management Incentive Plan (MIP) payment represents the difference between target MIP and actual MIP payments as disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, if target MIP exceeds actual MIP. In addition, the table includes all equity that is accelerated as a result of termination but does not include the value of outstanding equity awards that have previously vested, such as stock options, which awards are set forth above in the Outstanding Equity Awards at December 31, 2011 For descriptions of the compensation plans and agreements that provide for the payments set forth in the following table, including our change in control agreements, see the “Elements of Executive Compensation” discussion contained in the Compensation Discussion and Analysis section above.

	John M. Stropki, Jr.	Vincent K. Petrella	Frederick G. Stueber	David M. LeBlanc	George D. Blankenship	Christopher L. Mapes
Involuntary Termination/Termination without Cause before Normal Retirement	N/A	$0	$0	$0	$0	$0

Normal Retirement (Age 60):	$1,419,860	Not Eligible	Not Eligible	Not Eligible	Not Eligible	Not Eligible

Long-Term Incentive Plan	$688,000	$0	$0	$0	$0	$0
Stock Options – Accelerated Vesting	$499,144	$0	$0	$0	$0	$0
Restricted Stock/RSUs – Accelerated Vesting	$232,716	$0	$0	$0	$0	$0

Termination Following Change in Control:	$14,272,679	$2,655,496	$2,690,524	$3,113,950	$2,400,584	$2,180,410

Severance	$6,015,000	$1,571,237	$1,384,973	$1,340,000	$1,191,124	$1,353,334
2011 Management Incentive Plan	$0	$0	$0	$0	$0	$0
Long-Term Incentive Plan (Cash LTIP)	$1,647,213	$451,277	$360,067	$321,062	$287,155	$224,985
Stock Options – Accelerated Vesting	$1,119,833	$295,942	$232,474	$235,156	$210,632	$332,952
Restricted Stock/RSUs – Accelerated Vesting	$6,303,093	$1,635,607	$1,305,826	$1,167,732	$1,044,504	$3,131,087
Outplacement Estimate	$100,000	$50,000	$50,000	$50,000	$50,000	$50,000
280G Cutback	($912,460)	($1,348,567)	($642,816)	$0	($382,830)	($2,911,948)

Change in Control (No Termination):	$1,647,213	$451,277	$360,067	$321,062	$287,155	$224,985

2011 Management Incentive Plan	$0	$0	$0	$0	$0	$0
Long-Term Incentive Plan (Cash LTIP)	$1,647,213	$451,277	$360,067	$321,062	$287,155	$224,985

Death or Disability:	$8,110,926	$2,118,216	$1,686,967	$1,538,555	$1,376,469	$3,643,484

Long-Term Incentive Plan	$688,000	$186,667	$148,667	$135,667	$121,333	$179,445
Stock Options – Accelerated Vesting	$1,119,833	$295,942	$232,474	$235,156	$210,632	$332,952
Restricted Stock/RSUs – Accelerated Vesting	$6,303,093	$1,635,607	$1,305,826	$1,167,732	$1,044,504	$3,131,087

COMPENSATION COMMITTEE REPORT

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Lincoln’s management and, based on this review and discussion, recommends that it be included in Lincoln’s Annual Report on Form 10-K for the year ended December 31, 2011 and this proxy statement.

By the Compensation and Executive Development Committee:

/s/ Hellene S. Runtagh, Chair
Harold L. Adams
Stephen G. Hanks
Kathryn Jo Lincoln
William E. MacDonald, III

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL 3)

At our 2011 Annual Meeting, approximately 98% of the shareholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers. The Compensation and Executive Development Committee believes that the shareholder vote confirms the philosophy and objectives of our executive compensation program. The shareholders also expressed overwhelming support for an annual “say-on-pay” vote, which our Board of Directors recommended. Accordingly, the Board is again providing shareholders with the opportunity to cast an advisory vote on the compensation for our named executive officers at the 2012 Annual Meeting in accordance with SEC rules.

Our compensation philosophy is to pay for performance, a philosophy that has been rooted in our company’s history and tradition for over 115 years. Our compensation program consists of elements designed to complement one another and focus on both short-term and long-term performance. The Compensation and Executive Development Committee regularly reviews peer group data and best practices and trends related to executive compensation to ensure that our programs are properly aligned with our business strategy and philosophy, as well as promote shareholder value. The Committee receives advice from independent consultants. In addition to the information provided earlier in the Compensation Discussion and Analysis above, we believe shareholders should consider the following in determining whether to approve this proposal:

Our Culture and Performance

To maintain a performance-driven culture, we:

•	Expect our executives to deliver above-market financial results;

•	Provide systems that tie executive compensation to superior financial performance;

•	Take action when needed to address specific business challenges; and

•	Maintain good governance practices in the design and operation of our executive compensation programs.

We have a long track record of delivering increased value to our shareholders and we have historically delivered above-market performance, across various financial metrics.

Pay for Performance

We provide systems that tie executive compensation to superior financial performance. Historically, while we have delivered above-market financial performance, our executive compensation has generally been below the competitive market – this means we have delivered financial results superior to the executive compensation we have paid out.

We have a balanced pay mix between short and long-term incentives, with a focus on long-term performance:

•

Base Salaries.    Base salaries for our named executive officers, which are set at the 45th percentile of benchmark data (below market), have remained relatively flat since 2008. For 2011, base salaries for our named executive officers were below the 45th percentile, with an average increase of 6% (this excludes Mr. Mapes as he was not an officer until 2011). For 2012, base salaries for our named executive officers increased modestly (4%, on average) to reflect movement to competitive market levels.

•

Annual Bonus (MIP) Awards are Aligned with our Performance and Contain a Balanced Mix of Metrics.    The total cash compensation for our named executive officers, which includes base pay and an MIP, is targeted at the 65th percentile of benchmark data (above market) but requires achievement of superior financial results (well above market). The MIP is based on a balance of metrics – both financial and personal – with the financial components based on EBITB and AOWC/Sales and with a mix of corporate and business unit performance. For 2011, MIP targets for the named executive officers increased 4.7%, on average (this excludes Mr. Mapes as he was not an officer until 2011). For 2012, MIP targets for the named executive officers increased 11%, on average, to reflect movement to competitive market levels. There are no guaranteed bonuses.

•

Long-Term Incentives are Aligned with the Interests of our Shareholders.    We believe that incentives should be based on factors that deliver long-term sustainability for Lincoln. Therefore, the named executive officers receive three types of long-term incentives, but we place the greatest emphasis on those that reward share appreciation. The three components are: stock options, restricted stock and a three-year Cash LTIP. Total awards are targeted at the 50th percentile of benchmark data (at market).

Good Governance Practices

In addition to our emphasis on above-market financial performance and pay-for-performance, we design our programs to be current with best practices and good corporate governance. We also consider the risks associated with any particular program, design or compensation decision. We believe these assessments result in sustained, long-term shareholder value. Some of the governance practices include:

•

Officers are Subject to Stock Ownership Guidelines.    Our officers, including the named executive officers, are subject to stock ownership guidelines of five times base salary for the Chief Executive Officer and three times base salary for the other named executive officers. These levels reflect an increase in the guidelines made during 2011, as Lincoln is committed to ensuring equity ownership by management.

•	Reduced Equity Retirement Benefits. Beginning with awards granted in 2010, we eliminated full vesting of equity awards upon retirement (vesting was changed to pro-rata).

•

Committee Receives Regular Updates.    We regularly update the Compensation and Executive Development Committee on current best practices, trends and legislative changes and the Committee conducts annual reviews of market competitiveness and the relationship of our compensation to financial performance.

•	Committee Retains Independent Advisors. The Committee retains independent compensation consultants and legal advisors to provide input and recommendations on our executive compensation program.

•

We Adopted a Broad Clawback Policy.    We have a clawback policy that applies to our incentive compensation, beginning with the 2011 awards. Our policy goes beyond the requirements of Dodd-Frank and applies to all of our officers.

•

We Adopted Modified Change in Control Agreements.    We adopted change in control agreements during 2009 that eliminated tax gross-ups, conditioned cash severance on a change in control and termination of employment (double-trigger) and capped payments at three times base and bonus for the Chief Executive Officer (with other named executive officers capped at two times base/bonus).

•

Eliminated Tax Gross-Ups.    We eliminated tax gross-ups with the modifications to the change in control agreements. We do not provide tax gross-ups to our executive officers, other than tax equalizations benefits available to all employees on international assignment and modest gross-ups upon relocation available to all domestic employees who relocate.

•	No Multi-Year Guarantees on Compensation. We do not provide for multi-year guarantees for base pay or other compensation.

•

No Dividends on Unvested Restricted Stock or Restricted Stock Units (RSUs).    We do not pay dividends to executives on unvested restricted stock or restricted stock units. We sequester dividends until the award vests (when dividends are paid out in additional common shares).

•	We have not added new SERP participants since 2005. We have not added new participants to our non-qualified retirement program (the SERP) in over seven years.

•

We will not Grant Extra Years Service Credit under the SERP.    We do not provide additional years service credit under our SERP (other than with respect to Mr. Stueber who was awarded this service back in 1995).

•

Performance-Based Equity Awards do not Count for SERP (Pension) Calculation.    We do not include performance-based equity awards or other long-term incentive compensation in the pension calculation for our SERP.

•	No Hedging. Officers are not permitted to use Lincoln stock in hedging activities, such as cashless collars, forward sales, equity swaps and other similar arrangements.

•

Limited Perquisites.    We offer limited perquisites that consist of financial planning services (for which imputed income is charged), an annual physical examination and reimbursement of club dues for two named executive officers (for which imputed income is charged).

As illustrated above, the Committee has and will continue to take action to structure our executive compensation program in a manner that is performance-based, current with best practices and good corporate governance and aimed at sustaining long-term shareholder value. The Board believes that the executive compensation disclosed in the Compensation Discussion and Analysis section, tabular disclosures (including Summary Compensation Table) and other narrative disclosures in this proxy statement aligns with our peer group pay practices and compensation philosophy.

Upon the recommendation of the Board of Directors, and for the reasons stated above, we ask shareholders to consider the following resolution:

RESOLVED, that the compensation awarded to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K as described in the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure) in this proxy statement, as required by the rules of the Securities and Exchange Commission, is hereby approved.

Your Vote Matters to Us

As an advisory vote, this proposal is not binding on us. However, the Compensation and Executive Development Committee of the Board, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Majority Vote Needed

A favorable vote of a majority of the shares of Lincoln common stock present or represented by proxy and entitled to vote on the matter is necessary for approval of the proposal. Abstentions will have the same effect as a vote “against” the proposal and broker non-votes will not be counted for determining whether the proposal is approved.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

RE-APPROVAL OF PERFORMANCE MEASURES UNDER OUR

2007 MANAGEMENT INCENTIVE COMPENSATION PLAN

(PROPOSAL 4)

General

In 2007, our shareholders approved our 2007 Management Incentive Compensation Plan (2007 MICP) to, among other things, approve the material terms for performance-based awards for purposes of Section 162(m) of the U.S. Internal Revenue Code. Under Section 162(m), companies generally may not deduct, for federal income tax purposes, compensation paid to their Chief Executive Officer or the three other highest paid officers (other than the Chief Financial Officer) to the extent that any of these individuals receive compensation in excess of $1 million in any single year. However, if the compensation qualifies as “performance-based,” as defined under Section 162(m), a company may deduct for federal income tax purposes the compensation paid even if such compensation exceeds $1 million in a single year. Under Section 162(m), we must seek shareholder approval of our performance measures under the plan every five years to preserve our ability to receive full tax deductibility for certain performance-based awards.

In 2008, we made technical amendments to the plan, which are described below. The amendments did not otherwise change the terms of the plan as approved by the shareholders in 2007, including eligibility of participants under the plan, the performance measures under the plan and the specific limits on awards under the plan.

We are seeking shareholder approval of the performance measures under our 2007 MICP, as amended, solely to continue to have the flexibility to grant performance-based awards under the plan that would be fully deductible for federal income tax purposes. If the shareholders re-approve the performance measures under our 2007 MICP, the Section 162(m) shareholder approval requirements will be met for awards made through the 2017 Annual Meeting of Shareholders (in other words, another five years).

The material terms of the 2007 MICP performance measures are described below. The following summary is qualified in its entirety by the full text of the plan, which is attached to this proxy statement as Annex A.

Summary Description of the 2007 MICP

Purposes

The purposes of the 2007 MICP are to reinforce corporate, organizational and business-development goals, to promote the achievement of year-to-year financial and other business objectives and to reward the performance of eligible employees in fulfilling their individual responsibilities. An additional purpose of the 2007 MICP is to provide qualified performance-based compensation programs under Section 162(m) in order to preserve our tax deduction for compensation paid under the plan to “covered employees.”

Administration

The 2007 MICP will be administered by the Compensation and Executive Development Committee of the Board, which will consist solely of two or more “outside directors” within the meaning of Section 162(m).

Eligibility

At or prior to the time that performance objectives for a performance period are established, the Committee will designate which employees will participate in the 2007 MICP for such performance period. In determining the persons to whom awards may be granted and the performance goals relating to each award, the Committee may take into account factors the Committee determines to be relevant in connection with accomplishing the purposes of the plan. A bonus award that would otherwise be payable to a participant who is not employed by us on the last day of a performance period may be prorated in the discretion of the Committee. As of the date of this proxy statement, approximately 10 employees are expected to be eligible for participation in the plan in 2012.

Performance Goals

The performance period with respect to which bonuses will be calculated and paid under the 2007 MICP will generally be our fiscal year with respect to annual awards and a period not to exceed 36 months with respect to long-term awards. Within 90 days of the beginning of the performance period and in no event after more than 25% of the performance period has lapsed, the Committee will establish in writing one or more performance goals, specific target objectives for the performance goals and an objective formula or method for computing the amount of bonus compensation awardable to each participant if the performance goals are attained.

The performance goals may be based on one or more of the following criteria, where applicable: (i) pre-tax income or after-tax income, adjusted or pro forma net income; (ii) earnings including operating income, earnings before or after taxes, earnings before or after interest, and/or earnings before or after bonus, depreciation, amortization, or extraordinary or special items or earnings before interest, taxes and bonus or regional basis earnings before interest, taxes and bonus; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets; (iv) operating income; (v) earnings or book value per share (basic or diluted); (vi) return on assets (gross or net), return on investment, return on capital or return on equity; (vii) return on revenues; (viii) net tangible assets (working capital plus property, plants and equipment) or return on net tangible assets (operating income divided by average net tangible assets) or working capital or average operating working capital or average operating working capital to sales (average operating working capital divided by sales); (ix) operating cash flow (operating income plus or minus changes in working capital less capital expenditures); (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital; (xi) sales or sales growth; (xii) operating margin or profit margin; (xiii) share price or total shareholder return; (xiv) earnings from continuing operations; (xv) cost targets, reductions or savings, productivity or efficiencies; (xvi) economic value added; and (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, financial management, project management, supervision of litigation, information technology or goals relating to divestitures, joint ventures or similar transactions.

Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criterion or the attainment of a percentage increase or decrease in the particular criterion, and may be applied to one or more of the Company or a subsidiary of the Company, or a division or strategic business unit of the Company, all as determined by the Committee. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur) and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

The Committee will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting us or any subsidiary of ours or our financial statements, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Maximum Bonuses

The maximum payment under an annual award is limited to $4,000,000, and the maximum payment under a long-term award is limited to $4,000,000.

Limitation on Committee’s Discretion

The Committee does not have the authority to grant awards for a performance period if the performance goals for the performance period have not been attained, nor may it increase an award above the maximum payment amounts set forth in the 2007 MICP. The Committee may, in its discretion, reduce or eliminate the amounts payable to any participant, provided that the exercise of such discretion would not cause such awards to fail to qualify as performance-based awards for purposes of Section 162(m).

Committee Certification of Performance Goal Attainment

As soon as practicable after the end of each performance period (or such sooner time as the performance goals have been met), and before any awards for a particular year can be paid, the Committee shall certify in writing to what extent the Company and the participants have achieved the performance goals for the performance period, including the specific target objectives and the satisfaction of any other material terms of the bonus award, and the Committee shall calculate the amount of each participant’s bonus for the performance period based upon the performance goals, objectives and computation formulae for the performance period.

Change in Control

If an award that a participant earned under the 2007 MICP during a performance period that ended prior to a change in control of the Company (as defined in the plan) has neither been paid to the participant nor credited to such participant under a deferred compensation plan prior to the change in control, such award shall be paid to the participant within 30 days following the change in control and in no event later than March 14 of the year in which the performance period ended.

Amendments; Termination of the Plan

The 2007 MICP may be amended or terminated by the Board or the Committee, provided that no amendment of the plan may be made without the approval of shareholders if such amendment would require shareholder approval in order for the plan to continue to comply with Section 162(m). In addition, no amendment may affect adversely any of the rights of any participant under any award following the end of the performance period to which such award relates, provided that the exercise of the Committee’s discretion to reduce the amount of an award will not be deemed an amendment of the 2007 MICP.

Benefits under the Plan

Inasmuch as individual benefits under the 2007 MICP will be determined by the Committee, benefits to be paid under the plan are not determinable at this time.

Majority Vote Needed

Approval of the performance measures under the 2007 MICP requires the affirmative vote of a majority of shares represented in person or by proxy and entitled to vote on this item. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote “against”. Broker non-votes will not be considered entitled to vote on this item, and therefore will not be counted in determining the results. Unless otherwise directed, shares represented by proxy will be voted FOR approval of this Proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RE-APPROVAL OF THE PERFORMANCE MEASURES UNDER OUR 2007 MANAGEMENT INCENTIVE COMPENSATION PLAN

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding outstanding options and shares reserved for issuance under our equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans:
Approved by security holders	4,178,215	$26.57	3,061,346
Not approved by security holders	–	–

Total	4,178,215	26.57	3,061,346

MANAGEMENT OWNERSHIP OF SHARES

The following table sets forth certain information regarding ownership of shares of common stock of Lincoln as of December 31, 2011 by each of the Directors, Director nominees and each of our executive officers named in the Summary Compensation Table above, as well as all Directors, Director nominees and executive officers as a group. Except as otherwise indicated, voting and investment power with respect to shares reported in this table are not shared with others. Mr. Espeland was not a Director as of December 31, 2011 so his holdings are not included in the table.

BENEFICIAL OWNERSHIP TABLE
Directors and Director Nominees	Number of Shares of Lincoln Common Stock Beneficially Owned[1]	Percent of Class

Harold L. Adams	47,643[2]	*
David H. Gunning	30,613[3]	*
Stephen G. Hanks	24,643[4]	*
Robert J. Knoll	18,643[5]	*
G. Russell Lincoln	481,397[6]	*
Kathryn Jo Lincoln	1,069,753[7]	1.28%
William E. MacDonald, III	15,083[8]	*
Hellene S. Runtagh	35,643[9]	*
George H. Walls, Jr.	35,643[10]	*

Named Executive Officers

John M. Stropki, Jr.	1,057,747[11]	1.25%
Christopher L. Mapes	6,303[12]	*
Vincent K. Petrella	232,213[13]	*
Frederick G. Stueber	145,971[14]	*
David M. LeBlanc	100,632[15]	*
George D. Blankenship	107,599[16]	*

All Directors, Director Nominees and Executive Officers as a group (19 persons)	3,591,373[17]	4.21%

*	Indicates less than 1%

[1]

Reported in compliance with the beneficial ownership rules of the Securities and Exchange Commission, under which a person is deemed to be the beneficial owner of a security, for these purposes, if he or she has or shares voting power or investment power over the security or has the right to acquire the security within 60 days of December 31, 2011.

[2]	Includes 7,269 restricted shares and 31,000 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2011.

[3]	Includes 7,269 restricted shares and 11,000 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2011.

[4]	Includes 7,269 restricted shares and 12,000 shares that may be acquired upon the exercise of stock options within 6 0 days of December 31, 2011.

[5]	Includes 7,269 restricted shares.

[6]

Of the shares reported, Mr. Lincoln held of record 352,337 shares, 7,269 shares of which are restricted shares. An additional 1,028 shares were held of record by his spouse. The remaining shares were held of record as follows: 12,318 shares by a trust for the benefit of his son, as to which Mr. Lincoln is a trustee; 35,154 shares by the Laura R. Heath Family Trust for which Mr. Lincoln serves as trustee; 61,560 shares by The G.R. Lincoln Family Foundation for which Mr. Lincoln serves as a trustee; and 19,000 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2011. Mr. Lincoln disclaims beneficial ownership of the shares held by his spouse, the trusts and the Foundation.

[7]

Of the shares reported, 46,666 shares were held of record by a trust established by Ms. Lincoln, under which she has sole investment and voting power and which shares have been pledged in connection with a margin loan, 7,269 shares are restricted shares and 200 shares are held by her son (as to which Ms. Lincoln disclaims beneficial ownership). The remaining shares were held of record as follows: 1,003,244 shares were held of record by the Lincoln Institute of Land Policy, of which Ms. Lincoln is the Chair, as to which shares Ms. Lincoln disclaims beneficial ownership; and 7,000 shares may be acquired upon the exercise of stock options within 60 days of December 31, 2011.

[8]	Includes 7,269 restricted shares.

[9]	Includes 7,269 restricted shares and 19,000 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2011.

[10]	Includes 7,269 restricted shares and 13,000 shares that may be acquired upon the exercise of stock options within 60 days of December 31, 2011.

[11]

Of the shares reported, Mr. Stropki held of record 238,854 shares, 109,212 shares of which are restricted shares and 221 shares of which were held of record by a trust established by Mr. Stropki and his spouse, over which they share investment and voting power. Mr. Stropki has the right to acquire 818,893 shares upon the exercise of stock options within 60 days of December 31, 2011.

[12]	Of the shares reported, Mr. Mapes held of record 6,303 shares, 4,294 shares of which are restricted shares.

[13]

Of the shares reported, Mr. Petrella held of record 48,767 shares, 15,682 shares of which are held jointly by Mr. Petrella and his spouse and over which they share voting and investment power, and 28,160 shares of which are restricted shares. Mr. Petrella has the right to acquire 183,446 shares upon the exercise of stock options within 60 days of December 31, 2011.

[14]

Of the shares reported, Mr. Stueber held of record 40,712 shares, 22,740 shares of which are restricted shares and 40 shares of which are held by his son (as to which Mr. Stueber disclaims beneficial ownership). Mr. Stueber has the right to acquire 105,259 shares upon the exercise of stock options within 60 days of December 31, 2011.

[15]

Of the shares reported, Mr. LeBlanc held of record 30,786 shares, 19,470 shares of which are restricted shares. Mr. LeBlanc has the right to acquire 69,846 shares upon the exercise of stock options within 60 days of December 31, 2011.

[16]

Of the shares reported, Mr. Blankenship held of record 42,139 shares, 2,140 of which are held jointly by Mr. Blankenship and his spouse and over which they share voting power, and 17,400 shares which are restricted shares. Mr. Blankenship has the right to acquire 65,460 shares upon the exercise of stock options within 60 days of December 31, 2011.

[17]	Includes 1,467,119 shares which all executive officers and Directors, as a group, have or had the right to acquire upon the exercise of stock options within 60 days of December 31, 2011.

In addition to the above management holdings, as of December 31, 2011, the 401(k) plan held 2,297,842 shares of Lincoln common stock, or approximately 2.74% of the shares of Lincoln common stock outstanding.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and beneficial owners of 10% or more of the outstanding shares of common stock of Lincoln to file reports of beneficial ownership and changes in beneficial ownership with respect to the securities of Lincoln with the Securities and Exchange Commission and to furnish copies of those reports to us. Based solely on a review of the Forms 3, 4 and 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2011 we believe that for the year 2011 all filing requirements were met on a timely basis.

OTHER OWNERSHIP OF SHARES

Set forth below is information about the number of shares held by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to us to be an owner of more than 5% of the shares of our common stock as of December 31, 2011.

Name and Address of Beneficial Owner	No. of Shares and Nature of Beneficial Ownership	Percent of Class
Royce & Associates, LLC	8,282,844	9.88%
745 Fifth Avenue
New York, New York 10151

According to its Schedule 13G, most recently amended on January 18, 2012, Royce & Associates, LLC has sole voting and dispositive power over 8,282,844 shares. In its Schedule 13G filing, Royce states that the shares of Lincoln common stock reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, none of the Compensation and Executive Development Committee members were employees of Lincoln or any of its subsidiaries, and there were no reportable business relationships between Lincoln and the Compensation and Executive Development Committee members. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation and Executive Development Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

OTHER MATTERS

The Board knows of no other matters that are likely to be brought before the Annual Meeting, but if any such matters properly come before the Annual Meeting, the persons named in the enclosed Proxy, or their substitutes, will vote the Proxy in accordance with their best judgment.

LINCOLN ELECTRIC HOLDINGS, INC.

Frederick G. Stueber

Senior Vice President,

General Counsel and Secretary

By Order of the Board of Directors

Cleveland, Ohio

March 23, 2012

ANNEX A

LINCOLN ELECTRIC HOLDINGS, INC.

2007 Management Incentive Compensation Plan

(as amended and restated as of December 31, 2008)

1. Purpose. The purpose of the Lincoln Electric Holdings, Inc. 2007 Management Incentive Compensation Plan is to reinforce corporate, organizational and business-development goals, to promote the achievement of year-to-year financial and other business objectives and to reward the performance of eligible employees in fulfilling their personal responsibilities.

2. Definitions. The following terms, as used herein, shall have the following meanings:

(a) “Affiliate” shall mean, with respect to the Company or any of its subsidiaries, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company.

(b) “Award” shall mean an incentive compensation award, granted pursuant to the Plan, that is contingent upon the attainment of Performance Goals with respect to a Performance Period. An Award shall be designated as either an “Annual Award” or a “Long-Term Award.”

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Change in Control” shall mean (i) for the purposes of vesting of any Award, the occurrence of a Change in Control as defined in the Company’s 2006 Equity and Performance Incentive Plan (or as set forth in the applicable award agreement under such plan); and (ii) for purposes of payment of any Award that would be deferred compensation within the meaning of Section 409A of the Code, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, within the meaning of Section 409A of the Code.

(e) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean the Compensation and Executive Development Committee of the Board of Directors, the composition of which shall at all times consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(g) “Company” shall mean Lincoln Electric Holdings, Inc. and its successors.

(h) “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

(i) “Disability” means a disability covered under the Company’s long-term disability program.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k) “Negative Discretion” shall mean discretion exercised by the Committee to cancel or reduce the amount of payment under an Award; provided that the exercise of such discretion shall not cause the affected Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

(l) “Participant” shall mean any employee of the Company or an Affiliate who is, pursuant to Section 4 of the Plan, selected to participate in the Plan.

(m) “Performance Goals” shall mean performance goals based on one or more of the following criteria, where applicable: (i) pre-tax income or after-tax income, adjusted or pro forma net income; (ii) earnings including operating income, earnings before or after taxes, earnings before or after interest, and/or earnings before or after bonus, depreciation, amortization, and/or extraordinary or special items or earnings before interest, taxes and bonus or regional basis earnings before interest, taxes and bonus; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets; (iv) operating income; (v) earnings or book value per share (basic or diluted); (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) return on revenues; (viii) net tangible assets (working capital plus property, plants and equipment) or return on net tangible assets (operating income divided by average net tangible assets) or working capital or average operating working capital or average operating working capital to sales (average operating working capital divided by sales); (ix) operating cash flow (operating income plus or minus changes in working capital less capital expenditures); (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) sales or sales growth; (xii) operating margin or profit margin; (xiii) share price or total shareholder return; (xiv) earnings from continuing operations; (xv) cost targets, reductions or savings, productivity or efficiencies; (xvi) economic value added; and (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, financial management, project management, supervision of litigation, information technology, or goals relating to divestitures, joint ventures or similar transactions. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criterion or the attainment of a percentage increase or decrease in the particular criterion, and may be applied to one or more of the Company or a subsidiary of the Company, or a division or strategic business unit of the Company, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur) and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

(n) “Performance Period” shall mean, unless the Committee determines otherwise, a period of no longer than (i) 12 months with respect to an Annual Award and (ii) 36 months with respect to a Long-Term Award.

(o) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(p) “Plan” shall mean Lincoln Electric Holdings, Inc. 2007 Management Incentive Compensation Plan, as amended from time to time.

(q) “Retirement” means a Participant’s retirement from active employment with the Company and each of its Affiliates pursuant to which the Participant is entitled to receive a normal retirement pension under The Lincoln Electric Company Retirement Annuity Program.

3. Administration. The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any parent or subsidiary of the Company or the financial statements of the Company or any parent or subsidiary of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant).

Subject to Section 162(m) of the Code or as otherwise required for compliance with other applicable law, the Committee may delegate all or any part of its authority under the Plan to any officer or officers of the Company.

4. Eligibility. Awards may be granted to Participants in the sole discretion of the Committee. In determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5. Terms of Awards. Awards granted pursuant to the Plan shall be communicated to Participants in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein.

(a) In General. On or prior to the earlier of the 90th day after the commencement of a Performance Period or the date on which 25% of a Performance Period has elapsed, the Committee shall specify in writing, by resolution of the Committee or other appropriate action, the Participants for such Performance Period and the Performance Goals applicable to each Award for each Participant with respect to such Performance Period. Unless otherwise provided by the Committee in connection with specified terminations of employment, payment in respect of Awards shall be made only if and to the extent the Performance Goals with respect to such Performance Period are attained.

(b) Special Provisions Regarding Awards. Notwithstanding anything to the contrary contained in this Section 5, the maximum amount that may be paid to a Covered Employee under the Plan with respect to an Annual Award is $4 million and the maximum amount that may be paid to a Covered Employee under the Plan with respect to a Long-Term Award is $4 million. Notwithstanding anything to the contrary herein, in determining the amount of payment under an Award in respect of a Performance Period, the Committee may cancel an Award or reduce the amount payable under an Award that was otherwise earned during a Performance Period through the use of Negative Discretion if, in the Committee’s sole discretion, such cancellation or reduction is appropriate. In no event shall any discretionary authority granted to the Committee by the Plan including, but not limited to, Negative Discretion, be used to (i) grant or provide payment in respect of Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (b) increase an Award above the maximum amount payable under this Section 5(b).

(c) Time and Form of Payment. All payments in respect of Awards granted under this Plan shall be made in cash on March 14th of the year following the year in which the Performance Period ends.

6. Section 409A of the Code. Awards under the Plan are intended to comply with Section 409A of the Code and all Awards shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan or any Award to the contrary, in the event that the Committee determines that any Award may or does not comply with Section 409A of the Code, the Company may adopt such amendments to the Plan and the affected Award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Plan and any Award from the application of Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to Award, or (ii) comply with the requirements of Section 409A of the Code.

Notwithstanding any provisions of this Plan to the contrary, if a Participant is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to policies adopted by the Company) on his date of separation from service and if any portion of an Award to be received by the Participant upon his or her separation from service would be considered deferred compensation under Section 409A of the Code, amounts of deferred compensation that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Participant’s separation from service will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of the Participant’s separation from service and (ii) the Participant’s death.

7. General Provisions.

(a) Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b) Nontransferability. Awards shall not be transferable by a Participant except upon the Participant’s death following the end of the Performance Period but prior to the date payment is made, in which case the Award shall be transferable in accordance with any beneficiary designation made by the Participant in accordance with Section 7(l) below or, in the absence thereof, by will or the laws of descent and distribution.

(c) No Right To Continued Employment. Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way whatever rights otherwise exist of the Company to terminate such Participant’s employment or change such Participant’s remuneration.

(d) Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company shall have the right either to deduct from the payment, or to require the Participant or such other person to pay to the Company prior to delivery of such payment, an amount sufficient to satisfy any federal, state, local or other withholding tax requirements related thereto.

(e) Amendment, Termination and Duration of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant under any Award following the end of the Performance Period to which such Award relates, provided that the exercise of the Committee’s discretion pursuant to Section 5(b) to reduce the amount of an Award shall not be deemed an amendment of the Plan.

(f) Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(g) Termination of Employment.

(i) Unless otherwise provided by the Committee, and except as set forth in subparagraph (ii) of this Section 7(g), a Participant must be actively employed by the Company or one of its Affiliates at the end of the Performance Period in order to be eligible to receive payment in respect of such Award.

(ii) Unless otherwise provided by the Committee, if a Participant’s employment is terminated as result of death, Disability or Retirement prior to the end of the Performance Period, the Participant’s Award shall be cancelled and in respect of his or her cancelled Award the Participant shall receive a pro rata portion of the Award as determined by the Committee.

(h) Change in Control. If any Award which a Participant earned under the Plan during any Performance Period which ended prior to a Change in Control has neither been paid to the Participant nor credited to such Participant under a deferred compensation plan maintained or sponsored by the Company or an Affiliate prior to the Change in Control, such Award shall be paid to the Participant within thirty (30) days following such Change in Control and in no event later than the date specified in Section 5(c).

(i) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(j) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Ohio without giving effect to the conflict of laws principles thereof.

(k) Effective Date. The Plan shall take effect upon its adoption by the Board; provided, however, that the Plan shall be subject to the requisite approval of the shareholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any Awards made pursuant to the Plan prior to the date of such approval) shall be null and void.

(l) Beneficiary. A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation; provided, that, in the event the Participant does not designate a beneficiary with respect to a particular Award, the Participant’s most recent beneficiary designation form on file with the Company shall control. If no designated beneficiary survives the Participant and an Award is payable to the Participant’s beneficiary pursuant to Section 7(b), the Participant’s estate shall be deemed to be the grantee’s beneficiary.

(m) Interpretation. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

SHAREOWNER SERVICESSM P.O. BOX 64945 ST. PAUL, MN 55164-0945

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M42030-P20070	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

LINCOLN ELECTRIC HOLDINGS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors Recommends a Vote FOR all nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4. All of the proposals have been proposed by Lincoln. The shares represented by your proxy will be voted in accordance with the voting instructions you specify below.

		☐	☐	☐

1.	Election of directors: Class Whose Term Ends in 2015:
Nominees:
01) Harold L. Adams
02) Curtis E. Espeland
03) Robert J. Knoll
04) John M. Stropki, Jr.

						For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2012.					☐	☐	☐

3.	To approve, on an advisory basis, the compensation of our named executive officers.					☐	☐	☐

4.	To re-approve the performance measures under our 2007 Management Incentive Compensation Plan.					☐	☐	☐

In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) to the Annual Meeting.

Address Change? Mark box, sign, and indicate changes on the back:	☐

I plan to attend the Annual Meeting.	☐ Yes	☐ No	I consent to access future shareholder communications over the Internet as stated in the proxy statement.	☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast FOR all nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

LINCOLN ELECTRIC HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 26, 2012

11:30 a.m.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

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M42031-P20070

LINCOLN ELECTRIC HOLDINGS, INC.	PROXY AND VOTING INSTRUCTION

THIS PROXY AND THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 26, 2012.

The shareholder signing this card appoints John M. Stropki, Jr., Vincent K. Petrella and Frederick G. Stueber, together or separately, as proxies, each with the power to appoint a substitute. They are directed to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares held by the signing shareholder on the record date, at the Company’s Annual Meeting of Shareholders to be held at 11:30 a.m., local time, on April 26, 2012, or at any postponement(s) or adjournment(s) of the meeting, and, in their discretion, on all other business properly brought before the meeting or at any postponement(s) or adjournment(s) of the meeting.

As described more fully in the proxy statement and on the reverse side, this card also provides voting instructions to Fidelity Management Trust Company, as Trustee under The Lincoln Electric Company Employee Savings Plan (“401(k) Plan” or “Plan”). The signing Plan participant directs the Trustee to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares credited to the account of the signing Plan participant as of the record date, at the Annual Meeting of Shareholders, and in the Trustee’s discretion, on all other business properly brought before the meeting.

NOTE TO PARTICIPANTS IN THE LINCOLN ELECTRIC COMPANY EMPLOYEE SAVINGS PLAN (“401(k) PLAN” or “PLAN”). As a participant in the 401(k) Plan, you have the right to direct Fidelity Management Trust Company, as Trustee for the Plan, to vote the shares allocated to your Plan account. Participant voting directions will remain confidential. Please note that the number of shares reported on this card is an equivalent number of shares based on the units credited to your Plan account. To direct the Trustee by mail to vote the shares allocated to your Plan account, please mark the voting instruction form and sign and date it on the reverse side. A postage-paid envelope for mailing has been included with your materials. To direct the Trustee by telephone or over the Internet to vote the shares allocated to your Plan account, please follow the instructions and use the Company Number given on the reverse side. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) Plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

If you do not give specific voting directions on the voting instruction form or when you vote by phone or over the Internet, the Trustee will vote the Plan shares as recommended by the Board of Directors. If you do not return the voting instruction form or do not vote by phone or over the Internet by 11:59 p.m. Eastern Time on April 21, 2012, the Trustee shall not vote the Plan shares. Plan shares representing forfeited Account values that have not been reallocated at the time of the proxy solicitation will be voted by the Trustee in proportion to the way other 401(k) Plan participants directed their Plan shares to be voted.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.